UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2020

VIRTUSA CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33625	04-3512883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

132 Turnpike Rd Southborough, Massachusetts	01772
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (508) 389-7300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	VRTU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On September 9, 2020, Virtusa Corporation, a Delaware corporation (the “Company”), Austin HoldCo Inc., a Delaware corporation and entity wholly owned by funds affiliated with Baring Private Equity Asia (“Parent”), and Austin BidCo Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

The Board of Directors of the Company (the “Company Board”), has unanimously, (i) approved and declared advisable the Merger Agreement and the other Transaction Agreements, the Merger and the other Transactions and approved the execution, delivery and performance of the Merger Agreement and the other Transaction Agreements, (ii) determined that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement and approve the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (iv) rendered the limitations on business combinations contained in Section 203 of the DGCL inapplicable to the Merger, the Merger Agreement, the other Transaction Agreements and the transactions contemplated thereby, and (v) elected that the Merger not be subject to any “moratorium” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to the Merger Agreement.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Company common stock, par value $0.01 per share (the “Company Common Stock”) issued and outstanding (other than (i) shares held by the Company as treasury stock or owned by Parent or Sub and (ii) shares held by stockholders who have properly and validly exercised their statutory rights of appraisal in respect of such shares) will be automatically converted into the right to receive cash in an amount equal to $51.35 per share, without interest and net of any withholding of taxes thereon (the “Merger Consideration”). The Merger Agreement and the Voting Agreement (as defined below) provide that immediately prior to the Effective Time, all issued and outstanding shares of Company Series A Preferred Stock (as defined below) will be converted into shares of Company Common Stock at the then applicable Conversion Rate (as defined in the Certificate of Powers, Designations, Preferences and Rights of such Company Series A Preferred Stock (the “Preferred Stock Certificate of Designation”)), including any increase to the Conversion Rate pursuant to Section 6(i) of the Preferred Stock Certificate of Designation, but subject to the consummation of the Merger.

At the Effective Time by virtue of the Merger and without any action on the part of the holders, (i) each Company Stock Award, whether vested or unvested, that is outstanding and held by a non-employee member of the Company Board immediately prior to the Effective Time, (ii) each Company Stock Award that is vested (after taking into account the effect of the Merger) and outstanding immediately prior to the Effective Time and (iii) the Applicable Percentage of each Company Stock Award that is unvested (after taking into account the effect of the Merger) and outstanding immediately prior to the Effective Time, with the Applicable Percentage for any holder to be applied by the Company pro-rata across all of such holder’s unvested and outstanding Company Stock Awards, by grant date and award type (each such award as described in clauses (i), (ii) and (iii), a “Closing Company Stock Award”) shall, immediately prior to the Effective Time, be cancelled and extinguished and, in exchange therefor, each former holder of any such Closing Company Stock Award shall have the right to receive an amount in cash equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Closing Company Stock Award (it being agreed that for each Closing Company Stock Award subject to performance-based vesting conditions, the aggregate number of shares of Company Common Stock subject to such award will be deemed to be the target number of shares set forth in the applicable award agreement) immediately prior to the Effective Time and (y) the Merger Consideration, less any per share exercise or purchase price of such Closing Company Stock Award immediately prior to such cancellation, net of applicable withholding taxes and without interest (such amounts payable the “Closing Stock Award Payments”). From and after the Effective Time, any such Closing Company Stock Award shall no longer be exercisable by the former holder thereof or settleable in Company Common Stock, but shall entitle such holder only to the payment of the Closing Stock Award Payments; provided that any Closing Company Stock Award that is an option to purchase Company Common Stock that has an exercise price equal to or greater than the Merger Consideration shall be cancelled without any consideration. “Applicable Percentage” as defined with more specificity in the Merger Agreement means the lesser of (i) seventy percent (70%) and (ii) the percentage of the aggregate number of Company Stock Awards that are unvested (after taking into the effect of the Merger) and outstanding immediately prior to the Effective Time with an aggregate value of at least $13,000,000.

In addition, at the Effective Time by virtue of the Merger and without any action on the part of the holders, each Company Stock Award other than a Closing Company Stock Award (each such award, an “Assumed Company Stock Award”) shall, immediately prior to the Effective Time, be cancelled and replaced with a conditional right (each, a “Cash Replacement Award”) to receive an amount in cash equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Assumed Company Stock Award (it being agreed that for each Assumed Company Stock Award subject to performance-based vesting conditions, the aggregate number of shares of Company Common Stock subject to such award will be deemed to be the target number of shares set forth in the applicable award agreement and such awards will no longer be subject to any performance-based vesting conditions) immediately prior to the Effective Time and (y) the Merger Consideration, less any per share exercise or purchase price of such Assumed Company Stock Award immediately prior to such cancellation, net of applicable withholding taxes and without interest, provided that the payment of any such amount to any holder will be conditioned on certain service requirements applicable to the holder following the Closing, as set forth in the Merger Agreement. Each Cash Replacement Award shall be paid no later than the Company’s next regular payday following the earliest of (A) the applicable vesting date, (B) the date that is 12 months following the closing date of the Merger (the “Retention Date”) or (C) the date that is 60 days after the date the holder’s employment is terminated by the Company without Cause (as defined in the Merger Agreement) or by the holder for Good Reason (as defined in the Merger Agreement).

The completion of the Merger is subject to the satisfaction or waiver of certain customary conditions, including, among others: (i) the adoption of the Merger Agreement by the Company’s stockholders, (ii) termination or expiration of any waiting periods applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other similar laws in other jurisdictions (the “Antitrust Approval”), (iii) the absence of any temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other law, restraint or prohibition by any governmental entity preventing the consummation of the Merger, (iv) approval from the Committee on Foreign Investment in the United States (CFIUS) (the “CFIUS Approval”), (v) the representations and warranties of the parties being true and correct subject to certain materiality qualifications and all covenants of the parties having been complied with in all material respects, (vi) all shares constituting the Company Series A Preferred Stock being converted into Company Common Stock and (vii) the absence of a Company material adverse effect. The Merger is not subject to approval by the stockholders of Parent or to any financing condition, and Parent represents and warrants in the Merger Agreement that the proceeds of the equity financing of Parent when funded in accordance with the equity commitment letters (as described below), together with the funding of the debt financing in accordance with the debt commitment letter, will in the aggregate be sufficient to fund all of Parent’s payment obligations under the Merger Agreement and in connection with the transactions contemplated thereby.

The Merger Agreement contains representations and warranties customary for transactions of this type. The Company has agreed to various customary covenants and agreements, including, among others, (i) to conduct its and its subsidiaries’ businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted during the period between the execution of the Merger Agreement and the Effective Time and not to engage in certain kinds of transactions during this period; (ii) to forego paying any dividend or other distribution in respect of its shares of Company Common Stock during the period between the execution of the Merger Agreement and the Effective Time; and (iii) to call a special meeting of the Company’s stockholders to adopt the Merger Agreement and obtain the requisite approval of the Company’s stockholders.

The Merger Agreement contains a customary “no-shop” provision under which the Company is not permitted to, among other things, (i) solicit or encourage any alternative acquisition proposals, (ii) furnish any non-public information to any person in connection with or in response to any alternative acquisition proposal, (iii) enter into or continue in any negotiations or discussions with any person with respect to any alternative acquisition proposal or otherwise facilitate any alternative acquisition proposal, (iv) waive any “standstill” or similar agreement, (v) approve, endorse or recommend any alternative acquisition proposal, or (v) enter into any agreement relating to any alternative acquisition proposal. The “no-shop” provision is subject to certain exceptions that permit the Company Board to comply with its fiduciary duties, which, under certain circumstances, would enable the Company to provide information to, and enter into discussions or negotiations with, third parties in response to any alternative acquisition proposals.

The Merger Agreement contains certain termination rights for the Company and Parent, including, among others, (i) by mutual agreement of the Parties to terminate, (ii) by either party if the Effective Time has not occurred on or before June 9, 2021 (the “Outside Date,” subject to one three (3) month automatic extension if the Antitrust Approval or the CFIUS Approval have not been obtained by the Outside Date), any law or order that has the effect of preventing the consummation of the Merger has become final and nonappealable, or the requisite approval of the Company’s stockholders is not obtained at the stockholder meeting, (iii) by either party if the other party has breached or failed to perform in any material respect any of its representations and warranties or covenants under the Merger Agreement such that a closing condition is not satisfied (subject to notice and cure and other customary exceptions), (iv) by either party if the Company Stockholder Approval is not obtained, (v) by Parent if the Company Board changes its recommendation to the Company’s stockholders and (vi) by the Company to accept a Superior Proposal (as defined below) or (vi) if Parent fails to close the Merger when required to do so under the Merger Agreement.

Upon termination of the Merger Agreement, the Company will be required to pay Parent a fee (the “Termination Fee”) of $54,330,000 (less any expenses previously paid to Parent in the case of a termination that resulted in the payment of the Termination Fee) if (i) Parent terminates the Agreement as a result of the Company Board changing its recommendation to the Company’s stockholders or the Company has materially breached any of the no solicitation provisions in the Merger Agreement, (ii) the Company terminates the Merger Agreement to accept a Superior Proposal with any other party or (iii) an alternative acquisition proposal is made to the Company or made to the shareholders generally or is otherwise publicly known or any person has publicly announced an intention to make an alternative acquisition proposal and thereafter (x) the Merger Agreement is terminated by either party due to the Merger not being consummated by the Outside Date or the Stockholder Approval not being obtained or by the Parent if the Company has breached or failed to perform in any material respect any of its representations and warranties or covenants under the Merger Agreement such that a closing condition is not satisfied (subject to notice and cure and other customary exceptions) and (x) within twelve (12) months of such termination, the Company enters into an acquisition agreement with respect to any alternative acquisition proposal or any alternative acquisition proposal is consummated. The Merger Agreement also provides that Parent will pay the Company a fee of $108,660,000 if Parent or Sub willfully and materially breaches the Merger Agreement and such breach is the primary cause of the consummation of the Merger not occurring or fails to consummate the Merger when required to do so under the Merger Agreement. In addition, if the Merger Agreement is terminated by either party because the Company’s stockholders fail to adopt the Merger Agreement, or by Parent due to the Company’s uncured material breach, the Company will be required to reimburse Parent expenses incurred up to $3,500,000 in the aggregate.

Prior to obtaining the approval of the Company’s stockholders, the Company Board may change its recommendation that stockholders vote to adopt the Merger Agreement in response to (i) any material fact, event, change, development or circumstance related to the Company (A) that first occurs after the date of the Merger Agreement which (x) is unknown to, nor reasonably foreseeable by, the Company Board as of or prior to the date of the Merger Agreement and (y) becomes known to or by the Company Board prior to the receipt of the requisite approval of the Company’s stockholders or (B) that occurred prior to the date of the Merger Agreement which (x) was known or reasonably foreseeable by the Company Board as of the date of the Merger Agreement, but the consequences of which were not known or reasonably foreseeable to the Company Board as of the date of the Merger Agreement and (y) which consequences became known to or by the Company Board prior to the receipt of the Company Stockholder Approval (an “Intervening Event”) or (ii) a binding bona fide written acquisition proposal that the Company Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, would result in a transaction that is more favorable from a financial point of view to the holders of Company Common Stock than the Merger (a “Superior Proposal”) (in which case the Company may also terminate the Merger Agreement to enter into such Superior Proposal, subject to the certain conditions including payment of the Termination Fee, as described above), if, in either case, the Company Board determines that the failure to change its recommendation in such circumstances would be inconsistent with its fiduciary obligations to the stockholders of the Company under Delaware law.

Before the Company Board may change its recommendation in connection with an Intervening Event or a Superior Proposal, or terminate the Merger Agreement to accept a Superior Proposal, the Company must provide Parent five business days’ notice in the case of an Intervening Event or a Superior Proposal that the Company Board intends to change its recommendation, during which period the Company will negotiate with Parent (to the extent Parent desires to do so) to make adjustments to the terms and conditions of the Merger Agreement so as to permit the Company Board to determine that the failure to change its recommendation in respect of the Intervening Event would no longer be inconsistent with its fiduciary obligations or that the acquisition proposal no longer constitutes a Superior Proposal.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete, and is qualified in its entirety by reference to, the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Sub. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement have been made solely for the benefit of the parties to the Merger Agreement and are qualified by information in confidential disclosure schedules provided by each of the Company and Parent in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company and Parent rather than establishing matters as facts. Accordingly, the representations and warranties in the Merger Agreement should not be relied upon as characterizations of the actual state of facts about the Company or Parent.

Voting Agreement

In connection with the execution of the Merger Agreement, Parent entered into a voting agreement (the “Voting Agreement”) with its current directors and certain executive officers and stockholders. The Orogen Group (“Orogen”), which holds 108,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Company Series A Preferred Stock”), and whose chief executive officer is Vikram Pandit, an independent member of the Board, entered into the Voting Agreement under which it has agreed to vote all of Orogen’s Company Series A Preferred Stock in favor of the Merger. Orogen’s shares of Company Series A Preferred Stock are convertible into 3,000,000 shares of Company Common Stock and represent approximately 10% of the voting power of the Company. The Company’s directors and executive officers have also entered into the Voting Agreement, and hold an additional approximate 5.7% of the voting power of the Company.

The Voting Agreement provides that, among other things, each of the stockholders has agreed to vote or cause to be voted, all of the shares of Company Common Stock beneficially owned by such stockholder in favor of the stockholder proposals submitted at the Company’s stockholders meeting to be held in connection with the Merger. In addition, the Voting Agreement provides that each of the holders of the Company Series A Preferred Stock that are party to the Voting Agreement has agreed to submit all of its shares of Company Series A Preferred Stock for conversion into shares of Company Common Stock in accordance with the Certificate of Powers, Designations, Preferences and Rights of such Company Series A Preferred Stock, with such conversion to only become effective immediately prior to the Effective Time in connection with the consummation of the Merger.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the form of the Voting Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Parent Financing

Parent has obtained equity and debt financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement and paying related fees and expenses. The obligations of the equity investors to provide equity financing under the equity commitment letter are subject to customary conditions. The obligations of the lenders to provide debt financing under the debt commitment letter are subject to customary conditions.

Guarantee

Concurrently with the execution of the Merger Agreement, the equity investors have entered into a limited guarantee, pursuant to which they have agreed to guarantee Parent’s obligation to pay any termination fee, reimburse and indemnify the Company with respect to certain expenses in connection with the Merger and pay certain other amounts.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving the Company and may be deemed to be solicitation material in respect of the proposed merger transaction. In connection with the proposed merger transaction, the Company will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that the Company may file with the SEC or send to the Company’s stockholders in connection with the proposed merger transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED MERGER TRANSACTION AND RELATED MATTERS. The proposed merger transaction will be submitted to the Company’s stockholders for their consideration. Investors and security holders will be able to obtain free copies of the Proxy Statement (when available) and other documents filed by the Company with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by the Company with the SEC will also be available free of charge on the Company’s website at www.virtusa.com or by contacting the Company’s Investor Relations contact at InvestorRelations@virtusa.com.

Participants in the Solicitation

The Company and its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger transaction under the rules of the SEC. Information about the directors and executive officers of the Company and their ownership of shares of the Company’s common stock is set forth in its Annual Report on Form 10-K for the year ended March 31, 2020, which was filed with the SEC on May 28, 2020 and was subsequently amended on July 29, 2020, its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on August 17, 2020 and in subsequent documents filed with the SEC, including the Proxy Statement. Additional information regarding the persons who may be deemed participants in the proxy solicitations and a description of their direct and indirect interests in the merger transaction, by security holdings or otherwise, will also be included in the Proxy Statement and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of this document as described above.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company generally identifies forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The Company has based these forward-looking statements largely on its then-current expectations and projections about future events and financial trends as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with the Company’s ability to obtain the stockholder approval required to consummate the proposed merger transaction and the timing of the closing of the proposed merger transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed merger transaction will not occur; (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (iv) unanticipated difficulties or expenditures relating to the proposed merger transaction, the response of business partners and competitors to the announcement of the proposed merger transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed merger transaction; and (v) those risks detailed in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the SEC, as well as other documents that may be filed by the Company from time to time with the SEC. Accordingly, you should not rely upon forward-looking statements as predictions of future events. The Company cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. Except as required by applicable law or regulation, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated September 9, 2020, by and among Virtusa Corporation, Austin HoldCo Inc. and Austin BidCo Inc.(1)
10.1	Form of Voting Agreement(1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

(1)	Schedules have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Virtusa Corporation

Date: September 10, 2020	By:	/s/ Kris Canekeratne
	Name:	Kris Canekeratne
	Title:	Chairman and Chief Executive Officer
(Principal Executive Officer)

Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of September 9, 2020,

Among

AUSTIN HOLDCO INC.,

AUSTIN BIDCO INC.,

And

VIRTUSA CORPORATION

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

INDEX OF DEFINED TERMS

Terms	Section
Action	Section 3.11
Acquisition Agreement	Section 5.02(b)
Acquisition Proposal	Section 5.02(e)
Adverse Recommendation Change	Section 5.02(b)
Affiliate or affiliate	Section 9.03
Agreement	Preamble
Alternative Financing	Section 6.11(d)
Anticorruption Laws	Section 3.24(a)
Antitrust Laws	Section 6.03(e)
Applicable Percentage	Section 6.05(d)
Appraisal Shares	Section 2.01(d)
Assumed Company Stock Award	Section 6.05(d)
Bankruptcy and Equity Exception	Section 3.04
business day	Section 9.03
Cause	Section 6.05(d)
Certificate	Section 2.01(c)(ii)
Certificate of Merger	Section 1.03
CFIUS	Section 9.03
CFIUS Approval	Section 9.03
CFIUS Filing	Section 6.03(b)
Closing	Section 1.02
Closing Company Stock Award	Section 6.05(d)
Closing Date	Section 1.02
Code	Section 2.02(h)
Collection Costs	Section 8.02(e)
Commitment Letters	Section 4.07
Company	Preamble
Company Benefit Plan	Section 3.10(a)
Company Board	Section 3.04(b)
Company Board Recommendation	Section 3.04(b)
Company Bylaws	Section 3.01
Company Capital Stock	Section 3.03
Company Charter	Section 3.01
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Five-Year PSU Awards	Section 3.03(b)
Company Intellectual Property	Section 3.18
Company Licensed Registrations	Section 3.18(a)
Company Material Adverse Effect	Section 9.03
Company Owned IP	Section 5.01(a)(xi)
Company Owned Registrations	Section 3.18(a)
Company Preferred Stock	Section 3.03
Company PRSU Awards	Section 3.03(b)
Company Registrations	Section 3.18(a)
Company Related Parties	Section 8.02(f)

-iv-

INDEX OF DEFINED TERMS

(continued)

Terms	Section
Company Restricted Shares	Section 3.03(d)
Company RSU Awards	Section 3.03(d)
Company SEC Documents	Section 3.06(a)
Company Series A Preferred Stock	Section 3.03(a)
Company Software	Section 3.18(l)
Company Stock Awards	Section 3.03(d)
Company Stock Options	Section 3.03(d)
Company Stockholder Approval	Section 3.20
Company Stockholders Meeting	Section 6.01(b)
Company Stock Plans	Section 6.05(d)
Company Subsidiaries	Section 3.01
Compliant	Section 9.03
Confidentiality Agreement	Section 6.02
Continuing Employees	Section 6.04
Contract	Section 3.03(c)
control	Section 9.03
Conveyance Taxes	Section 6.08
Corporation	Exhibit A
Current Premium	Section 6.07(b)
Debt Financing Sources	Section 9.03
DGCL	Section 1.01
DOJ	Section 6.03(a)
DPA	Section 9.03
Draft CFIUS Filing	Section 6.03(b)
Earliest Marketing Period Start Date	Section 9.03
Effective Time	Section 1.03
Environmental Laws	Section 3.15(a)
Equity Commitment Letters	Section 4.07
Equity Financing	Section 4.07
ERISA	Section 3.10(a)
Exchange Act	Section 3.03(e)
Exchange Fund	Section 2.02(b)
Existing Credit Agreement	Section 6.16
Expenses	Section 8.02(c)
Fairness Opinion	Section 3.14
Filed Company SEC Documents	Article III
Financing	Section 4.07
Financing Expenses	Section 6.11(f)
Foreign Antitrust Laws	Section 6.03(a)
Foreign Company Benefit Plan	Section 3.10(i)
FTC	Section 6.03(a)
GAAP	Section 3.06(b)
Good Reason	Section 6.05(d)
Governmental Entity	Section 2.02(e)
Grant Date	Section 3.03

-v-

INDEX OF DEFINED TERMS

(continued)

Terms	Section
Guarantees	Section 4.08
Hazardous Substance	Section 3.15(a)
HSR	Section 6.03(a)
HSR Act	Section 3.05
HSR Filing	Section 6.03(a)
Intended Indian Tax Treatment	Section 2.02(h)
Intervening Event	Section 5.02(e)
Investor	Recitals
IRS	Section 3.10(d)
Judgments	Section 3.12
knowledge	Section 9.03
Labor Union	Section 3.16(a)(ix)
Laws	Section 3.12
Legal Proceedings	Section 9.03
Legal Restraint	Section 7.01(c)
Liens	Section 3.02(a)
Loan Agreement	Section 9.03
Marketing Period	Section 9.03
Material Contracts	Section 3.16(a)
Maximum Premium	Section 6.07(b)
Merger	Recitals
Merger Consideration	Section 2.01(c)
Notice Period	Section 5.02(b)
Offering Documents	Section 9.03
Order	Section 3.11
Outside Date	Section 8.01(b)(i)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	Section 9.03
Parent Proposal	Section 5.02(b)
Parent Related Party	Section 8.02(f)
Parent Termination Fee	Section 8.02(c)
Paying Agent	Section 2.02(b)
Payoff Letters	Section 6.16
Permits	Section 3.12
Permitted Liens	Section 9.03
Person or person	Section 9.03
Personal Data	Section 9.03
Preferred Stock Certificate of Designation	Section 7.02(f)
President	Section 9.03
Process or Processing	Section 9.03
Post-Signing Returns	Section 5.01(d)
Privacy Obligations	Section 9.03
Proxy Statement	Section 3.07
Recommendation Withdrawal Notice	Section 5.02(b)

-vi-

INDEX OF DEFINED TERMS

(continued)

Terms	Section
Reference Date	Section 3.03
Representatives	Section 5.02(a)
Required Information	Section 9.03
Retained Claims	Section 9.07(c)
Scheduled Closing Date	Section 8.01(g)
SEC	Section 3.06(a)
Section 262	Section 2.01(d)
Securities Act	Section 3.06(b)
Security Incident	Section 9.03
SOX	Section 3.06(e)
Stock Award Payments	Section 6.05(a)
Sub	Preamble
Subsidiary or subsidiary	Section 9.03
Superior Proposal	Section 5.02(e)
Surviving Corporation	SECTION 1.05
Systems	Section 3.18(n)
Takeover Laws	Section 3.04(b)
Taxes	Section 3.09(s)
Tax Action	Section 5.01(d)
Tax-Related Agreements	Section 5.01(d)
Tax Return	Section 3.09(m)
Termination Fee	Section 8.02(b)
Third Party	Section 3.16(a)
Third Party IP	Section 3.18(d)
Transaction Agreements	Recitals
Transaction Litigation	Section 6.10
Transactions	Section 1.01
Triggering Notice	Section 5.02(b)
Uncertificated Share	Section 2.01(c)(ii)
Voting Agreement	Recitals
Voting Company Debt	Section 3.03
WARN Act	Section 3.19
Willful and Material Breach	Section 9.03
Withdrawal Determination	Section 5.02(b)

-vii-

AGREEMENT AND PLAN OF MERGER, dated as of September 9, 2020 (this “Agreement”), among Austin HoldCo Inc., a Delaware corporation (“Parent”), Austin BidCo Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”) and Virtusa Corporation, a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Sub and the Company have approved and declared advisable the merger (the “Merger”) of Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) not owned by Parent, Sub or the Company shall be converted into the right to receive the Merger Consideration;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of The Baring Asia Private Equity Fund VII, L.P., The Baring Asia Private Equity Fund VII, L.P.1 and The Baring Asia Private Equity Fund VII, SCSp (collectively, the “Investors”) is entering into a limited guarantee in favor of the Company with respect to certain obligations of Parent and Sub under this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to each party’s willingness to enter into this Agreement, each Investor is entering into an equity financing commitment letter in favor of Parent, pursuant to which such Investor has committed, on the terms and subject only to the conditions expressly set forth therein, to invest in Parent the amounts set forth therein;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and certain stockholders of the Company are entering into a Voting Agreement (the “Voting Agreement” and, together with this Agreement, the Commitment Letters, and the Guarantees, the “Transaction Agreements”) pursuant to which such stockholders will agree to take specified actions in furtherance of the Merger; and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

Article I

The Merger

Section 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. The Merger, and the other transactions contemplated by the Transaction Agreements are referred to in this Agreement collectively as the “Transactions.”

Section 1.02. Closing. The closing (the “Closing”) of the Merger shall take place remotely via the electronic exchange of documents at 10:00 a.m. New York City time on the second (2nd) business day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Article VII; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions at such time), then, subject to the continued satisfaction or waiver of the conditions set forth in Article VII at such time, Parent and Sub shall not be required to effect the Closing until the earliest of (i) any business day during the Marketing Period as may be specified by Parent on no less than two business days’ prior written notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of Parent’s financing of the transactions contemplated by this Agreement), (ii) the third business day following the final day of the Marketing Period or (iii) such other place, time and date as may be agreed in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03. Effective Time. Prior to the Closing, the parties shall prepare, and on the Closing Date the parties shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04. Effects. At the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.05. Organizational Documents.

(a)               The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to be in the form of Exhibit A, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)               The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06. Directors and Officers.

(a)               The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b)               The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Article II

Effect on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

Section 2.01. Effect on Capital Stock.

(a)               Capital Stock of Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub, each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)               Cancellation of Treasury Stock and Parent-Owned Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub, each share of Company Common Stock that is owned by the Company as treasury stock, Parent or Sub shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no Parent common stock or other consideration shall be delivered or deliverable in exchange therefor.

(c)               Conversion of Company Common Stock.

(i)                 At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub, subject to Sections 2.01(b), 2.01(d) and 2.02(e), each issued share of Company Common Stock shall be converted into the right to receive $51.35 in cash (the “Merger Consideration”).

(ii)              As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Certificate”) or evidence of shares in book-entry form (“Uncertificated Shares”), in each case, which immediately prior to the Effective Time represented shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such Certificate or Uncertificated Shares in accordance with Section 2.02, without interest.

(d)               Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands statutory appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair market value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair market value under Section 262 then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c), without interest thereon, upon surrender of the certificate formerly representing such shares. The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.02. Exchange of Certificates.

(a)               Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company (the “Paying Agent”) for the payment of Merger Consideration upon surrender of Certificates and Uncertificated Shares. Parent shall take all steps necessary to enable and cause the Surviving Corporation to, immediately prior to or at the Effective Time, provide to the Paying Agent all the cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01 (such cash being hereinafter referred to as the “Exchange Fund”).

(b)               Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to (i) each holder of record of a Certificate, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (B) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration and (ii) each holder of Uncertificated Shares (A) materials advising such holder of the effectiveness of the Merger and the conversion of its Uncertificated Shares into the right to receive Merger Consideration and (B) a check in an amount equal to the aggregate amount of Merger Consideration to which such holder is entitled. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as contemplated by this Section 2.02. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(c)               No Further Ownership Rights in Company Common Stock. The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock (including any dividends or other distributions paid pursuant to this Section 2.02(c)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)               Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Uncertificated Shares for six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of a Certificate or Uncertificated Share who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration and any dividends or distributions with respect to Parent common stock as contemplated by this Article II.

(e)               No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Uncertificated Share has not been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any U.S. federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any mediator, arbitrator or arbitral body (a “Governmental Entity”)), any such shares, cash, dividends or distributions in respect of such Certificate or Uncertificated Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f)                Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be the property of and shall be paid to Parent. To the extent that there are investment losses that reduce the Exchange Fund below the level required for the Paying Agent to make prompt cash payment under Section 2.02(b), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash lost in respect of such investments in the Exchange Fund so as to ensure that the Exchange Fund is maintained at a level sufficient for the Paying Agent to make such payments under Section 2.02(b).

(g)               Lost, Stolen or Destroyed Certificates. In the event any Certificate representing Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.02(h)) equal to the product obtained by multiplying (i) the number of shares of Company Common Stock represented by such lost, stolen or destroyed Certificate by (ii) the Merger Consideration.

(h)               Withholding Rights. Each of the Paying Agent, Parent, the Surviving Corporation and each other applicable withholding agent will be entitled to deduct and withhold, from the consideration otherwise payable to, or for the benefit of, any Person in connection with the transactions contemplated by this Agreement such amounts as such withholding agent is required to deduct and withhold with respect to the making of such payment under any provision of U.S. federal, state, local or non-U.S. Tax law; provided that absent a change of Tax law or, in respect of clause (iii) below, a change in facts (in each case only if such change is agreed in writing by the Company), the parties hereto agree that (i) there shall be no backup withholding under Section 3406 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) to the extent complete, accurate and valid IRS Forms W-9 or W-8 and any successor form have been timely provided and such forms establish that no backup withholding applies in connection with the payments hereunder, (ii) there shall be no withholding under Section 897 of the Code, to the extent the certificates described in Section 5.01(d) have been timely and duly provided; and (iii) no withholding under applicable Indian Tax law is required to be made from the Merger Consideration or the amounts payable in respect of Company Stock Awards or from any payment of the Termination Fee pursuant to Section 8.02(b) (the “Intended Indian Tax Treatment”). All deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Any amounts so deducted or withheld shall be remitted to the appropriate Governmental Entity by the applicable withholding agent in accordance with applicable law. Notwithstanding anything to the contrary in this Agreement, any amounts payable pursuant to or as contemplated by this Agreement that are subject to compensatory withholdings, including, without limitation, in respect of the Company Stock Awards, shall be remitted to the applicable payor (or its third-party payroll agent, as applicable) for payment to the applicable Person through the applicable payroll procedures and after applicable withholding is applied. The parties hereto shall report all transactions contemplated by this Agreement consistent with the Tax treatment described in this Section 2.02(h), including the Intended Indian Tax Treatment. No party shall take any action that could reasonably adversely affect, and the Company shall use its best effort to achieve, such Tax treatment, except as otherwise required pursuant to any final determination (as defined in Section 1313(a) of the Code or comparable provisions of state or non-U.S. law).

Article III

Representations and Warranties of the Company

The Company represents and warrants to each of Parent and Sub that, except as set forth in (i) the letter (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such letter relates; provided, however, that any information disclosed in one section of such letter shall be deemed to be disclosed in such other sections of such letter to the extent to which its relevance is reasonably apparent on the face of such disclosed information), dated as of the date of this Agreement, from the Company to each of Parent and Sub (the “Company Disclosure Letter”) and (ii) the Company SEC Documents (excluding any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks, in each case, that are predictive, cautionary or forward-looking in nature, other than those disclosures which relate to specific historical events or circumstances affecting the Company) filed and publicly available not less than two (2) business days prior to the date of this Agreement (the “Filed Company SEC Documents”) to the extent to which its relevance is reasonably apparent on the face of such Filed Company SEC Documents; provided, however, that this clause (ii) shall not apply with respect to the representations and warranties set forth in Section 3.01, Section 3.03, Section 3.04 and Section 3.20:

Section 3.01. Organization, Standing and Power. Each of the Company and each of its Subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify has had or would reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement true and complete copies of the Seventh Amended and Restated Certificate of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the Amended and Restated Bylaws of the Company, as amended to the date of this Agreement (as so amended, the “Company Bylaws”), and the comparable charter and organizational documents of each material Company Subsidiary, in each case as amended through and in effect as of the date of this Agreement.

Section 3.02. Company Subsidiaries; Equity Interests. (a) Section 3.02(a) of the Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock (or other ownership interests, as applicable) of each Company Subsidiary have been validly issued and are fully paid and nonassessable (to the extent such concepts are applicable to such Company Subsidiary) and are owned by the Company or one of the other Company Subsidiaries free and clear of all pledges, liens, charges, mortgages, encumbrances, preemptive rights, community property rights and security interests (collectively, “Liens”), except for Permitted Liens.

(b)               Except for its interests in the Company Subsidiaries and short term investments or equity securities held in the ordinary course of business for cash management purposes, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

Section 3.03. Capital Structure.

(a)               The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, of the Company (“Company Preferred Stock”), of which 108,000 shares have been designated as Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (“Company Series A Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”).

(b)               At the close of business on the business day immediately prior to date hereof (the “Reference Date”) (i) 30,295,865 shares of Company Common Stock were issued and outstanding, (ii) 108,000 shares of Company Series A Preferred Stock were issued and outstanding, (iii) 3,385,564 shares of Company Common Stock were held by the Company in its treasury, (iv) 806,119 shares of Company Common Stock were subject to outstanding Company RSU Awards issued pursuant to a Company Stock Plan (other than the Company Five-Year PSU Awards and the Company PRSU Awards), (v) 92,289 shares of Company Common Stock were subject to outstanding Company Stock Options issued pursuant to a Company Stock Plan, (vi) 283,500 shares of Company Common Stock were subject to outstanding performance-based restricted stock units of the Company issued on August 11, 2016, assuming that the applicable performance metrics are achieved at the target performance level (the “Company Five-Year PSU Awards”), (vii) 791,815 shares of Company Common Stock were subject to outstanding performance-based restricted stock units of the Company (other than Company Five-Year PSU Awards) issued pursuant to a Company Stock Plan, assuming that the applicable performance metrics are achieved at the target performance level (the “Company PRSU Awards”), (viii) 268,501 additional shares of Company Common Stock were reserved for future grant purposes under the Company Stock Plans and (ix) no shares of Series A-1 Convertible Preferred Stock, par value $0.01 per share, of the Company were issued and outstanding. From the close of business on the Reference Date to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or voting securities of, or other equity interests in, the Company except for shares of Company Common Stock issued pursuant to the exercise of Company Stock Options or the settlement of Company RSU Awards, Company PRSU Awards or Company Five-Year PSU Awards, in each case in accordance with the terms of the applicable Company Stock Plan. No Company Subsidiary owns any shares of Company Capital Stock.

(c)               Except as set forth above, at the close of business on the date hereof, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Capital Stock have been duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchisor other instrument (a “Contract”) to which the Company is a party or otherwise bound.

(d)               The Company has made available to Parent a complete and accurate list, as of the Reference Date, of (A) all outstanding options to purchase shares of Company Common Stock (collectively, together with any options to purchase shares of Company Common Stock granted after the date hereof, to the extent permitted by this Agreement, “Company Stock Options”) under the Company Stock Plans, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates, exercise prices and vesting schedules thereof and the names of the holders thereof, (B) all shares of Company Common Stock that are outstanding but are subject to vesting or other forfeiture restrictions or are subject to a right of repurchase by the Company at a fixed purchase price as of such time (shares so subject, the “Company Restricted Shares”) under the Company Stock Plans, the grant and issuance dates, vesting schedules and repurchase price (if any) thereof and the names of the holders thereof and (C) all outstanding performance stock unit awards or restricted stock unit awards in respect of shares of Company Common Stock (collectively, the “Company RSU Awards,” and together with the Company Stock Options and the Company Restricted Shares, the “Company Stock Awards”) under the Company Stock Plans, the number of shares of Company Common Stock subject thereto (assuming, for purposes of performance stock unit awards, that the applicable performance metrics are achieved at the target performance level), the grant dates and vesting schedules thereof and the names of the holders thereof. From the close of business on the Reference Date to the date of this Agreement, no other Company Stock Awards have been issued or granted. All Company Stock Awards are evidenced by stock option agreements, restricted stock award agreements, performance stock unit award agreements, restricted stock unit award agreements or other award agreements, as applicable, in each case substantially in the forms filed as exhibits to the Filed Company SEC Documents or made available to Parent.

(e)               With respect to each Company Stock Award, (w) each grant was duly authorized no later than the date on which the grant was by its terms to be effective (the “Grant Date”) and (x) each such grant was made, accounted for and disclosed, in all material respects, in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws, listing exchange rules, and other regulatory rules or requirements. All outstanding shares of capital stock of the Company issued pursuant to the Company Stock Awards are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(f)                Except as set forth on Section 3.03(f) of the Company Disclosure Letter, there are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”).

(g)               Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock.

(h)               There are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. The Company does not have in place, nor is it subject to, a stockholder rights plan, “poison pill” or similar plan or instrument.

Section 3.04. Authority; Execution and Delivery; Enforceability.

(a)               The Company has all requisite corporate power and authority to execute and deliver the Transaction Agreements to which it is a party and to consummate the Transactions. The execution, delivery and performance by the Company of each Transaction Agreement to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, if required by Law, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered each Transaction Agreement to which it is a party, and, assuming the due authorization, execution and delivery of such Transaction Agreements on behalf of the other parties thereto, each Transaction Agreement to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to such enforceability potentially being limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally (the “Bankruptcy and Equity Exception”).

(b)               The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the other Transaction Agreements, the Merger and the other Transactions and approving the execution, delivery and performance of this Agreement and the other Transaction Agreements, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the Company’s stockholders adopt this Agreement and give the Company Stockholder Approval (the “Company Board Recommendation”), (iv) rendering the limitations on business combinations contained in Section 203 of the DGCL inapplicable to the Merger, this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, and (v) electing that the Merger not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement, which resolutions have not been rescinded, modified or withdrawn in any way. Such resolutions are sufficient to render inapplicable to Parent and Sub, and this Agreement and the other Transaction Agreements, the Merger and the other Transactions, the restrictions on business combinations set forth in Section 203 of the DGCL.

Section 3.05. No Conflicts; Consents. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not: (a)(i) cause a violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws or (ii) cause a violation of any of the provisions of the Organizational Documents of any Company Subsidiary; (b) cause a violation of any Law applicable to the business of the Company or any Company Subsidiary; (c) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval with respect to, or result in a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) or give rise to any right of termination, cancellation, modification or acceleration under, any Material Contract; or (d) result in the creation of any Lien upon any of the properties, rights or assets of the Company, other than Permitted Liens, except in the case of clauses (a)(ii), (b), (c) and (d), for any such violation, conflict, breach, consent, waiver, approval, default, right, termination, cancellation, modification, acceleration or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as may be required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the DGCL, the listing requirements of The NASDAQ Stock Market LLC (“NASDAQ”), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or other applicable Antitrust Laws, and the CFIUS Clearance, the Company is not required to make any filing with or to obtain any consent from any Person in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, except for such consents or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.06. SEC Documents; Undisclosed Liabilities.

(a)               The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated by reference therein) required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) on or after January 1, 2019 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Form 8-K or otherwise, the “Company SEC Documents”).

(b)               As of their respective dates (or, if amended prior to the Reference Date, as finally amended prior to the Reference Date), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, each as in effect on the date so filed (or amended), and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)               Except (i) as set forth in the Filed Company SEC Documents, (ii) as incurred by or on behalf of the Company under, or otherwise permitted by, this Agreement or otherwise in connection with the Transactions, (iii) as incurred in connection with performance of the Company’s obligations under its Contracts to the extent such liabilities and obligations do not arise out of any breach or default under such Contract on the part of the Company or any Company Subsidiary and (iv) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), whether or not required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

(d)               None of the Company Subsidiaries is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(e)               Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and the statements contained in such certifications are true and correct. For purposes of the preceding sentence hereof, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(f)                The Company has not received any oral or written notification of any (i) “significant deficiency”, (ii) “material weakness” in the Company’s and the Company Subsidiaries’ internal controls, or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting, and, to the knowledge of the Company and the Company Subsidiaries, there is no set of circumstances that could reasonably be expected to result in a “significant deficiency”, “material weakness” or fraud in the internal controls of the Company or any of the Company Subsidiaries that is required to file reports with the SEC under the Exchange Act. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

(g)               Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any material joint venture, off-balance sheet, partnership or any similar contract or arrangement or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(h)               The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (B) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (C) that receipts and expenditures of the Company are being made only in accordance with the authorization of management and directors of the Company and (D) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(i)                 The Company maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15 (e) of the Exchange Act) that comply with the requirements of the Exchange Act, and such disclosure controls and procedures are effective.

(j)                 The Company has been for the past two (2) years in material compliance with the applicable provisions of SOX, the rules and regulations of the SEC adopted in connection therewith, and the applicable listing standards and corporate governance rules of the NASDAQ.

Section 3.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement relating to the adoption of this Agreement by the Company’s stockholders (the “Proxy Statement”) will in any material respect, at the time the Proxy Statement is filed with the SEC and at the date it is first mailed to the Company’s stockholders, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

Section 3.08. Absence of Certain Changes or Events. Since April 1, 2020, except as disclosed in the Filed Company SEC Documents and except as specifically contemplated by, or as disclosed in, this Agreement, the Company has conducted its business only in the ordinary course consistent with past practice, and during such period there has not been:

(i)                 any event, change, effect, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; or

(ii)              any action which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of Parent pursuant to Sections 5.01(a)(i), (iii), (iv), (vi), (vii), (viii), (ix), (xi), (xiii)(C), (xvi) and (xix) (solely as it relates to the foregoing sub-sections of Section 5.01(a)) of this Agreement.

Section 3.09. Taxes. (a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all income and other material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. Each of the Company and each Company Subsidiary has timely paid all Taxes required to be paid by it (whether or not shown to be due on such Tax Returns). No claim has ever been made in writing by a Governmental Entity in a jurisdiction where any of the Company and the Company Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither the Company nor any Company Subsidiary has been granted, requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns in respect of any fiscal year that have not since been filed.

(b)               Neither the Company nor any Company Subsidiary is delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed, asserted or assessed in writing against the Company or any Company Subsidiary. As of the date of this Agreement, there are no pending requests for waivers of any statute of limitations on, or extension of any time period for, the assessment or collection of any Tax with respect to the Company or any Company Subsidiary, and no such waivers or extensions have been granted by any taxing authority.

(c)               The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the dates of the financial statements contained in the Filed Company SEC Documents, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements. Since the date of the most recent financial statement contained in the Filed Company SEC Documents, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(d)               There are no Liens for Taxes (other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been made in the most recent financial statements contained in the Filed Company SEC Documents) on the assets of the Company or any Company Subsidiary.

(e)               There are no, and there have never been any, Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and the Company Subsidiaries.

(f)                None of the Company and the Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). None of the Company and the Company Subsidiaries has any liability for the Taxes of any person (other than Taxes of the Company and the Company Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), (ii) as a transferee or successor, (iii) by contract other than customary agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes) or (iv) otherwise.

(g)               Each of the Company and the Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and each of the Company and its Company Subsidiaries has complied with all reporting and recordkeeping requirements in all material respects.

(h)               Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code either (A) in the two (2) years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger.

(i)                 Neither the Company nor any of the Company Subsidiaries has entered into any transaction identified as a “reportable transaction” as set forth in Treasury Regulation Sections 1.6011-4(b)(1) or any comparable provision of state, local or non-U.S. law.

(j)                 No audit, examination or other proceeding concerning any material Tax liability with respect to the Company or any of its Company Subsidiary has been raised by a Governmental Entity in writing, and to the knowledge of the Company, no such audit, examination or proceeding is pending, being conducted, or claimed. The Company has delivered to the Parent accurate and complete copies of all income and other material Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company or any of its Company Subsidiary since January 1, 2017.

(k)               Neither the Company nor any of the Company Subsidiaries is or has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(l)                 The Company has provided or made available to Parent all material documentation relating to, and is in compliance with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government with respect to the Company and any Company Subsidiary in all material respects. To the knowledge of the Company, the consummation of the transaction contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such tax exemption, Tax holiday, or other Tax reduction agreement or order.

(m)             Since the date of the most recent financial statement contained in the Filed Company SEC Documents, neither the Company nor any of its Company Subsidiaries has made any of the actions set forth in Section 5.01(a)(x).

(n)               Except as set forth on Section 3.09(n) of the Company Disclosure Letter, neither the Company nor any of its Company Subsidiaries is or has been a party to any joint venture, partnership, or other contract or arrangement that is or was treated as a partnership for U.S. federal income Tax purposes. Section 3.09(n) of the Company Disclosure Letter sets forth U.S. federal income Tax treatment of each the Company and each Company Subsidiary.

(o)               Each of the Company and each Company Subsidiary is and has at all times been resident for Tax purposes in its country of incorporation or formation and is not and have not at any time been resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation) or been subject to Tax in any jurisdiction other than their place of incorporation or formation by virtue of having a branch, permanent establishment, place of control and management or other place of business in that jurisdiction.

(p)               Neither the Company nor any of its Company Subsidiaries (nor any Affiliate thereof) will be required to include any material amount in taxable income or exclude any material item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) any prepaid amount received on or prior to the Closing Date outside of the ordinary course of business. Neither the Company nor any of its Company Subsidiaries (nor any Affiliate thereof) will have any liability for making any payment of Taxes at any time on or after the Closing Date as a result of Section 965 of the Code with respect to or by reason of any income, gain, earnings or profits earned or accrued on or prior to the Closing Date, including without limitation by reason of an election under Section 965(h) of the Code. Since January 1, 2017 neither the Company nor any of its Company Subsidiaries is, nor has been, required to make in respect of material amounts any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local or foreign Tax law by reason of any change in any accounting methods, including pursuant to Section 451(b) of the Code, or will be required to make such an adjustment as a result of the transactions contemplated by this Agreement, and there is no application pending with any Governmental Entity requesting permission for any changes in any of its accounting methods for Tax purposes in respect of material amounts. No Governmental Entity has proposed any such adjustment or change in writing.

(q)               The Company Preferred Stock is, and has always been, treated as not “preferred stock” within the meaning of Treasury Regulations Section 1.305-5(a).

(r)                Except as set forth on Section 3.09(r) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries (i) made any election to defer any material amounts of payroll Taxes (ii) taken, claimed, or applied for material amounts of an employee retention tax credit, or (iii) taken out or sought any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program. Each applicable Company Entity has (i) properly complied with all applicable law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act and any applicable other payroll Taxes under the CARES Act, (ii) to the extent applicable, properly complied with all applicable law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act.

(s)                For purposes of this Agreement:

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property (real or personal), sales, use, capital stock, payroll, employment, occupation, severance, disability, premium, social security, workers’ compensation, estimated, unemployment compensation or net worth; alternative or add-on minimum; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Tax Return” means all U.S. federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes, including any exhibits and attachments to any of the above.

Section 3.10. Company Benefit Plans.

(a)               Section 3.10(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan, other than any employment agreement that provides for the minimum severance required by applicable Law. The term “Company Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each and every written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation or unemployment compensation, in each case to the extent required by applicable Law) or employee benefits, including employment, transaction, retention, change in control, severance, disability, material fringe benefit, supplemental unemployment, vacation, tuition, paid time off, cafeteria, health, welfare, dental, vision, retirement, pension, deferred compensation, profit-sharing, defined contribution, bonus, commission, incentive compensation, stock purchase, stock option, restricted stock, restricted stock unit, stock appreciation right, or other equity or equity-based compensation, post-employment or post-retirement health or welfare, loan, or life insurance, which are entered into, sponsored, maintained or contributed to or required to be contributed to by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has or may in the future have any liability (contingent or otherwise).

(b)               With respect to each Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent plan documents and all amendments thereto (or, with respect to any unwritten Company Benefit Plan, a summary of the material terms thereof) and all related trust agreements or documentation pertaining to other funding vehicles, (ii) the most recent summary plan description, and all related summaries of material modifications thereto, (iii) the three (3) most recent annual actuarial valuations, if any, (iv) the most recently filed IRS Form 5500 (including schedules and attachments) and financial statements, (v) all discrimination tests for the three (3) most recent plan years, (vi) all material correspondence regarding any Company Benefit Plan with any Governmental Entity in the last three (3) years and (vii) the most recent IRS determination, advisory or opinion letter issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code.

(c)               Neither the Company nor any ERISA Affiliate thereof maintains, sponsors, contributes to or is required to contribute to or has in the past six (6) years sponsored, maintained or contributed or has been obligated to contribute to any (i) “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) defined benefit pension plan subject to Section 412 of the Code or Title IV of ERISA, (iii) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iv) “multiple employer plan” (as defined in Section 413 of the Code). The term “ERISA Affiliate” means any person that, together with the Company or any Company Subsidiary, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA. No Company Benefit Plan provides for post-retirement or post-termination health, life insurance or other welfare benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state Law.

(d)               Each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, and the trust forming a part thereof, is so qualified and has either received a favorable determination or opinion letter from the Internal Revenue Service (“IRS”) as to its qualified status or, with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Company Benefit Plan is so qualified and, to the knowledge of the Company, nothing has occurred that has adversely affected or would reasonably be expected to adversely affect the qualified status of such Company Benefit Plan.

(e)               The Company Benefit Plans have been established, maintained, funded and administered in all material respects in accordance with their terms and applicable Law. All payments and/or contributions required to have been made with respect to all Company Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Company Benefit Plan and applicable Law.

(f)                There are no pending or, to the knowledge of the Company, threatened suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, audits, investigations, administrative or other proceedings relating to any Company Benefit Plan. No Company Benefit Plan is or, within the past six (6) years has been, the subject of an application or filing under a government-sponsored amnesty, voluntary compliance, self-correction, or similar program.

(g)               Except as set forth on Section 3.10(g) of the Company Disclosure Letter or as contemplated by Section 6.05, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in connection with any other event) will (i) result in, or cause the acceleration of vesting or payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director, independent contractor, consultant or other service provider of the Company or any Company Subsidiary, (ii) require a contribution or payment by the Company or any Company Subsidiary to or under any Company Benefit Plan (including any obligation to fund any Company Benefit Plan), (iii) result in any limitation or restriction on the right of the Parent or any of its Affiliates to merge, amend or terminate any of the Company Benefit Plans, (iv) result in any breach or violation of, or a default under, any Company Benefit Plan or (v) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any current or former employee, officer, director, independent contractor, consultant or other service provider of the Company or any Company Subsidiary. Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in connection with any other event) will result in any “parachute payment” (as defined in Section 280G(b)(2) of the Code).

(h)               Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has been maintained and operated, in all material respects, in compliance with Section 409A of the Code.

(i)                 Each Company Benefit Plan that is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States (any such Company Benefit Plan, a “Foreign Company Benefit Plan”) and related trust (i) complies in all material respects with, and has been established, maintained and administered in all material respects in compliance with, the Laws of the applicable foreign country, (ii) if, under the Laws of the applicable foreign country, required to be registered or approved by any Governmental Entity, has been so registered or approved, (iii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iv) if required by Law or the applicable Foreign Company Benefit Plan to be funded, insured and/or book-reserved is funded, insured and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 3.11. Litigation. Except as set forth on Section 3.11 of the Company Disclosure Letter, there is no, and since January 1, 2019, there has not been any, suit, action, hearing, investigation, inquiry, claim, charge, action, arbitration, mediation, governmental investigation or other legal or administrative proceeding (each, an “Action”) (or group of related Actions) pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary or any Person whose liability or obligation the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, that in any case is or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no order against the Company or any Company Subsidiary that has had, or would reasonably be expected to have a Company Material Adverse Effect. There is no pending or threatened investigation by or before any Governmental Entity that is or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.12. Compliance with Applicable Laws; Permits. The Company and the Company Subsidiaries are, and since January 1, 2019, have been, in material compliance with all applicable judgments, orders or decrees (“Judgments”) and statutes, laws (including common law), ordinances, rules and regulations (“Laws”), including those relating to occupational health and safety and the environment. Without limiting the foregoing, the Company and the Company Subsidiaries are in compliance with all material respects with, including the CAN-SPAM Act, the Telephone Consumer Protection Act, state “no-call” laws. Neither the Company nor any Company Subsidiary has received any written communication, during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law. Each of the Company and the Company Subsidiaries has in effect all material approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities, including all authorizations under Environmental Laws, (“Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted.

Section 3.13. Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than J.P. Morgan Securities LLC and Citigroup Global Markets Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 3.14. Opinion of Financial Advisor. The Company has received the opinion of J.P. Morgan Securities LLC, dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid to the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders (the “Fairness Opinion”). A copy of such written opinion shall be provided to Parent solely for informational purposes promptly after receipt thereof by the Company.

Section 3.15. Environmental Matters.

(a)               Neither the Company nor any of the Company Subsidiaries has (x) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company’s or any of the Company Subsidiaries’ properties or any other properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (y) any knowledge or reason to know of the presence of any Hazardous Substances on, under or at any of the Company’s or any of the Company Subsidiaries’ properties or any other property but arising from the Company’s or any of the Company Subsidiaries’ properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, or (z) received any written notice (A) of any violation of any statute, Law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control or regarding Hazardous Substances on or under any of the Company’s or any of the Company Subsidiaries’ properties or any other properties (collectively, “Environmental Laws”) or the institution or pendency of any Action by any Governmental Entity or any third party in connection with any such violation, (B) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of the Company Subsidiaries’ properties or any other properties, or (C) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of the Company Subsidiaries’ properties or any other properties. For purposes of this Agreement, the term “Hazardous Substance” shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products and any substances defined as, or included in the definition of, “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances” under any Environmental Law.

(b)               No Environmental Law imposes any obligation upon the Company or any of the Company Subsidiaries arising out of or as a condition to any Transaction, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon the Company’s or any of the Company Subsidiaries’ properties under any Environmental Law.

Section 3.16. Material Contracts.

(a)               Except (i) for this Agreement and the other agreements entered into in connection with the Transactions and (ii) for the Contracts filed as exhibits to the Filed Company SEC Documents, subsections (i) through (xx) of Section 3.16(a) of the Company Disclosure Letter contain a list of the following Contracts to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound (such Contracts listed or required to be listed on Section 3.16(a) of the Company Disclosure Letter or required to be filed as exhibits to the Filed Company SEC Documents, the “Material Contracts”):

(i)                 contains covenants binding upon the Company or any of its Subsidiaries that materially restrict the ability of the Company or any of its Subsidiaries to engage in any business or compete in any business or with any Person or operate in any geographic area, that in each case is material to the Company or any of its Subsidiaries, taken as a whole, and where the annual payments under the Contract to the Company and any Subsidiary are in excess of $2,500,000 in the aggregate for fiscal year ended March 31, 2020;

(ii)              other than with respect to (A) any partnership that is wholly owned by the Company or any of its wholly owned Subsidiaries, (B) any ordinary-course reseller relationship or (C) any Contract set forth in Section 3.16(a)(xviii) herein, is a joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture or other similar arrangement, that is material to the business of the Company, taken as a whole;

(iii)            is an indenture, credit agreement, loan agreement, security agreement, bond, mortgage or similar Contract pursuant to which any indebtedness in excess of $3,000,000 is incurred by the Company or any of its Subsidiaries;

(iv)             prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or prohibits the pledging of the capital stock of the Company or any of its Subsidiaries;

(v)               is with the ten largest vendors and customers of the Company or any of its Subsidiaries (as determined by total payments in fiscal year ended March 31, 2020);

(vi)             has resulted in payments to the Company or any of its Subsidiaries of more than $5,000,000 in the aggregate for fiscal year ended March 31, 2020;

(vii)          with respect to any acquisition and divestiture of assets or capital stock or other equity interests, (1) is a Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations or (2) has not been consummated as of the date hereof;

(viii)        is a settlement, conciliation, or similar Contract with any Governmental Entity or any other person pursuant to which the Company or any of its Subsidiaries has continuing obligations that materially restricts the operations of the Company, or such Subsidiary or Affiliate party thereto or involving the payment of more than $1,000,000 after the date of this Agreement;

(ix)             is a collective bargaining or other Contract with any labor union, works council, or other labor organization (each of the foregoing, a “Labor Union”);

(x)               requires the Company or any of its Subsidiaries, directly or indirectly, to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its wholly owned Subsidiaries) in any such case which is in excess of $250,000;

(xi)             (i) contains “most favored nation,” minimum use or supply requirements or similar covenants in favor of, or (ii) contains exclusive rights, rights of first refusal, rights of first negotiation or offer or similar rights in favor of, any third party, in each case where the annual payments under the Contract of the Company and any Subsidiary are in excess of $2,500,000 in the aggregate for the fiscal year ended March 31, 2020;

(xii)          is for any real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries;

(xiii)        is a Government Contract generating or reasonably expected to generate revenue in any 12 month period in excess of $1,000,000 (excluding work orders, statements of work, purchase orders and similar contracts);

(xiv)         contains a commitment by the Company or any of its Subsidiaries to make any capital expenditure, individually or in the aggregate, in excess of $2,500,000;

(xv)           is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(xvi)         is between the Company or any of its Subsidiaries or Affiliates, on the one hand, and any director or officer of the Company or any of its Subsidiaries or Affiliates or any Person beneficially owning 5% or more of the outstanding shares, on the other hand;

(xvii)      requires or permits the Company or any of its Subsidiaries or Affiliates, or any successor to, or acquirer of the Company or any of its Subsidiaries or Affiliates, to make any payment to another person as a result of a change of control of such party or gives another Person a right to receive or elect to receive such a payment;

(xviii)    is a Contract material to the Company and its Subsidiaries, taken as a whole, that grants to the Company or any of its Subsidiaries any Intellectual Property Rights or rights to any Technology owned by a Third Party (including a covenant not to be sued or right to enforce or prosecute any such Intellectual Property Rights) involving payments by the Company or any of its Subsidiaries in excess of $1,000,000 for fiscal year ended March 31, 2020;

(xix)         is a Contract material to the Company and its Subsidiaries, taken as a whole by which the Company or any of its Subsidiaries grants to any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Company, Parent, Sub or any Affiliates thereof (a “Third Party”) any Intellectual Property Rights or rights to any Technology owned by the Company or any of its Subsidiaries (including a covenant not to be sued or right to enforce or prosecute any such Intellectual Property Rights) (but excluding customer agreements entered into in the ordinary course of business consistent with past practices) that involve payments to the Company or any of its Subsidiaries in excess of $2,500,000 for fiscal year ended March 31, 2020; or

(xx)           is a Contract described on Section 3.16(a)(xx) of the Company Disclosure Letter.

(b)               Except for Material Contracts that have expired or terminated by their terms as of the date hereof, all of the Material Contracts are (A) valid and binding on the Company or any Subsidiary of the Company, as the case may be, and, to the knowledge of the Company, each other party thereto, as applicable, and (B) in full force and effect, except as may be limited by the Bankruptcy and Equity Exception. As of the date hereof, neither the Company nor any Subsidiary of the Company has, and to the knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and, as of the date hereof, neither the Company nor any Subsidiary of the Company has received written notice of any of the foregoing.

(c)               The Company has made available to Parent true, accurate and complete copies (including any amendments, supplements, annexes, exhibits and schedules thereto) of each of the Material Contracts.

Section 3.17. Title to Properties. Each of the Company and the Company Subsidiaries have good and valid title to, or in the case of assets purported to be leased by the Company and each of the Company Subsidiaries, a valid leasehold interest in, each of the material tangible assets reflected as owned or leased by the Company and each of the Company Subsidiaries on the most recent financial statements contained in the Filed Company SEC Documents (except for tangible assets sold or disposed of since June 30, 2020 in the ordinary course of business consistent with past practice and except for tangible assets being leased to the Company or any of the Company Subsidiaries with respect to which the lease has expired since such date) free of any Liens (other than Permitted Liens).

Section 3.18. Intellectual Property.

(a)               Section 3.18(a) of the Company Disclosure Letter contains complete and accurate lists of all (i) Patents owned or purported to be owned by the Company and its Subsidiaries (“Company Patents”), (ii) registered Marks owned or purported to be owned by the Company and its Subsidiaries (“Company Marks”) and (iii) registered Copyrights owned or purported to be owned by the Company and its Subsidiaries (“Company Copyrights”), in each case, including all applications to register such rights (collectively the “Company Owned Registrations”) and all registrations or applications for registrations of Intellectual Property which registrations or applications for registrations are exclusively licensed to the Company or its Subsidiaries (the “Company Licensed Registrations,” with the Company Owned Registrations, the “Company Registrations”).

(b)               All Company Owned Registrations and, to the knowledge of the Company, all Company Licensed Registrations, have been duly maintained (including the payment of all registration, maintenance and renewal fees and the filing of all required responses and other documents to obtain, maintain and renew such rights), are not expired, cancelled or abandoned, are subsisting and, to the knowledge of the Company, are valid and enforceable, except for such issuances, registrations or applications that the Company or its applicable Subsidiary has permitted to expire or has cancelled or abandoned in its reasonable business judgment. The Company or its Subsidiary is the record owner of all Company Owned Registrations. Neither the Company nor any of its Subsidiaries has received any written notice within the past three (3) years challenging the legality, enforceability or ownership of any Company Intellectual Property Rights and Technology owned or purported to be owned by any of the Company (including the Company Registrations). None of the Company Owned Registrations or, to the knowledge of the Company, Company Licensed Registrations, have been adjudged invalid or unenforceable, and (i) there are no pending or to the knowledge of the Company, threatened adversarial proceedings challenging the validity, scope, title or enforceability of such Company Owned Registrations and (ii) to the knowledge of the Company, there are no pending or threatened adversarial proceedings challenging the validity, scope, title or enforceability of such Company Licensed Registrations, in each case of the foregoing clauses (i) and (ii) except for the pending applications included on such schedule that are the subject of normal examination proceedings by the USPTO and/or corresponding foreign patent and trademark offices.

(c)               The Company and its Subsidiaries wholly and exclusively own all Company Intellectual Property, free and clear of all Liens (other than Permitted Liens). Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company nor any of its Subsidiaries is not bound by, and no Company Intellectual Property is subject to, any Contract containing any covenant or other provision that restricts the ability of the Company and its Subsidiaries to use or exploit any Company Intellectual Property anywhere in the world (other than the non-exclusive licenses of Company Intellectual Property granted in the ordinary course of business).

(d)               Except as set forth in Section 3.18(d) of the Company Disclosure Letter and except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, within the past three (3) years there have not been and there are no active, pending or, to the knowledge of the Company, threatened notices or claims against the Company and its Subsidiaries alleging (A) that the Company, its Subsidiaries, the operation of the business of the Company and its Subsidiaries or the use of Company Intellectual Property, infringes, misappropriates or violates the Intellectual Property Rights of any Third Party, including any rights of a Third Party in and to any Work Product (collectively, “Third Party IP”) (and no written communication inviting the Company or any of its Subsidiaries to take a license, covenant not to sue or the like in connection with any such alleged infringement, misappropriation or violation of Third Party IP by the Company or any of its Subsidiaries), or (B) that any of the Company Intellectual Property is invalid or unenforceable.

(e)               Except as set forth in Section 3.18(e) of the Company Disclosure Letter, to the knowledge of the Company, the Company, its Subsidiaries, the operation of the business of the Company and its Subsidiaries and the use of Company Intellectual Property, does not and has not in the past three (3) years infringed, misappropriated or violated the rights of any Person in or to any Third Party IP.

(f)                Except as set forth in Section 3.18(f) of the Company Disclosure Letter, all employees, consultants and other Third Parties who made material contributions to the discovery or development of any of the Company Intellectual Property did so either (A) within the scope of his or her employment such that, in accordance with applicable Law, all Intellectual Property Rights and Technology (including any Company Software) arising therefrom became the exclusive property of the Company and its Subsidiaries or (B) pursuant to written agreements (which, to the knowledge of the Company, are valid) irrevocably assigning, in accordance with applicable Law, all Intellectual Property Rights and Technology (including Company Software) arising therefrom to the Company and its Subsidiaries, and have executed and delivered written agreements agreeing not to use or disclose any confidential or proprietary information (including any Trade Secrets) of the Company and its Subsidiaries (or of any Third Parties for which the Company is under an obligation of confidentiality).

(g)               Except as set forth in Section 3.18(g) of the Company Disclosure Letter, to the knowledge of the Company, there is no, nor has there been within the past three (3) years any, infringement, misappropriation or violation by any Person of any of the Company Intellectual Property, and within the past three (3) years no claims for any of the foregoing have been brought or, to the knowledge of the Company, threatened against any Third Party by the Company or any of its Subsidiaries.

(h)               To the knowledge of the Company, the Company and its Subsidiaries have taken necessary and reasonable security measures in accordance with all applicable Laws to protect the secrecy of, and their rights in, all confidential information and Trade Secrets owned by the Company and its Subsidiaries, and, with respect to any confidential information or Trade Secrets owned by any Third Party that have been provided or made available to the Company and its Subsidiaries under Contract (including by any customer of the Company), to the knowledge of the Company, the Company nor any of its Subsidiaries is in breach of the terms of such Contract with respect to the confidentiality of such confidential information or Trade Secrets.

(i)                 Except as set forth in Section 3.18(i) of the Company Disclosure Letter the Company and its Subsidiaries have not used, distributed, made available or otherwise disposed of (A) any Third Party IP, or (B) any Intellectual Property Rights or Technology incorporated into, embodied in or covered by any Work Product, in the case of either (A) or (B), in breach of or default under any Contract with a Third Party or in violation of any Third Party’s rights (including Intellectual Property Rights) in and to such Work Product.

(j)                 Except as set forth in Section 3.18(j) of the Company Disclosure Letter to the knowledge of the Company, there are no facts, circumstances, or information that would or reasonably could be expected to adversely affect, limit, restrict, impair, or impede the ability of the Company or any of its Subsidiaries to use or practice the Company Intellectual Property following the Closing in substantially the same manner as currently used and practiced by the Company.

(k)               To the knowledge of the Company, the Company and its Subsidiaries own or are licensed under, or otherwise possesses sufficient rights under, the Intellectual Property used in or necessary to conduct the business and operations of the Company and its Subsidiaries as currently conducted. To the knowledge of the Company, the Company and its Subsidiaries will continue to own, license or have the right to use such Intellectual Property immediately following the Closing to the same extent as prior to the Closing. Without limiting the foregoing, to the knowledge of the Company, the Company and its Subsidiaries own or have sufficient licenses or rights (including, as applicable, a sufficient number of seat or site licenses) for the software and documentation and the computer, communications and network systems internally used by the Company and the Company Subsidiaries to design, develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test any of their products.

(l)                 Except with respect to current and former employees and contractors bound to reasonable confidentiality obligations, neither the Company nor any of its Subsidiaries has licensed, distributed or disclosed, and knows of no unauthorized distribution or disclosure by any other person (including any former or current employees and contractors of the Company or any of the Company Subsidiaries) nor is required to provide to any Third Party the source code for any Software that is (or that the Company purports is) owned by the Company and is not Work Product (collectively, “Company Software” and such source code, “Source Code”), or grant to any Third Party any rights under the Company Intellectual Property in or to any such Source Code, and to the knowledge of the Company no circumstances or conditions exist that would result in the disclosure or delivery of any Source Code included in any Company Software to any Third Party.

(m)             The Company and its Subsidiaries implement and enforce appropriate policies in accordance with industry standards to comply with Contracts governing the use, modification and distribution of all Open Source Technology. The Company nor any of its Subsidiaries has incorporated Open Source Technology into, or combined, linked or distributed any Open Source Technology with, any Company Software in any manner that (i) creates obligations for the Company or any of its Subsidiaries to (x) disclose or distribute in Source Code form, (y) license for the purpose of making modifications or derivative works, or (z) redistribute at no charge, in each case, any part of any Company Software, or grants to any Third Party, any licenses, rights, or immunities under any Company Intellectual Property; or (ii) otherwise imposes any limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use, distribute, make available or otherwise dispose of any Company Software.

(n)               To the knowledge of the Company, the computer, information technology and data processing systems, facilities and services used by or for the Company or any of its Subsidiaries, including all Software, hardware, networks, communications facilities, platforms, switches, endpoints, electronics, websites, storage, firmware, and related systems and services (collectively, “Systems”) are in all material respects in good working condition and reasonably sufficient for the needs of the Company and its Subsidiaries. The Company and its Subsidiaries (i) lawfully owns, leases or licenses all Systems and such Systems are reasonably sufficient for the immediate and anticipated needs of the Company and its Subsidiaries, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner, and (ii) will continue to have such rights immediately after the Closing. In the past two (2) years, there has been no failure or other substandard performance of or any security incident involving any System that has caused a material disruption to the Company or its Subsidiaries. To the knowledge of the Company, the Company and Company Subsidiaries are not in material breach of any of their contracts relating to Systems. To the knowledge of the Company, the Systems and all Work Product do not contain any disabling codes, spyware, viruses or other software or programming routines that permit or cause unauthorized access to, or impairment, misuse or destruction of, Software, data, systems or other materials. The Company and its Subsidiaries have taken reasonable steps and implemented reasonable safeguards to protect the Systems, including by providing for the remote-site back-up of data and information critical to the Company, implementing and enforcing system and data access protocols, and maintaining industry standard disaster recovery and business continuity plans and procedures.

(o)               To the knowledge of the Company, no funding, facilities (if provided by specific grant or authorization), or personnel of any public or private university, college or other educational or research institution or Governmental Entity were used to develop or create any material Company Intellectual Property or Work Product.

(p)               Neither the execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will result in (i) a loss of, a grant or assignment of any rights or interest in, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or Lien on, any Company Intellectual Property, or (ii) a breach of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any Contract with a Third Party relating to any Intellectual Property Rights.

Section 3.19. Labor Matters.

(a)               There are no collective bargaining or other agreements with a Labor Union to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound, no such agreement is being negotiated by the Company or any Company Subsidiary, and no employee of the Company or any of the Company Subsidiaries is represented by a Labor Union. No notice, consent or consultation obligations with respect to any employees of the Company or any of the Company Subsidiaries, or any Labor Union, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the Transactions. To the knowledge of the Company and the Company Subsidiaries, since January 1, 2017, neither the Company nor any of the Company Subsidiaries has encountered, nor has there been any threat of, any labor union organizing activity. Since January 1, 2017, neither the Company nor any of the Company Subsidiaries has encountered, nor has there been any threat of, any employee strikes, work stoppages, slowdowns, picketing or lockouts. There is no unfair labor practice charge or complaint or other Action pending, or, to the knowledge of the Company and the Company Subsidiaries, threatened against the Company or any of the Company Subsidiaries before the National Labor Relations Board or any similar Governmental Entity. Each of the Company and the Company Subsidiaries is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws respecting employment, including discrimination, harassment or retaliation in employment, terms and conditions of employment, termination of employment, wages, overtime and minimum wage classifications, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors.

(b)               Since March 1, 2020, neither the Company nor any Company Subsidiary has furloughed, placed on leave (other than as required by Law), terminated the employment of, materially reduced the compensation or benefits of, or materially modified the work schedule of any of its employees, in each case for any reason relating to COVID-19. The Company and the Company Subsidiaries have materially complied with all Laws, and have made commercially reasonable efforts to comply with all guidance published by a Governmental Entity, in each case concerning workplace and employee health and safety practices relating to COVID-19. To the knowledge of the Company and the Company Subsidiaries, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or any of its Subsidiaries within the twelve (12) month period following the date hereof.

(c)               Within the past ninety (90) days, neither the Company nor any Company Subsidiary has effectuated, and neither the Company nor any Company Subsidiary intends to effectuate within the ninety (90) day period following the date hereof, (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any Company Subsidiary or (ii) a “mass layoff” (as defined in the WARN Act) affecting any single site of employment or facility of the Company or any Company Subsidiary; or, in the case of clauses (i) and (ii) of this sentence, any similar action under any comparable Law requiring notice to employees in the event of a plant closing, layoff or substantial cessation or relocation of industrial or commercial operations. Since January 1, 2017, each of the Company and each of the Company Subsidiaries has complied in all material respects with any applicable Law with respect to the employment, discharge or layoff of any such employee, including the WARN Act and any comparable Law. No employee of the Company or any Company Subsidiary is primarily based outside of the United States. Since January 1, 2017, each employee of the Company and each Company Subsidiary is employed on an “at will” basis. Each of the Company and the Company Subsidiaries has properly classified in all material respects (i) employees as exempt from applicable overtime and minimum wage Laws and (ii) consultants as independent contractors under applicable Tax reporting, withholding and related Laws.

(d)               Since January 1, 2017, (i) neither the Company nor any of the Company Subsidiaries has been a party to, or threatened with, any Action based on any alleged violation of any employment Laws or Contracts except as would not reasonably be expected to have a Company Material Adverse Effect and (ii) neither the Company nor any of the Company Subsidiaries has received notice from any Governmental Entity that any of its current or former employees has a name that does not match the social security number maintained by such Governmental Entity. Neither the Company nor any of the Company Subsidiaries is currently a party to any agreement for the provision of labor from any third party staffing agency or vendor.

(e)               There is no pending, or to the Company’s knowledge, threatened, and for the past three (3) years there has not been any (i) action, suit, claim, proceeding or investigation, (ii) to the Company’s knowledge, material breach or allegation of material breach of any policy of the Company or any Company Subsidiary or (iii) settlement or similar out-of-court or pre-litigation arrangement, in each case relating to sex-based discrimination, sexual harassment or sexual misconduct involving the Company or any Company Subsidiary or any of their current or former employees, directors, officers or independent contractors in relation to their work for the Company or any Company Subsidiary.

(f)                The Company has made available to Parent a list of each employee of the Company or any of the Company Subsidiaries who is employed primarily in the United States, earns annual base compensation equal to or greater than $150,000, and is employed under a non-immigrant work visa or other work authorization that is limited in duration, including (i) employee name, (ii) job title and (iii) type and expiration date of such visa or other work authorization.

Section 3.20. Vote Required. The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and the Company Series A Preferred Stock (voting on an as-converted basis, voting together as a single class) (the “Company Stockholder Approval”). The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to approve any Transaction Agreement other than this Agreement or consummate any Transaction other than the Merger.

Section 3.21. Privacy and Data Security.

(a)               The Company and each of the Company Subsidiaries is, and has been within the five (5) year period prior to the date hereof, in material compliance with all applicable Privacy Obligations. The Company and each of the Company Subsidiaries has adopted and published privacy notices and policies that accurately describe their respective privacy practices. The Company and each of the Company Subsidiaries maintains appropriate privacy and data security policies, processes, and controls, and an appropriate, comprehensive privacy program, all of which meet or exceed the standards set forth in any applicable Privacy Obligations.

(b)               The Company and each of the Company Subsidiaries has provided all required notices, and obtained all necessary consents, required for them to Process Personal Data.

(c)               To the knowledge of the Company, the execution, delivery, performance and consummation of the transactions contemplated by this Agreement (including the Processing of Personal Data in connection therewith) will not cause or constitute a breach or violation of any applicable Privacy Obligations.

(d)               The Company and each of the Company Subsidiaries has contractually obligated all third parties Processing Personal Data on their behalf to and take reasonable measures to protect the confidentiality of any Personal Data to which such third party has been provided access.

(e)               The Company and each of the Company Subsidiaries has implemented and maintains an information security program comprising reasonable and appropriate physical, administrative and technical safeguards that are (i) appropriate to the size and scope of the Company and any Company Subsidiary and the Personal Data they Process in the conduct of their business, (ii) designed to protect the operation, confidentiality, integrity, availability and security of the Company’s and any of the Company’s Subsidiaries IT systems, and all Personal Data, against unauthorized access, acquisition, interruption, alteration, modification, or use, and (iii) consistent with the Company’s and any of the Company Subsidiaries’ Privacy Obligations. To the knowledge of the Company, within the three (3) years prior to the date hereof, neither the Company nor any Company Subsidiary has experienced any material failure of these physical, administrative and technical safeguards.

(f)                To the knowledge of the Company, there is not currently pending and there has not been within the five (5) year period prior to the date hereof, any claim, action, litigation, investigation, audit, complaint, or other proceeding to, from, by or before any Governmental Entity against the Company or any of the Company’s Subsidiaries with respect to privacy or data security, and, to the knowledge of the Company, there is no reasonable basis for such actions. To the knowledge of the Company, neither the Company nor any of the Company’s Subsidiaries has, within the five (5) year period prior to the date hereof, experienced any Security Incident, nor has, to the Company’s knowledge, any third party who Processes Personal Data on the Company’s or any of the Company’s Subsidiaries behalf, experienced any Security Incident affecting the Processing of Personal Data on behalf of the Company or any of the Company’s Subsidiaries.

Section 3.22. Relationships with Customers and Distributors. Section 3.22 of the Company Disclosure Letter lists each of the top ten (10) (i) customers and (ii) distributors or vendors, of the Company or any Company Subsidiaries, each in terms of revenues received in the fiscal year ended March 31, 2020. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor its Subsidiaries have received notice from any customer, distributor or vendor identified on Section 3.22 of the Company Disclosure Letter indicating that any such customer, distributor or vendor (i) has terminated, or intends to terminate or not renew its existing agreements with the Company or its Subsidiaries, (ii) if applicable, intends to materially reduce its level of purchases from the Company or its Subsidiaries or (iii) intends to renegotiate pricing.

Section 3.23. Affiliate Transactions; Insider Interests. (a) Since January 1, 2017, there are and have been no transactions, arrangements, understandings or Contracts between the Company or any of the Company Subsidiaries, on the one hand, and (i) affiliates of the Company or any Company Subsidiary (other than its wholly-owned Company Subsidiaries) or (ii) persons with whom such transaction, arrangement, understanding or Contract would be required to be disclosed under Item 404 of Regulation S-K of the SEC, in each case, on the other hand.

(b)               No officer or director of the Company or any of the Company Subsidiaries has any material interest in any material property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company or any of the Company Subsidiaries.

Section 3.24. Certain Business Practices. (a) None of the Company or any of the Company Subsidiaries, and to the knowledge of the Company and the Company Subsidiaries, no director, officer, other employee or agent of any of the Company or any of the Company Subsidiaries, has violated or operated in noncompliance with any provision of Anticorruption Laws, and, to the knowledge of the Company and the Company Subsidiaries, none of the Company or any of the Company Subsidiaries and no such director, officer, other employee or agent has: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) offered, promised, authorized, or made any unlawful payment of any money, property, contribution, gift, entertainment or other thing of value, directly or indirectly, to foreign or domestic government officials (including any officer or employee of a government or government-owned or -controlled entity or a public international organization, or employees or to and foreign or domestic political parties or campaigns) or to any other Person or entity to influence official action or secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer, or otherwise in violation of any Anticorruption Laws. The Company and each of the Company Subsidiaries has established reasonable internal controls and procedures designed to promote compliance with the Anticorruption Laws. “Anticorruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 and/or any other similar anti-corruption or anti-bribery Laws applicable to the Company and the Company Subsidiaries, and any rules and regulations promulgated thereunder.

(b)               None of the Company or any of the Company Subsidiaries, nor any director, officer, other employee, or to the knowledge of the Company and the Company Subsidiaries, agent of any of the Company or any of the Company Subsidiaries, is a Sanctioned Person nor has engaged in nor is now engaged in, any unlawful dealings or transactions with or for the benefit of any Sanctioned Person, nor has otherwise violated Sanctions. “Sanctioned Person” means a Person that is (a) the subject of Sanctions, (b) located in or organized under the laws of a country or territory which is the subject of country- or territory-wide Sanctions (including Cuba, Iran, North Korea, Syria, or the Crimea region), or (c) majority-owned or controlled by any of the foregoing. “Sanctions” means applicable trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (i) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) other comparable governmental bodies with regulatory authority over the Company or any Company Subsidiary from time to time.

(c)               None of the Company or any of the Company Subsidiaries has violated or is in violation of any Anti-Money Laundering Law. “Anti-Money Laundering Law” means any anti-money laundering-related laws, regulations, and codes of practice applicable to the Company and the Company Subsidiaries and their operation, including without limitation the EU Anti-Money Laundering Directives and any laws, decrees, administrative orders, circulars, or instructions implementing or interpreting same, and the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970.

(d)               None of the Company or any of the Company Subsidiaries is party to any pending or to the knowledge of the Company, threatened Legal Proceedings or outstanding enforcement action relating to any breach or suspected breach of Anticorruption Laws, Anti-Money Laundering Laws, or Sanctions.

(e)               The Company and each of the Company Subsidiaries has established and adhered to reasonable internal controls and procedures designed to promote compliance with the Anticorruption Laws, Anti-Money Laundering Laws, and Sanctions.

(f)                The Company and its Subsidiaries has been and is in compliance in all material respects with all applicable export restrictions relevant to their businesses.

(g)               All of the accounts receivable reflected in the financial statements contained in the Company SEC Documents represent bona fide transactions of the Company or the Company Subsidiaries that arose in the ordinary course of business, are not subject to setoffs or counterclaims and are current and collectible within 90 days of the date such account receivable was first booked (provided, that it is understood that this representation is not a guarantee of collectability of such accounts receivable). All material amounts of deferred revenue listed in the financial statements contained in the Company SEC Documents meet the GAAP definition of a liability and were appropriately recorded in the books and records in accordance with GAAP consistently applied.

Section 3.25. Insurance. The Company and the Company Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such reasonably insurable risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries. With respect to each insurance policy that is material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any of the Company Subsidiaries is in material breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company and the Company Subsidiaries, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy. Except for such matters as are not material to the Company or any of the Company Subsidiaries, (i) no event relating specifically to the Company or any of the Company Subsidiaries has occurred that is reasonably likely, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain, (ii) excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date hereof, and to the knowledge of the Company and the Company Subsidiaries, no threat has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of the Company or any Company Subsidiary since January 1, 2017 and (iii) no event has occurred, including the failure by the Company or any Company Subsidiary to give any notice or information or by giving any inaccurate or erroneous notice or information, that limits or impairs the rights of the Company or any Company Subsidiary under any such excess liability or protection and indemnity insurance policies.

Section 3.26. Disclaimer of Other Representations and Warranties. The Company does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no person has been authorized by the Company to make any representation or warranty relating to the Company or its business, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company.

Article IV

Representations and Warranties of Parent and Sub

Parent and Sub represent and warrant to the Company that, except as set forth in the letter (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such letter relates; provided, however, that any matter disclosed in one section of such letter shall be deemed to be disclosed in such other sections of such letter to which its relevance is readily apparent on the face of such information and without the need to examine underlying documentation), dated as of the date of this Agreement, from the Parent to the Company (the “Parent Disclosure Letter”):

Section 4.01. Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and could not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.02. Interim Operations of Sub. Since its date of incorporation, Sub has not carried on any business or conducted any operations other than the execution of the Transaction Agreements, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

Section 4.03. Authority; Execution and Delivery; Enforceability. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver the Transaction Agreements and, subject to the adoption of this Agreement by Parent as sole stockholder of Sub, to consummate the Transactions. The execution, delivery and performance by each of Parent and Sub of each Transaction Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the adoption of this Agreement by Parent as sole stockholder of Sub. Promptly after the execution and delivery of this Agreement, Parent, as sole stockholder of Sub, shall adopt this Agreement. Each of Parent and Sub has duly executed and delivered each Transaction Agreement, and each Transaction Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.04. No Conflicts; Consents. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Merger will not: (a) cause a violation of any of the provisions of the Organizational Documents of Parent or Sub; (b) cause a violation of any Law applicable to the business of Parent or Sub; (c) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval with respect to, or result in a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) or give rise to any right of termination, cancellation, modification or acceleration under, any material Contract to which Parent or Sub is a party; or (d) result in the creation of any Lien upon any of the properties, rights or assets of Parent or Sub, other than Permitted Liens, except in the case of clauses (b), (c) and (d), for any such violation, conflict, breach, consent, waiver, approval, default, right, termination, cancellation, modification, acceleration or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as may be required by the Exchange Act, the DGCL, the HSR Act or other applicable Antitrust Laws, the CFIUS Clearance or as set forth on Section 4.04 of the Parent Disclosure Letter, neither Parent nor Sub, nor any of Parent’s other Affiliates is required to make any filing with or to obtain any consent from any Person in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by the Parent or Sub of the Merger, except for such consents or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No vote of Parent’s equityholders is necessary to adopt this Agreement or to approve any of the Transactions.

Section 4.05. Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

Section 4.06. Brokers. No broker, investment banker, financial advisor or other person, other than Bank of America, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Sub.

Section 4.07. Financing. Parent has delivered to the Company true, correct and complete fully executed copies of (i) a debt commitment letter dated the date hereof and addressed to Sub from Bank of America, N.A. and BofA Securities, Inc. pursuant to which Bank of America, N.A. has committed to provide, upon the terms and subject only to the conditions expressly set forth therein, debt financing in the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement (being collectively referred to as the “Debt Financing”) and each fee letter entered into by Parent or Sub or any of their respective Affiliates in connection therewith (such debt commitment letter and fee letters, together with all exhibits, schedules and annexes thereto, collectively, the “Debt Commitment Letters”); provided that fee amounts and other commercially sensitive terms, none of which could affect the conditionality, availability, amount, timing or termination of the Debt Financing, may have been redacted and (ii) executed equity commitment letters (the “Equity Commitment Letters” and with the Debt Commitment Letters, the “Commitment Letters”) dated the date hereof and addressed to Parent, pursuant to which each Investor has committed, upon the terms and subject only to the conditions expressly set forth therein, to provide the equity financing described therein in connection with the transactions contemplated by this Agreement (being collectively referred to as the “Equity Financing” and together with the Debt Financing, the “Financing”). As of the date hereof, the Commitment Letters have not been amended, supplemented or otherwise modified, and no terms or commitments or other obligations thereunder have been waived, withdrawn, terminated, rescinded, repudiated, amended, supplemented or otherwise modified, and no such waiver, withdrawal, termination, rescission, repudiation, amendment, supplement or modification is contemplated (and the Company has been designated as a third party beneficiary of the Equity Commitment Letters as provided therein). Sub has fully paid any and all commitment fees or other fees incurred or payable in connection with the Financing and required to be paid on or prior to the date hereof. The proceeds of the Financing (both before and after giving effect to any “flex” provisions contained in the Debt Commitment Letters), will in the aggregate be sufficient for Sub and the Surviving Corporation to, pay the aggregate Merger Consideration and pay all other amounts required to be paid by Parent or Sub in connection with the transactions contemplated by this Agreement or the Commitment Letters (including, without limitation, the repayment of indebtedness of the Company and the Company Subsidiaries contemplated by this Agreement and the payment of all fees, costs and expenses required to be paid by Parent or Sub at Closing in connection with the Transactions or the Commitment Letters) (the amount sufficient to make such payments, the “Required Amount”). The Commitment Letters are in full force and effect as of the date hereof, and the Commitment Letters constitute valid and binding obligations of Parent and Sub, the other parties thereto, enforceable against Parent and Sub and, to the knowledge of Parent and Sub, each other party thereto, in accordance with their terms, subject to the Bankruptcy and Equity Exception. As of the date hereof, Parent has no knowledge that any event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under any of the Commitment Letters. Neither Parent nor Sub has any reason to believe that any of the conditions to the Financing will not be satisfied on a timely basis or that the full amount of the Financing necessary to fund the Required Amount will not be made available to Sub on a timely basis in order to consummate the Merger and the other transactions contemplated hereby. There are no conditions precedent or contingencies to the obligations of the parties under the Commitment Letters (including pursuant to any “flex” provisions or otherwise) to make the full amount of the Financing available to Parent on the Closing Date upon the terms set forth therein except as expressly set forth in the Commitment Letters. As of the date hereof, there are no side letters or other agreements, Contracts or arrangements to which Parent or any of its Affiliates is a party related (directly or indirectly) to the funding or investing, as applicable, of the full amount of the Financing that could affect the conditionality, availability, amount, timing or termination of the Debt Financing other than expressly as set forth in the Commitment Letters. Parent and Sub acknowledge and agree that the obtaining of the Financing, or any Alternative Financing, is not a condition to Closing.

Section 4.08. Limited Guarantees. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed limited guarantees of the Investors (the “Guarantees”). The Guarantees are valid and in full force and effect, and, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of any Investor under its applicable Guarantee.

Section 4.09. Solvency. As of the Effective Time, assuming (i) satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, (ii) the accuracy, in all material respects, of the representations and warranties of the Company in this Agreement (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or similar materiality qualifiers set forth therein) and the compliance, in all material respects, by the Company with the covenants contained in this Agreement and (iii) the most recent financial forecasts of the Company and the Company Subsidiaries delivered to Parent have been prepared in good faith based upon assumptions that were and continue to be reasonable, immediately after giving effect to the transactions contemplated by this Agreement, payment of all amounts to be paid on the Closing Date, including the aggregate Merger Consideration, repayment or refinancing of any indebtedness in connection with the transactions contemplated by this Agreement or the Debt Commitment Letters and payment of all related fees and expenses, the Surviving Corporation and the Company Subsidiaries, on a consolidated basis, will be Solvent. For the purposes of this Section 4.09, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors (including a reasonable estimate of the amount of contingent liabilities); (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature (including a reasonable estimate of the amount of contingent liabilities). For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or lines of credit, or a combination thereof, to meet its obligations as they become due.

Section 4.10. Disclaimer of Other Representations and Warranties.

(a)               No Other Representations and Warranties. Each of Parent and Sub, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III: The Company does not make, and has not made, any representations or warranties in connection with the Merger and the Transactions other than those expressly set forth herein; (ii) no Person has been authorized by the Company or its Subsidiaries or any of its Affiliates or Representatives to make any representation or warranty relating to the Company or its Subsidiaries or its businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by Parent, Sub or any of their respective Affiliates or Representatives as having been authorized by the Company or its Subsidiaries or any of its Affiliates or Representatives (or any other Person); and (iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements). Except as expressly set forth herein, no person has been authorized by the Company to make any representation or warranty relating to the Company or its business, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company.

(b)               No Reliance. Each of Parent and Sub, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating any of the Transactions) in reliance on: (i) any representation or warranty, express or implied; (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Transactions, in connection with presentations by the Company’s management or in any other forum or setting; or (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

(c)               Investigation. Each of Parent and Sub acknowledges that it has had the opportunity to conduct an independent investigation regarding the Company and its Subsidiaries. Nothing in this Section 4.10 is intended to or shall modify or limit in any respect any of the representations or warranties of the Company in Article III or modify or limit any claim of fraud.

Section 4.11.Anti-Money Laundering Laws. The operations of Parent and its Affiliates are and have been conducted at all times in compliance with the Anti-Money Laundering Laws, and no Action involving Parent or its Affiliates with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of Parent and its Affiliates, threatened.

Section 4.12.Not an Interested Stockholder. Neither Parent nor any of its “affiliates” or “associates” is, or has been within the last three (3) years, an “interested stockholder” (in each case as such terms are defined in Section 203 of the DGCL) of the Company. Except as set forth on Schedule 4.12 of the Parent Disclosure Letter and except as may be deemed to be beneficially owned under the Voting Agreement, neither Parent nor any of Parent’s Subsidiaries directly or indirectly owns, and at all times within the last three (3) years, neither Parent nor any of Parent’s Subsidiaries has directly or indirectly owned, beneficially or otherwise, any Company Common Stock or any securities, contracts or obligations convertible into or exchangeable for Company Common Stock.

Section 4.13.Absence of Certain Agreements. As of the date hereof, and other than the Transaction Agreements, neither Parent, Sub nor any of their respective Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (i) pursuant to which any stockholder of the Company would be entitled to receive, in respect of any share of Company Common Stock, consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Proposal or (ii) pursuant to which any stockholder of the Company or any of its Subsidiaries has agreed to make an investment in, or contribution to, Parent or Sub in connection with the Transactions. As of the date hereof, and other than the Transaction Agreements, there are no agreements, arrangements or understandings (in each case, whether oral or written) between Parent, Sub, any Investor or any of their respective Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to, or are in connection with, the Transactions. None of Parent, Sub, any Investor (or any of their respective Affiliates) has entered into any Contract with any commercial bank prohibiting or seeking to prohibit such commercial bank from providing or seeking to provide debt financing to any Person in connection with a transaction involving the Company or any of its Subsidiaries in connection with the Merger (provided, that the implementation of a customary “tree” structure at a commercial bank shall not be deemed to prohibit that commercial bank from providing such debt financing).

Section 4.14.Stockholder, Labor and Employee Matters. As of the date hereof, other than the Transaction Agreements, neither Parent nor Sub has: (a) entered into any employment agreement, or made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any of the Company’s stockholders (other than the Investors), directors, officers or employees, or any other Contract with such Persons relating to this Agreement, the Merger or any of the other Transactions, (b) offered employment to any of the Company’s stockholders, directors, officers or employees, (c) had discussions with any of the Company’s stockholders, directors, officers or employees regarding the future terms of their employment after the Closing or (d) sold, or offered to sell, any direct or indirect equity interest in the Company to any of the Company’s stockholders (other than the Investors), directors, officers or employees.

Article V

Covenants Relating to Conduct of Business

Section 5.01. Conduct of Business. (a) From the date of this Agreement to the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to use reasonable best efforts to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use its reasonable best efforts to preserve intact its current business organization, pay its debts when due, keep available the services of its current officers and maintain the material relationships with customers, suppliers, licensors, licensees, distributors and others having significant business dealings with them intact in all material respects. In addition, and without limiting the generality of the foregoing, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly, do any of the following, except (A) with the prior written consent of Parent, (B) as set forth in Section 5.01 of the Company Disclosure Letter, (C) as expressly required by this Agreement or (D) during any period of full or partial suspension of operations related to COVID-19 or any COVID-19 Measures, the Company or any of its Subsidiaries may, in connection with COVID-19 or any COVID-19 Measures, take such actions as are reasonably necessary (i) to protect the health and safety of the Company’s or its Subsidiaries’ employees and other individuals having business dealings with the Company or any of its Subsidiaries or (ii) to respond to third-party supply or service disruptions caused by COVID-19 or any COVID-19 Measures, in each case of clause (D)(i) and (D)(ii), subject to reasonable prior consultation with Parent to the extent reasonably practicable:

(i)                 (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (D) except as contemplated by Section 7.02(f), convert any Company Series A Preferred Stock into Company Common Stock;

(ii)              issue, deliver, sell, or grant, or agree or commit to issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, restricted stock units, restricted shares, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based units, other than (i) the issuance, delivery or sale of shares of Company Common Stock upon the exercise of Company Stock Options or the settlement of Company RSU Awards outstanding on the date of this Agreement that are made available to Parent pursuant to Section 3.03 or disclosed on Section 3.03 of the Company Disclosure Letter, in accordance with their present terms, (ii) the conversion of Company Series A Preferred Stock into Company Common Stock as contemplated by Section 7.02(f) or (iii) grants or awards of Company securities (in respect of a maximum of 30,000 shares of Company Common Stock in the aggregate) to newly hired and/or promoted employees made in the ordinary course of business;

(iii)            amend the certificate of incorporation, bylaws or other comparable charter or organizational documents (including any certificate of designation of any class or series of Company Preferred Stock or any similar instrument) of the Company or any Company Subsidiary;

(iv)             acquire or agree to acquire (A) by merging or consolidating with, or by any other manner, any equity interests in or substantial portion of the assets of any business or any corporation, partnership, joint venture, association or other business organization or entity or division thereof other than any such acquisition (or series of related acquisitions) (A) which is in the ordinary course of business and (B) that, in a single acquisition (or series of related acquisitions), or in the aggregate, involves a purchase price (including assumption of indebtedness) of not more than $10,000,000;

(v)               except (i) as required by applicable Law, (ii) to the extent required under employment Contracts in effect as of the date hereof that have been made available to Parent or disclosed in the Filed Company SEC Documents, (iii) as set forth on Section 5.01(v) of the Company Disclosure Letter, (A) grant to any, directors or officers of the Company any increase in compensation; (B) with respect to any directors or officers of the Company, increase the amount of any bonus, incentive, change in control, retention, severance or termination pay or similar payments; (C) enter into any agreement providing for retention, change in control, severance (other than the minimum severance required by applicable Law) or other similar payments or benefits with any director, officer or employee of the Company or any of the Company Subsidiaries, except as required under any Company Benefit Plan in effect as of the date hereof that has been made available to Parent; (D) establish, adopt, enter into, terminate or amend any Company Benefit Plan; (E) negotiate, enter into, amend or extend any Contract with a Labor Union; (F) remove or modify existing restrictions in any Company Benefit Plan or awards made thereunder, or (G) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any Company Benefit Plan;

(vi)             implement any layoffs that would trigger or be reasonably expected to trigger obligations under the WARN Act or any comparable Law;

(vii)          make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may be required by a change in GAAP or Regulation S-X promulgated under the Exchange Act or as otherwise specifically disclosed in the Filed Company SEC Documents;

(viii)        sell, lease (as lessor), license, mortgage, pledge or otherwise dispose of or subject to any Lien, charge or other encumbrance any properties or assets, except (A) pursuant to existing Contracts or commitments or in the ordinary course of business, (B) non-exclusive licenses of Company Intellectual Property to its customers, contractors, partners, vendors or suppliers or other Third Parties in the ordinary course of business, (C) sales of inventory or used equipment in the ordinary course of business, (D) Permitted Liens incurred in the ordinary course of business or (E) sales, assignments or other transfers of Work Product to the applicable customer in the ordinary course of business;

(ix)             (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for indebtedness incurred in the ordinary course of business (including borrowings under the Company’s current credit facilities, including under the Loan Agreement, and indebtedness incurred with respect to equipment leasing or indebtedness incurred in connection with any transaction permitted by clause (iv) above), but in any event not to exceed $10,000,000 in the aggregate (except for draw downs on the Company’s revolving line of credit available under the Loan Agreement made in the ordinary course of business), or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned Company Subsidiary;

(x)               with respect to the Company and each of its subsidiaries (A) make (other than in the ordinary course of business consistent with past practice in respect of actions that are immaterial), change or rescind any Tax election or settle or compromise any Tax liability or refund, (B) change any Tax accounting period or method or file any amended material Tax Return, (C) surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitations period for the assessment of Taxes or (D) change the Tax residency of the Company or any of its subsidiaries;

(xi)             sell, transfer, assign, license, encumber or otherwise dispose of to any third party any item of Company Intellectual Property Rights owned or purported to be owned by the Company or any of the Company Subsidiaries (“Company Owned IP”) or any Company Intellectual Property Rights which is exclusively licensed to the Company or any of the Company Subsidiaries (including pursuant to a sale-leaseback transaction or securitization) except (A) pursuant to existing Contracts or commitments with customers for the assignment of Intellectual Property developed for such customers in the ordinary course of business, (B) pursuant to non-exclusive licenses of Company Owned IP to its customers, contractors, partners, vendors or suppliers or other Third Parties in the ordinary course of business, (C) sales of inventory or used equipment in the ordinary course of business; (D) Permitted Liens incurred in the ordinary course of business or (E) sales, assignments or other transfers of Work Product to the applicable customer in the ordinary course of business;

(xii)             change its cash management policies, including accelerating the collection of accounts receivable or deferring the payment of accounts payable;

(xiii)            (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) settle any Action requiring payments in excess of $1,000,000 (excluding amounts that are eligible to be funded by insurance proceeds) or that would restrict the operation of the business of the Company or any Company Subsidiary, in any material respect;

(xiv)            hire, engage or terminate (except for cause) the employment or engagement of any director or executive officer;

(xv)             other than in the ordinary course of business or as consented to in writing by Parent (which consent for purposes of this Section 5.01(a)(xv) shall not be unreasonably withheld, conditioned or delayed), (A) amend, modify, waive, renew or terminate any Material Contract (other than the Loan Agreement) or any provision thereof, (B) enter into, amend, modify, waive, renew or terminate any Contract with any affiliate of the Company or a Company Subsidiary or (C) enter into any Contract that if entered into prior to the date hereof, would constitute a Material Contract;

(xvi)            authorize, adopt or implement a plan of complete or partial liquidation or dissolution of the Company or any Company Subsidiary;

(xvii)           mortgage, pledge or subject to any Lien, charge or other encumbrance, the equity interests of the Company or any Company Subsidiary, except Permitted Liens;

(xviii)          make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $2,000,000 or, in the aggregate with all other capital expenditures made or agreed to be made after the date of this Agreement, are in excess of $10,000,000; or

(xix)             authorize any of, or commit or agree to take any of, the foregoing actions.

(b)               Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in any condition to the Merger set forth in Article VII, not being satisfied.

(c)               Advice of Changes. The Company and Parent shall promptly advise the other in writing of any change or event that has or would reasonably be expected to have a Company Material Adverse Effect, in the case of the Company, or a Parent Material Adverse Effect, in the case of Parent; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company shall, to the extent permitted by Law, promptly provide Parent and Sub with copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

(d)               Certain Tax Actions.

(i)                 During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its subsidiaries to, (A) timely file all Tax Returns (“Post-Signing Returns”) required to be filed by or on behalf of each such entity and timely pay all Taxes due and payable in respect of such Post-Signing Returns; (B) not take any position on such Post-Signing Returns that is inconsistent with past custom and practice unless required by GAAP or applicable Law; (C) accrue a reserve in the books and records and financial statements of any such entity at such times and in such amounts as are in accordance with past practice for all Taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time, provided that to the extent such accrual is not consistent with past practice the Company shall notify in writing the Parent as reasonably practicable as possible in advance of such accrual and shall consider in good faith any comments the Parent might have in connection thereto; (D) promptly notify Parent of any Tax-related suit, claim, action, investigation, proceeding or audit (collectively, “Tax Actions”) that is or becomes pending against or with respect to the Company or any of its subsidiaries and not settle or compromise any such Tax Action without Parent’s consent (which consent shall not be unreasonably withheld or delayed); and (E) cause all existing Tax sharing agreements, Tax indemnity obligations and similar agreements, arrangements or practices other than customary agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes (“Tax-Related Agreements”) with respect to Taxes to which the Company or any of its subsidiaries is or may be a party or by which the Company or any of its subsidiaries is or may otherwise be bound (other than Tax-Related Agreements between or among the Company and its subsidiaries) to be terminated as of the Closing Date so that after such date neither the Company nor any of its subsidiaries shall have any further rights or liabilities thereunder.

(ii)              On or no more than thirty (30) days prior to the Closing Date, the Company shall deliver to the Parent a certificate (in form and substance reasonably satisfactory to the Parent) pursuant to Treasury Regulations Section 1.1445-2(c)(3), stating that the Company is not and has not been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c) of the Code.

(iii)              The parties shall cooperate with each other and provide each other with all information as is reasonably necessary for the parties to satisfy the reporting obligations under Section 6043A of the Code.

(e)               Other Actions. The Company shall comply with the obligations set forth in Section 5.01(e) of the Company Disclosure Letter.

Section 5.02. No Solicitation. (a) The Company shall not, and shall cause its subsidiaries not to, and shall cause any officer, director or employee of, or any investment banker, attorney, accountant or other advisor or representative (collectively, “Representatives”) of, the Company or any of its subsidiaries not to, directly or indirectly (i) solicit, initiate or encourage the submission of, any Acquisition Proposal, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into any Acquisition Agreement with respect to any Acquisition Proposal, (iii) enter into, participate in or continue any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with or facilitate or enable, any Acquisition Proposal, (iv) waive, terminate, modify, fail to enforce or release any Person (other than Parent, Sub or their respective affiliates) under any “standstill” or similar agreement or obligation other than in accordance with the terms thereof, or exempt any Person (other than Parent, Sub and their respective affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or similar provisions of any other Takeover Laws) or (v) propose, resolve or agree to do any of the foregoing. The Company shall, and shall cause its Representatives to, (1) cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (2) immediately after the date hereof shall request the prompt return or destruction of all confidential information previously furnished to such Person(s) within the last twelve months for the purpose of evaluating a possible Acquisition Proposal and (3) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal. Notwithstanding the foregoing, at any time prior to receipt of the Company Stockholder Approval, if the Company Board receives a written bona fide Acquisition Proposal after the date hereof that was not solicited by the Company or its Representatives and did not otherwise result from a breach or deemed breach of this Section 5.02(a) and that (I) the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a Superior Proposal, and (II) the Company Board determines in good faith, after consultation with outside legal counsel, that failure to take the actions specified in the following clauses (x) and/or (y) of this sentence with respect to such Acquisition Proposal would be inconsistent with its fiduciary duties to the stockholders of the Company under Delaware Law, then subject to providing prior written notice (before taking the actions in the following clauses (x) or (y) hereof) of its decision to take such action to Parent as promptly as practicable after such determination was reached (and in any event, no later than 24 hours thereafter) and compliance with Section 5.02(c), the Company Board may (x) furnish information with respect to the Company to the Person making such Acquisition Proposal and its Representatives pursuant to a confidentiality agreement not materially less restrictive in the aggregate of the other party than the Confidentiality Agreement provided that, a Person who within the last twelve months that has entered into a confidentiality agreement with the Company relating to a purchase of, or business combination with, the Company shall not be required to enter into a new or revised confidentiality agreement if such confidentiality agreement remains in effect with a term of at least twelve (12) months and does not prohibit the Company from complying with this Section 5.02, and such existing confidentiality agreement shall be deemed to be an acceptable confidentiality agreement hereunder (provided, that any information provided to such Person shall have previously been made available to Parent or shall be made available to Parent prior to or at the same time as it is provided to such Person, and provided further that such confidentiality agreement shall not prohibit or purport to prohibit the Company in any way from complying with this Section 5.02 or this Agreement or include any provision calling for an exclusive right to negotiate with the Company, the Company Board or their Representatives) and (y) participate in discussions or negotiations with such Person and its Representatives regarding any Acquisition Proposal. Without limiting the foregoing, it is agreed that any breach of the restrictions set forth in the preceding sentence by any Representative or affiliate of the Company or any of its subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.02(a) by the Company.

(b)               Neither the Company Board nor any committee thereof shall (i) (A) withdraw, qualify or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw, qualify or modify in a manner adverse to Parent or Sub, the Company Board Recommendation, or resolve or agree to take any such action, (B) adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, any Acquisition Proposal, or resolve or agree to take any such action, (C) following the date any Acquisition Proposal or any material modification thereto, or any Intervening Event, is first made public or sent or given to the stockholders of the Company, fail to issue a press release publicly reaffirming the Company Board Recommendation within five (5) business days (or, if earlier, by the second (2nd) business day prior to the Outside Date) after a written request by Parent to do so, which request shall only be made once per Acquisition Proposal or once per each material modification thereto, (D) fail to publicly recommend against any Acquisition Proposal that is a tender offer or exchange offer in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer or (E) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Company’s stockholders (any action described in this clause (i) being referred to herein as an “Adverse Recommendation Change”) or (ii) approve, authorize, cause or permit the Company or any Company Subsidiary to enter into, any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to any Acquisition Proposal, other than a confidentiality agreement entered into in compliance with Section 5.02(a)(II)(x) (an “Acquisition Agreement”), or resolve, agree or publicly propose to take any such action. Notwithstanding the foregoing, and only at a time prior to the receipt of the Company Stockholder Approval, the Company may (x) make an Adverse Recommendation Change under clause (A) of the definition thereof in response to an Intervening Event, (y) make an Adverse Recommendation Change under clause (A) of the definition thereof in response to a Superior Proposal or (z) terminate this Agreement pursuant to Section 8.01(f) in response to a Superior Proposal in order to enter into a definitive agreement providing for such Superior Proposal, but in each case only if: (1) the Company Board has received a Superior Proposal that did not result, directly or indirectly, from a breach of Section 5.02 (in the case of the preceding clause (y) or clause (z)), or an Intervening Event has occurred (in the case of the preceding clause (x)); (2) in light of such Superior Proposal (in the case of the preceding clause (y) or clause (z)) or such Intervening Event (in the case of the preceding clause (x)), as the case may be, the Company Board shall have determined in good faith, after consultation with outside legal counsel and consultation with a financial advisor of nationally recognized reputation, that failure to make an Adverse Recommendation Change under clause (A) of the definition thereof (in the case of the preceding clause (y)) or to terminate this Agreement (in the case of the preceding clause (z)) or to make an Adverse Recommendation Change under clause (A) of the definition thereof (in the case of the preceding clause (x)) would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under Delaware Law (any such determination, a “Withdrawal Determination”); (3) the Company has notified Parent in writing that it has made a Withdrawal Determination (any such notice, a “Triggering Notice”) and provided Parent unredacted copies of the documents and/or agreements providing for the Superior Proposal (including any other documents or agreements referred to in or to be entered into in connection with the Superior Proposal) or described the Intervening Event in writing in reasonable detail, as the case may be; (4) during the five (5) business days commencing on the date of receipt by Parent of the Triggering Notice (such time period, the “Notice Period”), if requested by Parent, the Company shall have negotiated in good faith with Parent to permit Parent to make a proposal to amend the terms of the Transactions or the Transaction Agreements; (5) at the end of the Notice Period, and taking into account any irrevocable written proposals (including any proposal to amend the terms of the Transactions or the Transaction Agreements) made by Parent since receipt of the Triggering Notice (a “Parent Proposal”), such Superior Proposal remains a Superior Proposal and the Company Board has again made a Withdrawal Determination in response to such Superior Proposal or such Intervening Event is continuing and the Company Board has again made a Withdrawal Determination in response to such Intervening Event (it being understood and agreed that if, in light of any Parent Proposal, the Company Board is no longer able to make a Withdrawal Determination with respect to such Superior Proposal or Intervening Event, then the Company shall immediately enter into amendments to the Transaction Agreements with Parent and Sub that embodies the terms of such Parent Proposal); (6) the Company is in compliance in all material respects with Section 5.02 and Parent is not at such time entitled to terminate this Agreement pursuant to Section 8.01(c) or Section 8.01(d)(ii); and (7) the Company (i) has paid prior to or concurrently pays the Termination Fee to Parent pursuant to Section 8.02 and immediately after such termination enters into a definitive agreement providing for such Superior Proposal, in the case of a termination of this Agreement pursuant to the preceding clause (z) or (ii) has set aside for immediate payment, the funds for the fee due under Section 8.02 in the case of an Adverse Recommendation Change pursuant to the preceding clause (x) or (y). The Company acknowledges and agrees that each successive modification to the financial terms or other material terms of an Acquisition Proposal that is determined to be a Superior Proposal, and any material change to the Intervening Event, shall require a new Triggering Notice and a new Notice Period (except that the five (5) business day notice period referred to in the Notice Period shall instead be equal to the longer of (I) three (3) business days and (II) the period remaining under the Notice Period immediately prior to the delivery of such additional notice under this sentence).

(c)               The Company shall promptly (but in no event more than 24 hours after receipt thereof) advise Parent in writing of any Acquisition Proposal or any inquiry with respect to or that is reasonably likely to lead to any Acquisition Proposal, the identity of the Person making any such Acquisition Proposal or inquiry and the terms of any such Acquisition Proposal or inquiry. The Company shall thereafter (i) keep Parent informed in all material respects of the inquiry or Acquisition Proposal including any change to the material terms of any such Acquisition Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with un-redacted copies of all offers, proposals, drafts and final versions (and any material amendments thereto) of agreements and financing documents, including schedules, exhibits and side letters thereto, and other material correspondence sent or provided to the Company from any third party in connection with any Acquisition Proposal or sent or provided by the Company to any third party in connection with any Acquisition Proposal.

(d)               Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, Rule 14d 9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that the Company and the Company Board may not effect an Adverse Recommendation Change, except to the extent permitted by Section 5.02(b). Subject to compliance with Section 5.02(b), a “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act shall not constitute an Adverse Recommendation Change. Notwithstanding anything in this Section 5.02(d) or the penultimate sentence of Section 5.02(b), but subject to the termination right in Section 8.01(f), the Company, the Company Board or any committee thereof may not take, agree or resolve to take any action that would result in the Company’s stockholders no longer being legally capable under the DGCL of validly adopting this Agreement.

(e)               For purposes of this Agreement:

“Acquisition Proposal” means any inquiry, proposal, or indication of interest or offer by an unaffiliated third party or the securityholders of such party relating to, or reasonably expected to lead to, in a single transaction or series of transactions: (i) the issuance by the Company to, or the acquisition by, any third party or the securityholders of any third party of, 15% or more of any class of the equity interests in the Company (by vote or by value), (ii) any merger, consolidation, business combination, reorganization, share exchange, dual listed company structure, sale of assets, recapitalization, equity investment, joint venture, exclusive license, liquidation, dissolution or other similar transaction involving the Company or the Company Subsidiaries, (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any such third party or the securityholders of such third parties, directly or indirectly, of assets that represent, or of any class of equity interest in any entity that holds assets representing, directly or indirectly, 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iv) any tender offer or exchange offer that, if consummated, would result in any such third party or by the securityholders of any such third parties beneficially owning 15% or more of the outstanding shares of Company Common Stock or any other voting securities of the Company (or instruments convertible to or exchangeable for 15% or more of such outstanding shares or securities) or (v) any combination of the foregoing.

“Superior Proposal” means any binding bona fide written Acquisition Proposal for a merger, consolidation, tender offer or exchange offer (with all of the references to “15%” included in the definition of Acquisition Proposal deemed to be replaced with “a majority”) made by a third party (who is not an affiliate of the Company), (i) on terms which the Company Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, would result in a transaction that is more favorable from a financial point of view to the holders of Company Common Stock than the Transactions, taking into account, among other things, all the terms and conditions of such proposal, the identity of the Person making the proposal and all legal, financial, regulatory and other aspects of such proposal and the Transaction Agreements (including any proposal by Parent to amend the terms of the Transactions or the Transaction Agreements made in writing prior to the time of determination pursuant to Section 5.02(b)), (ii) that is not subject to any “due diligence” contingency or financing contingency and (iii) that is reasonably capable of being completed on a timely basis.

“Intervening Event” means a material fact, event, change, development or circumstance related to the Company (A) that first occurs after the date of this Agreement which (i) is unknown to, nor reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement and (ii) becomes known to or by the Company Board prior to the receipt of the Company Stockholder Approval or (B) that occurred prior to the date of this Agreement which (i) was known or reasonably foreseeable by the Company Board as of the date of this Agreement, but the consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement and (ii) which consequences became known to or by the Company Board prior to the receipt of the Company Stockholder Approval; provided, however, that in no event shall the receipt of an Acquisition Proposal or Superior Proposal, any development or change in the industries the Company and the Company Subsidiaries operate in, or any changes in the market price or trading volume of the shares of Company Common Stock, the matter set forth in Section 5.02(e) of the Company Disclosure Letter, any increase in value of any assets of the Company or its Subsidiaries, the Company or any Company Subsidiary engaging a new client or entering into a new Contract, any changes in Laws,  any COVID-19 related developments (e.g., a vaccine) or the fact in and of itself that the Company exceeds internal or published projections, in any such case, constitute or be taken into account in determining an Intervening Event .

Article VI

Additional Agreements

Section 6.01. Preparation of the Proxy Statement; Stockholders Meeting.

(a)               The Company shall, as soon as practicable after the date hereof and in any event no later than the 25th calendar day immediately after the date hereof (or, if such calendar day is not a business day, on the first business day subsequent to such calendar day), prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any questions or comments of the SEC (including any oral response to comments), the Company (x) shall provide Parent and its counsel a reasonable opportunity to review and comment on such document or response (including any proposed oral response to comments), (y) shall consider in good faith inclusion in such document or response all comments reasonably proposed by Parent and (z) shall not file or mail such document, or respond to the SEC, prior to receiving the approval of Parent or its counsel, which approval shall not be unreasonably withheld, conditioned or delayed. Without limiting the generality of the foregoing, each of Parent and Sub shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to Parent, Sub and their respective Affiliates as may be required to be set forth in the Proxy Statement under applicable Law. Notwithstanding anything to the contrary herein, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Sub for inclusion or incorporation by reference in the Proxy Statement; provided that, the Company shall be responsible if Parent notifies the Company in writing of a correction to any such information and the Company fails to promptly incorporate such correction into the Proxy Statement. In connection with the foregoing, the Company shall (i) as reasonably promptly as practicable after the later of (1) the 10-day waiting period under Rule 14a-6(a) under the Exchange Act and (2) the date on which the SEC confirms that it has no further comments on the Proxy Statement (such later date, the “Clearance Date”) cause the Proxy Statement to be mailed to the Company’s stockholders (and in no event more than two business days after the Clearance Date); and (ii) use its reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and obtain the Company Stockholder Approval. Parent shall pay 50% of all filing fees required to be paid to the SEC in connection with the Proxy Statement.

(b)               Within two business days after the date hereof, the Company shall make the inquiry (i.e., the “broker search”) required by Rule 14a-13(a)(1) under the Exchange Act. The Company shall, as soon as practicable following the date hereof establish a record date (the “Record Date”) for duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the sole purpose of obtaining the Company Stockholder Approval and voting on a proposal to adjourn the Company Stockholders Meeting (and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith), which meeting the Company shall cause to occur no later than the 40th calendar day (or, if such calendar day is not a business day, on the first business day subsequent to such calendar day) immediately after the date that the mailing of the Proxy Statement has been substantially completed. Once the Company has established the Record Date, the Company shall not change the Record Date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent not to be unreasonably withheld, conditioned or delayed. The Proxy Statement mailed to the holders of Company Common Stock shall include the notice of appraisal rights required to be delivered by the Company pursuant to Section 262 of the DGCL that complies with applicable Law.

(c)               The Company shall, as reasonably promptly as practicable after the Clearance Date, duly call, give notice of, convene and hold the Company Stockholder Meeting for the purpose of seeking the Company Stockholder Approval; provided that notwithstanding anything else to the contrary herein, the Company may postpone or adjourn the Company Stockholder Meeting (A) with the consent of Parent, (B) for the absence of a quorum, (C) if the Company reasonably determines after consultation with outside legal counsel that the failure to adjourn, postpone or delay the Company Stockholder Meeting would be reasonably likely not to allow sufficient time under applicable Laws for the distribution of any appropriate supplement or amendment to the Proxy Statement or (D) to allow additional solicitation of votes in order to obtain the Company Stockholder Approval; provided, that the maximum amount of all such adjournments shall not exceed more than thirty (30) days in the aggregate. Unless the Company Board or any committee thereof has made an Adverse Recommendation Change in compliance with Section 5.02(b), the Company shall, through the Company Board, make the Company Board Recommendation to the stockholders of the Company, and shall include the Company Board Recommendation in the Proxy Statement. The Company shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of adopting this Agreement and shall take all other action reasonably necessary or advisable to secure the Company Stockholder Approval. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with Article VII, the Company agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Acquisition Proposal or the making of any Adverse Recommendation Change. The Company shall provide updates to Parent with respect to the proxy solicitation for the Company Stockholders Meeting (including interim results) as reasonably requested by Parent. Parent shall vote or cause to be voted all shares of Company Common Stock owned by Parent or its Subsidiaries in favor of the Company Stockholder Approval.

(d)               If prior to the Company Stockholder Meeting, any event occurs with respect to the Company or Parent any of its subsidiaries, or any change occurs with respect to other information supplied by the Company or Parent for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify the other party of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders.

Section 6.02. Access to Information; Confidentiality. Subject to applicable Law, including Law governing the scope of permissible information exchange, the Company shall, and shall cause each of its subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to all its and its subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the U.S. federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. By executing this Agreement, each of Parent and Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto. No investigation under this Section 6.02 shall have any effect on any of the representations, warranties, conditions, covenants or agreements of the parties hereto. All information exchanged pursuant to this Agreement shall be subject to the confidentiality agreement dated August 16, 2020 between the Company and Baring Private Equity Asia Limited (the “Confidentiality Agreement”).

Section 6.03. Reasonable Best Efforts; Notification.

(a)               Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties (provided, that neither the Company nor any of the Company Subsidiaries will make or agree to make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value, for the purposes of obtaining any such third party consents without the prior consent of Parent), (iii) the defending of any lawsuits or other Legal Proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of the Merger and the other Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements. In furtherance and not in limitation of the foregoing, if an HSR Filing is required by Law, each of Parent and the Company shall, as promptly as practicable after the date hereof (but in any event not later than ten (10) business days after the date hereof) file with the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) a Notification and Report Form pursuant to the HSR Act (the “HSR Filing”), and at the same time as making such HSR Filing shall request that the DOJ and the FTC grant “early termination” of the waiting period related to such HSR Filing and this Agreement and the Transactions. Parent shall pay all filing fees required to be paid in conjunction with such HSR Filing or any other Antitrust Laws, and the Company shall not be required to pay any fees or other payments to any Governmental Entity in connection with any filings under, the HSR Act or such other filings as may be required under applicable Antitrust Laws in connection with the Merger or the other Transactions. Without limiting the generality of the foregoing, each of Parent and the Company (A) shall use its reasonable best efforts to promptly provide all information requested by any Governmental Entity in connection with the Merger and the other Transactions and (B) shall use its reasonable best efforts to promptly take all actions and steps necessary to obtain and secure the expiration or termination of any applicable waiting periods under the HSR Act or other applicable compliance with any mandatory pre-merger notification and approval requirements under any foreign (non-US) investment control, antitrust or competition laws (“Foreign Antitrust Laws”) and obtain any clearance or approval required to be obtained from the FTC, the DOJ, any state attorney general, any foreign competition authority or any other Governmental Entity in connection with the Merger and the other Transactions. For the avoidance of doubt, nothing in this paragraph or Agreement shall require Parent or Sub to withdraw and resubmit the CFIUS Filing, whether in response to a request by CFIUS or any CFIUS member agency or otherwise.

(b)               The parties shall cooperate to submit a draft joint voluntary notice to CFIUS with respect to the Transactions (the “Draft CFIUS Filing”) as soon as practicable after the date of this Agreement. After receipt of confirmation that CFIUS has no further comments or inquiries related to the Draft CFIUS Filing, the parties shall promptly submit a formal joint voluntary notice to CFIUS with respect to the Transactions (the “CFIUS Filing”). The parties shall use their reasonable best efforts to comply at the earliest practicable time required by CFIUS or any CFIUS member agency with any request for additional information, documents or other materials, and will use their reasonable best efforts to cooperate with each other in connection with both the Draft CFIUS Filing and the CFIUS Filing and in connection with resolving any investigation or other inquiry of CFIUS or any CFIUS member agency. The parties shall each use their best efforts to promptly inform the other party of any oral communication with, and provide copies of written communications with, CFIUS or any CFIUS member agency regarding any such filings; provided, that no party shall be required to share communications containing its confidential business information if such confidential information is unrelated to the Transactions. The parties shall undertake reasonable best efforts to promptly take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable to obtain CFIUS Approval as soon as practicable, and in any event prior to the Outside Date, including, but not limited to, using reasonable best efforts, if required, to execute a reasonable letter of assurance or entering into another reasonable form of mitigation agreement with CFIUS or CFIUS member agencies on terms, conditions, or measures sought by CFIUS, provided, however, that no party shall be required to take or agree to take any undertaking that is not conditioned on the consummation of the Transactions. Parent shall pay all filing fees required in connection with the CFIUS Filing and the Company shall not be required to pay any fees or other payments to any Governmental Entity in connection with any filings under CFIUS.

(c)               Without limiting the generality of anything contained in Section 6.03(a), subject to applicable Law, each party hereto shall: (i) give the other parties prompt written notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Merger and the other Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal Proceeding; and (iii) promptly inform the other parties of any communication to or from the FTC, the DOJ or any other Governmental Entity regarding the Merger and the other Transactions. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding; provided that documents that contain confidential or sensitive information with respect to any Investor may be provided on an outside counsel-only basis. Notwithstanding anything to the contrary in this Section 6.03, Parent shall be responsible for determining all aspects of strategy associated with obtaining any approvals, consents or waivers necessary to consummate the Merger as required under Antitrust Law.

(d)               Neither Parent nor Sub shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under the HSR Act or Foreign Antitrust Laws with respect to the Merger and the other Transactions.

(e)               Nothing in this Section 6.03 shall require any Investor or any Affiliate of Parent or Sub to dispose of any of its assets or to limit its freedom of action with respect to any of their businesses or to commit or agree to any of the foregoing to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Merger relating to the HSR Act, Foreign Antitrust Laws or other antitrust, competition or premerger notification, or trade regulation law, regulation or order (“Antitrust Laws”) or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Antitrust Laws.

Section 6.04. Employee Matters; Benefit Plans.

(a)               For a period of not less than twelve (12) months after the Closing Date, Parent shall, or shall cause the Surviving Corporation to, provide the employees of the Company and the Company Subsidiaries as of immediately prior to the Closing who remain in the employment of the Surviving Corporation and its Subsidiaries or who become employees of Parent or one of its Subsidiaries (the “Continuing Employees”) with (i) (A) base salary or base hourly wage rate (as applicable) and (B) any target cash incentive compensation opportunity (including bonuses and commissions, but excluding long-term incentive, equity or equity-based, change in control, retention or similar compensation or benefits), in each case in an amount at least equal to the level that was provided to each such Continuing Employee immediately prior to the Closing and (ii) employee benefits (other than any defined benefits, long-term incentive, equity or equity-based, change in control, retention or similar compensation or benefits) on substantially similar terms in the aggregate to those provided to each such Continuing Employee immediately prior to the Closing Date. Notwithstanding the foregoing, nothing in this Section 6.04 will limit or restrict Parent or any of its Affiliates (including the Company and the Company Subsidiaries) from modifying any employee’s terms and conditions of employment, including such employee’s compensation or benefits, in respect to any adverse effect experienced by Parent or its applicable Affiliate as a result of the COVID-19 pandemic, as determined by Parent or its applicable Affiliate in good faith.

(b)               Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific plans or to guarantee or continue the employment of any specific person for any period of time, or to preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate the employment of any Continuing Employee or any other person for any reason. Furthermore, no provision of this Agreement shall be construed as requiring Parent, the Surviving Corporation or any of their respective Subsidiaries to maintain or continue any Company Benefit Plan (subject to the limitations and requirements specifically set forth in this Section 6.04) or prohibiting or limiting the ability of Parent or the Surviving Corporation to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings sponsored by the Parent, the Company or the Surviving Corporation and nothing therein shall be construed as an amendment to any such plan, program, policy, arrangement, agreement or understanding for any purpose. Nothing in this Section 6.04 shall confer any third party beneficiary rights or other rights or remedies of any kind or description upon any Continuing Employee or any other person other than Parent, the Company and their respective successors and assigns, or shall be treated as an amendment of, or undertaking to amend, any Company Benefit Plan.

Section 6.05. Company Stock Awards.

(a)               At the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, each Closing Company Stock Award shall, immediately prior to the Effective Time, be cancelled and extinguished and, in exchange therefor, each former holder of any such Closing Company Stock Award shall have the right to receive an amount in cash equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Closing Company Stock Award (it being agreed that for each Closing Company Stock Award subject to performance-based vesting conditions, the aggregate number of shares of Company Common Stock subject to such award will be deemed to be the target number of shares set forth in the applicable award agreement) immediately prior to the Effective Time and (y) the Merger Consideration, less any per share exercise or purchase price of such Closing Company Stock Award immediately prior to such cancellation, net of applicable withholding taxes and without interest (such amounts payable hereunder being referred to as the “Closing Stock Award Payments”). From and after the Effective Time, any such Closing Company Stock Award shall no longer be exercisable by the former holder thereof or settleable in Company Common Stock, but shall entitle such holder only to the payment of the Closing Stock Award Payment; provided that any Closing Company Stock Award that is a Company Stock Option that has an exercise price equal to or greater than the Merger Consideration shall be cancelled without any consideration therefor. The Closing Stock Award Payments shall be paid no later than the Company’s next regular payday following the Effective Time, net of applicable withholding taxes and without interest.

(b)               At the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, each Assumed Company Stock Award shall, immediately prior to the Effective Time, be cancelled and replaced with a conditional right (each, a “Cash Replacement Award”) to receive an amount in cash equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Assumed Company Stock Award (it being agreed that for each Assumed Company Stock Award subject to performance-based vesting conditions, the aggregate number of shares of Company Common Stock subject to such award will be deemed to be the target number of shares set forth in the applicable award agreement and such awards will no longer be subject to any performance-based vesting conditions) immediately prior to the Effective Time and (y) the Merger Consideration, less any per share exercise or purchase price of such Assumed Company Stock Award immediately prior to such cancellation, net of applicable withholding taxes and without interest (such amounts, the “Cash Replacement Award Payments”). Each Cash Replacement Award will be subject to the same terms and conditions (including time-based vesting terms) that apply to the Assumed Company Stock Award that it has replaced (other than terms that are no longer applicable by virtue of the Merger, as determined by Parent in its reasonable judgment); provided, however, that any outstanding Cash Replacement Award will accelerate and vest in full (and the corresponding Cash Replacement Award Payment will become payable) upon the earliest of (i) the original applicable time-based vesting date, (ii) the date that is twelve (12) months following the Closing Date (the “Retention Date”), subject to the holder’s continued employment with the Company or the applicable Company Subsidiary through the Retention Date and (iii) the date that the holder’s employment is terminated by the Company or the applicable Company Subsidiary without Cause or by the holder for Good Reason, if applicable, in either case prior to the Retention Date (in either case, a “Qualifying Termination”), and provided that the holder provides a timely and effective release of claims in the form provided by the Company within sixty (60) days following the date of such Qualifying Termination. The Cash Replacement Award Payments shall be paid no later than the Company’s next regular payday following (A) the applicable vesting date, if payable pursuant to achievement of a time-based vesting condition prior to the Retention Date pursuant to the foregoing clause (i), (B) the Retention Date, if payable pursuant to the foregoing clause (ii) or (C) the date that is sixty (60) days after the date of the applicable holder’s Qualifying Termination, if payable pursuant to the foregoing clause (iii), in each case net of applicable withholding taxes and without interest. In the event that a holder’s employment with the Company or its applicable Company Subsidiary terminates for any reason prior to the original time-based vesting date or the Retention Date, as applicable, and such termination does not constitute a Qualifying Termination, any then-outstanding portion of such holder’s Cash Replacement Award will be automatically forfeited for no consideration.

(c)               As soon as practicable following the date of this Agreement and in all events prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the treatment of the Company Stock Awards set forth in Section 6.05(a) and 6.05(b) above and to ensure that the conversion of Company Stock Awards pursuant to Section 6.05(a) and 6.05(b) and of Company Capital Stock pursuant to Section 2.01, in each case held by any director or officer of the Company, will be eligible for exemption under Rule 16b-3(e). For the avoidance of doubt, the treatment of the Company Stock Awards set forth in Sections 6.05(a) and 6.05(b) is permitted under the Company Plans, the award agreements issued thereunder, and any other agreements by and between a holder of a Company Stock Award and the Company or any Company Subsidiary, and does not require the consent of any such holder.

(d)               In this Agreement:

“Applicable Percentage” means the lesser of (i) seventy percent (70%) and (ii) the percentage of the aggregate number of Company Stock Awards that are unvested (after taking into the effect of the Merger) and outstanding immediately prior to the Effective Time that results in an aggregate value of at least $13,000,000 for the Cash Replacement Award Payments (assuming all applicable vesting conditions are met) in respect of the Cash Replacement Awards issued pursuant to Section 6.05(b) (rounded up to the nearest whole share for each holder).

“Assumed Company Stock Award” means each Company Stock Award that is outstanding immediately prior to the Effective Time and is not a Closing Company Stock Award.

“Cause” as to any holder of a Company Stock Award (i) has the meaning ascribed to such term in any employment agreement by and between such holder and the Company or any Company Subsidiary, as in effect as of the date hereof or (ii) if no such agreement exists or has such a term, means the occurrence of any of the following, as determined by Parent: (A) such holder’s material failure to perform, or substantial negligence in the performance of, such holder’s duties and responsibilities to Parent and its Affiliates, (B) such holder’s breach of any confidentiality, non-competition or other restrictive covenants set forth in any written agreement by and between such holder and Parent or any of its Affiliates, (C) such holder’s material breach of any other provision of any such written agreement or of any material policy of Parent or any of its Affiliates, (D) such holder’s fraud, theft or embezzlement with respect to Parent or any of its Affiliates or (E) other misconduct by such holder that causes, or would reasonably be expected to cause, material harm to Parent or any of its Affiliates.

“Closing Company Stock Award” means (i) each Company Stock Award, whether vested or unvested, that is outstanding and held by a non-employee member of the Company Board immediately prior to the Effective Time, (ii) each Company Stock Award that is vested (after taking into account the effect of the Merger) and outstanding immediately prior to the Effective Time and (iii) the Applicable Percentage of each Company Stock Award that is unvested (after taking into account the effect of the Merger) and outstanding immediately prior to the Effective Time, with the Applicable Percentage for any holder to be applied by the Company pro-rata across all of such holder’s unvested and outstanding Company Stock Awards, by grant date and award type.

“Company Stock Award” has the meaning set forth in Section 3.03.

“Company Stock Plans” means the Company’s 2007 Stock Option and Incentive Plan and 2015 Stock Option and Incentive Plan.

“Good Reason” as to any holder of a Company Stock Award has the meaning ascribed to such term in the employment agreement, if any, by and between such holder and the Company or any Company Subsidiary, as in effect as of the date hereof and shall otherwise not apply to any holder of a Company Stock Award.

Section 6.06. Takeover Laws. The Company and the Company Board shall (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any Transaction or this Agreement or any other Transaction Agreement and (ii) if any Takeover Law becomes applicable to any Transaction or this Agreement or any other Transaction Agreement, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements.

Section 6.07. Indemnification and Insurance. (a) From and after the Effective Time, Parent shall cause the Company to: (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each an “Indemnified Party”) for any and all costs and expenses (including reasonable fees and expenses of legal counsel, which shall be advanced as they are incurred, on a current basis but no later than thirty (30) days after a written request by the Indemnified Party to Parent or the Company for such advancement; provided that the Indemnified Party shall have made an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party was not entitled to indemnification under this Section 6.07, such undertaking to be unsecured and made without reference to the Indemnified Party’s ability to repay such advancements or ultimate entitlement to indemnification hereunder, judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) imposed upon or reasonably incurred by such Indemnified Party in connection with or arising out of any demand, action, suit or other Legal Proceeding (whether civil or criminal) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”) (A) by reason of such Indemnified Party’s being or having been such director or officer of the Company or any of its Subsidiaries or otherwise in connection with any action taken or not taken at the request of the Company or any of its Subsidiaries or (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served as a director, officer, employee, agent, trustee or fiduciary at the request of the Company (including in any capacity with respect to any employee benefit plan), in each of (A) or (B), whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened and at, or at any time prior to, the Effective Time (including any Indemnified Party Proceeding relating in whole or in part to the transactions contemplated hereby or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted under applicable Law; and (ii) fulfill and honor in all respects the obligations of the Company pursuant to: (x) each indemnification agreement in effect as of the date hereof between the Company and any Indemnified Party; and (y) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the Company’s certificate of incorporation or bylaws as in effect on the date hereof. With respect to any determination of whether any Indemnified Party is entitled to indemnification by Parent or the Company under this Section 6.07, such Indemnified Party shall have the right, as contemplated by the DGCL, to require that such determination be promptly made by special, independent legal counsel selected by the Indemnified Party, the fees and expenses of such legal counsel to be borne by Parent or the Company. Parent shall pay all expenses, including reasonable fees and expenses of legal counsel, that may be incurred by Indemnified Parties in connection with their enforcement of their rights provided under this Section 6.07, including the advancement of such fees and expenses, which shall be advanced as they are incurred, on a current basis but no later than thirty (30) days after a written request by the Indemnified Party to Parent for such advancement upon receipt by Parent of an undertaking by or on behalf of the Indemnified Party to repay such amount if it shall be determined that such Indemnified Party is not entitled to be indemnified under this Section 6.07 (such undertaking to be unsecured and made without reference to the Indemnified Party’s ability to repay such advancements or ultimate entitlement to indemnification hereunder). Parent’s and the Company’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. If an Indemnified Party commences a suit alleging that Parent or the Company failed to comply with its obligations under this Section 6.07, Parent shall pay such Indemnified Party’s costs and expenses (including reasonable attorney’s fees and expenses which, with respect to an Indemnified Party, shall be advanced as they are incurred, on a current basis but no later than thirty (30) days after a written request by the Indemnified Party to Parent for such advancement upon receipt by Parent of an undertaking by or on behalf of the Indemnified Party to repay such amount if it shall be determined that such Indemnified Party is not entitled to be indemnified under this Section 6.07) in connection with such suit, together with interest thereon at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

(b)               For six (6) years after the Effective Time, Parent shall, and shall cause the Company to, maintain officers’ and directors’ liability insurance with respect to claims arising from acts, errors or omissions that occurred at or prior to the Effective Time, including in respect of the transactions contemplated hereby, covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policies on terms with respect to coverage and amount no less favorable than those of such policies in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.07(b), neither Parent nor the Company shall be obligated to pay an aggregate amount for such insurance policies in excess of 300% of the amount per annum the Company paid in its last full fiscal year prior to the date hereof (the “Current Premium”) and if such aggregate amount for such insurance policies would at any time exceed 300% of the Current Premium, then the Company shall cause to be maintained policies of insurance that, in the Company’s good faith judgment, provide the maximum coverage available at an aggregate amount for such insurance policies equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company (and Parent hereby consents to the Company obtaining such policies) prior to the Effective Time, which policies provide such Persons currently covered by such policies with coverage for an aggregate period of six (6) years with respect to claims arising from acts, errors or omissions that occurred at or prior to the Effective Time, including in respect of the transactions contemplated; provided, however, that the amount paid for such prepaid policies does not exceed 300% of the Current Premium. If such prepaid policies have been obtained prior to the Effective Time, Sub shall (and Parent shall cause Sub to) maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(c)               If Parent or the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, or if Parent dissolves the Company, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Company, as the case may be, shall assume the obligations set forth in this Section 6.07.

(d)               The provisions of this Section 6.07 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification, advancement or contribution that any such individual may have under, with respect to any entity, (a) if such entity is a corporation, such entity’s certificate or articles of incorporation, by-laws and similar organizational documents (including any certificate of designation), (b) if such entity is a limited liability company, such entity’s certificate or articles of formation and operating agreement, and (c) if such entity is another type of business organization, such entity’s similar organizational and governing documents by Contract or otherwise. The obligations of Parent and the Company under this Section 6.07 shall not be terminated or modified in such a manner as to adversely affect in any material respect the rights of any Indemnified Party unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be Third Party beneficiaries of this Section 6.07). Nothing in this Agreement, including this Section 6.07, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnity rights and other rights provided for in this Section 6.07 is not prior to, or in substitution for, any such claims under any such policies. Parent and the Company jointly and severally agree to promptly pay or advance, upon written request of an Indemnified Party and an undertaking by or on behalf of the Indemnified Party to repay such amount if it shall be determined that such Indemnified Party is not entitled to be indemnified under this Section 6.07 (such undertaking to be unsecured and made without reference to the Indemnified Party’s ability to repay such advancements or ultimate entitlement to indemnification hereunder), all costs, fees and expenses, including attorneys’ fees, that may be incurred by the Indemnified Parties in enforcing their indemnity rights and other rights provided in this Section 6.07.

Section 6.08. Fees and Expenses. Except as provided in this Agreement, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that, after the Closing, all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby (“Conveyance Taxes”), shall be paid by Parent, and Parent shall file all Tax Returns related to such Conveyance Taxes, regardless of who may be liable therefor under applicable Law.

Section 6.09. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange; provided, however, that the Company will not be obligated to engage in such consultation with respect to communications that are (1) principally directed to employees, customers, partners or vendors so long as such communications are substantially identical with previous releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party) or (2) relating to a Superior Proposal or Adverse Recommendation Change.

Section 6.10. Transaction Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or its directors, officer or stockholders relating to the Transaction Agreements or any Transaction (“Transaction Litigation”), and no such settlement shall be agreed to without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned). Without otherwise limiting the Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Parties prior to the Effective Time to defend any Transaction Litigation.

Section 6.11. Financing.

(a)               Each of Parent and Sub shall use, and shall cause their respective Affiliates and each of its and their respective Representatives to use, their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange, obtain and consummate the Debt Financing upon the terms and subject only to the conditions (including, to the extent required, the full exercise of any “flex” provisions) expressly set forth in the Debt Commitment Letters, including using reasonable best efforts (i) to maintain in full force and effect the Debt Commitment Letters in accordance with the terms thereof until the consummation of the transactions contemplated hereby, (ii) to promptly negotiate, enter into and deliver definitive agreements with respect to the Debt Financing (collectively, the “Debt Financing Agreements”) upon the terms and subject only to the conditions expressly set forth in the Debt Commitment Letters (including any applicable “flex” provisions) and further subject to any amendments, modifications or supplements thereto, or replacements or waivers thereof, in each case, not prohibited by this Agreement, (iii) to satisfy on a timely basis (but in any event, at or prior to Closing) all conditions to the funding of the full amount of the Debt Financing that are within Parent’s or Sub’s control, and (iv) to enforce its rights under or with respect to the Debt Commitment Letters and the Debt Financing Agreements.

(b)               Neither Parent nor Sub shall permit any amendment, supplement or other modification to, or grant any waiver of any terms under, the Debt Commitment Letters, in each case without the prior written consent of the Company (not to be unreasonably withheld, conditioned, or delayed), if such amendment, supplement, or other modification or waiver would or would reasonably be expected to (A) reduce the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount) to an amount that, when taken together with the proceeds of the Equity Financing (including any increases to the Equity Financing), would be less than the Required Amount, (B) impose new or additional conditions to the funding of the full amount of the Debt Financing on the Closing Date (or otherwise expand or modify any existing condition to the funding of the Debt Financing set forth in the Debt Commitment Letters) in a manner that could prevent, impede or delay the consummation of the Debt Financing on the Closing Date, or (C) (i) prevent, impede or delay the consummation of the Debt Financing on the Closing Date, or (ii) adversely impact the ability of Parent to enforce its rights under the Debt Commitment Letters or the Debt Financing Agreements; provided that Parent and Sub may amend, supplement, replace, substitute or modify the Debt Commitment Letters to the extent not prohibited by this Section 6.11(b) (including to add additional agents, co-agents, lenders, lead arrangers, joint bookrunners, syndication agents, managers or similar entities that have not executed such Debt Commitment Letters as of the date hereof, together with any conforming or ministerial changes related thereto). Parent shall deliver to the Company copies of any amendment, supplement or other modification, or waiver of any terms under, to the Debt Commitment Letters, promptly (and in any event within two business days) following receipt.

(c)               Upon reasonable request of the Company, Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing; provided, however, that nothing in this sentence shall require Parent to disclose any information that is legally privileged or the disclosure of which would result in the breach of any of Parent or Sub’s, as applicable, confidentiality obligations set forth in the Debt Commitment Letters (as in effect on the date hereof). Without limiting the generality of the foregoing, Parent and Sub shall give the Company prompt written notice (and in any event within three business days following becoming aware thereof) (w) of any actual or alleged breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by Parent or Sub, or to the knowledge of Parent or Sub, any other person party to any of the Debt Commitment Letters or the Debt Financing Agreements, (x) of the receipt of any written notice or other written communication from any Debt Financing Source with respect to any actual or alleged breach, default, termination or repudiation by any party to any of the Debt Commitment Letters or any Debt Financing Agreement or any provisions of the Debt Commitment Letters or any Debt Financing Agreements (including any actual withdrawal, termination or any material change in the terms of (including the amount of) the Debt Financing), (y) of any material dispute or disagreement between or among the parties to any of the Debt Commitment Letters or the Debt Financing Agreements with respect to the obligation to fund the Debt Financing or the amount of the Financing to be funded at Closing, or (z) if any time for any reason either Parent or Sub believes in good faith that it will not be able to (or is not reasonably likely to be able to) obtain, all or any portion of the Debt Financing upon the terms and subject only to the conditions expressly set forth in the Debt Commitment Letters in the manner or from the sources contemplated by any of the Debt Commitment Letters or the Debt Financing Agreements. As soon as reasonably practicable, but in any event within two (2) business day of the date the Company delivers to Parent or Sub a written request therefor, Parent and Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (w), (x), (y) or (z) of the immediately preceding sentence or the status of the Debt Financing.

(d)               If any portion of the Debt Financing otherwise becomes unavailable, and such portion is required to fund the Required Amount on the Closing Date, Parent and Sub shall, and shall cause their Affiliates to, use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate, at its sole expense, in replacement thereof alternative financing from the same or alternative sources in an amount that, when taken together with the proceeds of the Equity Financing (including any increases to the Equity Financing), is sufficient to fund the Required Amount on terms and conditions not less favorable, taken as a whole, to the Company or Parent (in the reasonable judgment of Parent) than the terms set forth in the Debt Commitment Letters (including the flex provisions thereof) as promptly as reasonably practicable following the occurrence of such event (the “Alternative Financing”). Any reference in this Agreement to (1) the “Debt Financing” shall include any such Alternative Financing, (2) the “Debt Commitment Letters” shall include the commitment letters and the corresponding fee letter with respect to any such Alternative Financing, (3) the “Debt Financing Agreements” shall include the definitive agreements with respect to any such Alternative Financing and (4) the “Debt Financing Sources” shall include the financing institutions contemplated to provide any such Alternative Financing. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.11 (d) shall require, and in no event shall the reasonable best efforts of Parent or Sub be deemed or construed to require, either Parent or Sub to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letters (including the flex provisions), but other than de minimis amounts, or agree to terms (including the flex provisions) that are less favorable, taken as a whole, to Parent, Sub or the Surviving Corporation than the terms contemplated by the Debt Commitment Letters (determined after giving effect to all amendments and other modifications permitted pursuant to the “market flex” provisions of the Debt Commitment Letters as if such amendments and other modifications had been implemented to the maximum extent permitted thereunder) (in either case, whether to secure waiver of any conditions contained therein or otherwise). Parent shall deliver to the Company true, correct and complete copies of all agreements related to such Alternative Financing (including commitment letters, engagement letters, side letters and fee letters (subject to customary redaction of fee amounts and other commercially sensitive economic terms, so long as such redactions do not extend to any terms that could affect the conditionality, availability, amount, timing or termination of the Financing)) promptly (and in any event within two business days) following execution thereof. Parent and Sub acknowledge and agree that the obtaining of the Financing, or any Alternative Financing, is not a condition to Closing.

(e)               Prior to the Closing, the Company shall use reasonable best efforts to provide to Parent and Sub, and shall cause each of its Subsidiaries to use reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives, including legal and accounting, to provide, in each case, at the sole cost and expense of Parent and Sub, all cooperation reasonably requested in writing by Parent and Sub that is customary in connection with arranging, obtaining and syndicating debt financings similar to the Debt Financing, including using reasonable best efforts to: (i) assist with the preparation of Offering Documents; (ii) furnish to Parent as promptly as reasonably practicable with the Required Information and all other available pertinent financial information relating to the Company and the Company Subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably requested by Parent to assist in preparation of the Offering Documents; (iii) having the Company designate members of senior management of the Company to execute customary authorization letters with respect to the Offering Documents and upon reasonable written notice, participate in a reasonable number of meetings and presentations to or with prospective lenders, due diligence sessions (including requesting accountants to participate in such due diligence sessions), drafting sessions and sessions with ratings agencies in connection with the Debt Financing, including direct contact between appropriate members of senior management of the Company and the Company Subsidiaries and Parent’s Debt Financing Sources and other potential lenders in the Debt Financing (all such meetings, presentations or sessions may be teleconferences in lieu of such meetings); (iv) requesting the Company’s independent auditors to cooperate with Parent’s reasonable best efforts to obtain customary accountant’s comfort letters (including “negative assurance”) and consents from the Company’s independent auditors; (v) reasonably assist Parent in obtaining any corporate and family ratings from any ratings agencies contemplated by the Debt Commitment Letters; (vi) assist in the preparation, registration or execution of, definitive financing documents, including guarantee and collateral documents, customary closing certificates (including a certificate of an appropriate officer of the Company with respect to solvency of the Company and the Company Subsidiaries to the extent required by, or necessary to satisfy conditions precedent under, the Debt Commitment Letters), instruments, filings, security agreements and other documents as may be reasonably requested by Parent and other matters ancillary to, or required in connection with the Debt Financing to the extent required on the Closing Date by the terms of the Debt Commitment Letters (but in no event shall Company be required to execute documents or arrangements that would be effective prior to Closing); (vii) assist with requesting from the Company’s existing lenders the Payoff Letter (including the lien releases referenced therein); and (viii) furnish to Parent at least four (4) business days prior to the Closing Date to the extent reasonably requested by Parent within 10 business days prior to the Closing Date (1) all documentation and other information about the Company and its Subsidiaries customarily required by Governmental Entities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended) and (2) if the Company qualifies as a “legal entity customer” under 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), a certification regarding individual beneficial ownership solely to the extent required by the Beneficial Ownership Regulation in relation to the Company. Notwithstanding anything to the contrary in this Agreement, (i) the Company and the Company Subsidiaries shall not be required to provide any cooperation pursuant to this Section 6.11 (e) to the extent it would unreasonably interfere with the business or ongoing operations of the Company or its Subsidiaries, (ii) the Company and the Company Subsidiaries shall not be required to pay any commitment or other similar fee or incur any other liability (including due to act or omission by the Company, its Subsidiaries or any of the their respective Affiliates or Representatives), or expenses (including reasonable attorney’s and accounting fees) or give any indemnity in connection with the Debt Financing (other than expenses promptly reimbursed by Parent at or prior to Closing in accordance with the terms of this Section 6.11), (iii) none of the Company or any of its Subsidiaries, or any Persons who are directors of the Company or any of its Subsidiaries at any time prior to the Closing that do not continue in such role as of Closing shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing, (iv) the Company and the Company Subsidiaries shall not be required to provide any cooperation pursuant to this Section 6.11 (e) to the extent it would (A) cause any covenant, representation or warranty in this Agreement to be breached (unless otherwise agreed or waived by the parties hereto in accordance with this Agreement); (B) cause any closing condition set forth in Article VII to fail to be satisfied or otherwise cause the breach of this Agreement or any Contract to which the any of the Company or its Subsidiaries is a party; (C) require any officer, director or other Representative of the Company or any of its Subsidiaries to deliver any certificate that such officer, director other Representative believes, in good faith, contains any untrue certifications or requires the Company or its Subsidiaries to give or deliver any legal opinion or other opinion of counsel; (D) require the Company or its Subsidiaries to provide any information that is prohibited or restricted by applicable Law or applicable confidentiality undertaking or that constitutes privileged information or attorney-client work product (provided that the Company, its Subsidiaries or any of its or their respective officers, employees, advisors and other Representatives shall take reasonable measures to permit access or disclosure in compliance hereunder in a manner that avoids any such harm or consequence); or (E) require the Company or its Subsidiaries to take any action that is prohibited or restricted by, or will conflict with or violate, its organizational documents, or would result in a violation or breach of, or default under, any agreement or Contract to which the Company or any of its Subsidiaries is a party. Parent and Sub agree that any information regarding the Company or any of its Subsidiaries or Affiliates contained in any Offering Document or other materials in connection with the Debt Financing shall be subject to the prior review of the Company.

(f)                Parent shall indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, fees, costs, expenses (including reasonable attorneys’ and accountants’ fees), interest, awards, judgments and penalties suffered or incurred in connection with this Section 6.11, except to the extent arising or resulting from (i) such Persons’ gross negligence, fraud or willful misconduct or (ii) information furnished in writing by or on behalf of such Persons by their representatives, including financial statements. Parent shall, promptly upon request by the Company (and in any event by the earlier of the Closing and the termination date hereof), reimburse the Company and its Representatives for all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by the Company and the Company Subsidiaries and their respective Representatives in connection with this Section 6.11 (“Financing Expenses”).

(g)               The Company hereby consents to the use of the Company’s name, trademarks and logos in connection with the Debt Financing in substantially the same manner currently being used; provided that such name, trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. In connection with any Offering Document prepared by Parent and used to market any debt securities or debt financing contemplated pursuant to the Debt Commitment Letters prior to the Closing, the Company will, upon reasonable written request of Parent, use its reasonable best efforts to update any Required Information included in such Offering Document so that Parent may ensure that such Required Information, when taken as a whole, does not contain as of the time provided, giving effect to any supplements, any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading.

Section 6.12. Stock Exchange Delisting and Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and the rules and requirements of NASDAQ to cause the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time, and in any event no more than two business days after the Closing Date, and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 6.13. Resignation of Directors. Prior to the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all the directors of the Company, effective as of the Effective Time.

Section 6.14. Transfer Restrictions. The Company agrees, with respect to each stockholder that is a party to the Voting Agreement, that if any such stockholder attempts to Transfer (as defined in the Voting Agreement), vote or provide any other person with the authority to vote any of the shares of Company Capital Stock owned by such stockholder other than in compliance with the Voting Agreement, the Company shall not (a) permit any such Transfer on the Company’s books and records, (b) issue a new certificate representing any of the shares of Company Capital Stock or permit any book entries for any such Transfer with respect to any shares of Company Capital Stock that are in uncertificated form or (c) record such vote, in each case.

Section 6.15. Company Series A Preferred Stock. Immediately prior to the Effective Time, the Company shall take all actions necessary to facilitate any request by a holder of Company Series A Preferred Stock to convert its Company Series A Preferred Stock into Company Common Stock. Prior to the time that is immediately prior to the Effective Time, the Company shall not, unless requested by a holder of Company Series A Preferred Stock in accordance with the terms of the Certificate of Powers, Designations, Preferences and Rights of such Company Series A Preferred Stock, authorize, permit or take any action to, convert the Company Series A Preferred Stock into Company Common Stock.

Section 6.16. Payoff Letter. The Company shall deliver to Parent by no later than one (1) business day prior to the Closing Date a customary payoff letter (the “Payoff Letter”) in connection with the repayment of all outstanding indebtedness under the Loan Agreement and, which Payoff Letter shall provide for, among other customary items (and subject to receipt of the applicable payoff amount), customary Lien releases.

Section 6.17.Section 16 Matters. Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the Transactions, including any dispositions of shares of Company Common Stock (including any Company Stock Awards) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.

Article VII

Conditions Precedent

Section 7.01. Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)               Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b)               Antitrust. The waiting period (and any extension thereof) applicable, if any, to the Merger under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings required under any Foreign Antitrust Law, the absence of which would prohibit the consummation of the Merger, shall have been obtained or made. The Foreign Regulatory Approvals shall have been obtained.

(c)               No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other Law, restraint or prohibition by any Governmental Entity (collectively, “Legal Restraints”) shall be in effect preventing the consummation of the Merger.

(d)               CFIUS. The parties shall have obtained CFIUS Approval.

Section 7.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

(a)               Representations and Warranties. (i) The representations and warranties of the Company in Section 3.01 (Organization, Standing and Power), Section 3.02 (Company Subsidiaries; Equity Interests), Section 3.03(a), (b), (c) (first sentence only) and (f) (Capital Structure), Section 3.04 (Authority; Execution and Delivery; Enforceability), Section 3.13 (Brokers and Other Advisors) and in Section 3.20 (Vote Required) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all but de minimis respects on and as of such earlier date), and (ii) each of the other representations and warranties (excluding those representations and warranties specified in the preceding clause (i) of this Section 7.02(a)) of the Company in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent any such other representations and warranties expressly relate to an earlier date (in which case such other representations and warranties shall be true and correct on and as of such earlier date), in each case determined without regard to qualifications as to materiality or Company Material Adverse Effect, unless, for purposes of this clause (ii), the failure of any such other representations and warranties to be so true and correct has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(b)               Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all obligations, covenants and agreements required to be performed or complied with by it under this Agreement.

(c)               Company Closing Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by the chief executive officer of the Company certifying that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(d) have been satisfied.

(d)               No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any state of facts, change, development, event, effect, condition, occurrence, action or omission that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(e)               Payoff Letter. The Company shall have delivered to Parent by no later than one (1) business day prior to the Closing Date the Payoff Letter.

(f)                Company Series A Preferred Stock. All issued and outstanding shares of Company Series A Preferred Stock shall be converted into shares of Company Common Stock immediately prior to the consummation of the Merger (which conversion, for the avoidance of doubt, shall be “in connection with” a Make-Whole Fundamental Change (as such terms are used and defined in the Certificate of Powers, Designations, Preferences and Rights of such Company Series A Preferred Stock (the “Preferred Stock Certificate of Designation”)), at the then applicable Conversion Rate (as defined in the Preferred Stock Certificate of Designation), including any increase to the Conversion Rate pursuant to Section 6(i) of the Preferred Stock Certificate of Designation, but subject to the consummation of the Merger.

Section 7.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

(a)               Representations and Warranties. The representations and warranties of Parent and Sub in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(b)               Performance of Obligations of Parent and Sub. Parent and Sub shall have each performed and complied in all material respects with all obligations, covenants and agreements required to be performed and complied with by them under this Agreement.

(c)               Parent Closing Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent by the chief executive officer of Parent certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

Article VIII

Termination, Amendment and Waiver

Section 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a)               by mutual written consent of Parent, Sub and the Company;

(b)               by either Parent or the Company:

(i)                 if the Merger is not consummated on or before the day that is nine (9) months after the date hereof (and if such day shall not be a business day, then the next following business day) (the “Outside Date”); provided, however, that no party shall be permitted to terminate this Agreement pursuant to this Section 8.01(b)(i) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the primary reason that the Closing shall not have occurred on or before the Outside Date; provided further, that if the condition to the Closing set forth in Section 7.01(b) or Section 7.01(d) shall not have been satisfied by the Outside Date set forth above, then the Outside Date set forth above shall automatically extend by one three (3)-month period (the Outside Date may be so extended not more than once), it being understood that in no event shall the Outside Date be so extended to a date that is later than twelve (12) months following the date of this Agreement;

(ii)               if any Legal Restraint that has the effect of preventing the consummation of the Merger shall have become final and nonappealable; provided, however, that to the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to any party (or any Affiliate of such party) whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the primary cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Legal Restraint; or

(iii)              if, upon a vote of at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained;

(c)               by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in any Transaction Agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions in Article VII and (ii) cannot be or has not been cured within 20 business days (or, if earlier, the Outside Date) after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in any Transaction Agreement);

(d)               by Parent if: (i) an Adverse Recommendation Change shall have occurred; or (ii) the Company shall have breached in any material respect Section 5.02;

(e)               by the Company, if Parent breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in any Transaction Agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions in Article VII and (ii) cannot be or has not been cured within twenty (20) business days (or, if earlier, the Outside Date) after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant in any Transaction Agreement);

(f)                by the Company, prior to the receipt of the Company Stockholder Approval, pursuant to and in accordance with clause (z) of the second sentence of Section 5.02(b); provided; however, that the Company shall have prior to or concurrently with such termination paid to Parent the Termination Fee; or

(g)               by the Company, if (i) all of the conditions set forth in Section 7.01 and Section 7.02 have been and remain satisfied or waived (by the party entitled to the benefit of such condition) (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied by actions taken at the Closing, which deliveries and conditions are capable at the time of termination of being satisfied if the Closing were to occur at such time), (ii) Parent and Sub fail to consummate the Merger on the date on which the Closing should have occurred pursuant to Section 1.02 (the “Scheduled Closing Date”), (iii) the Company has, on or after the Scheduled Closing Date, notified Parent in writing at least three (3) business days prior to termination that (A) Parent and Sub failed to consummate the Merger on the Scheduled Closing Date, (B) during such three (3) business day period, the Company stands ready and willing to consummate the transactions contemplated by this Agreement and (C) the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived (by the party entitled to the benefit of such condition) (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied by actions taken at the Closing, which deliveries and conditions are capable at the time of termination of being satisfied if the Closing were to occur at such time) and will remain satisfied or waived throughout such three (3) business day period, and (iv) Parent and Sub fail to consummate the transactions contemplated by this Agreement within three (3) business days following the delivery of such notice specified in the immediately preceding clause (iii) (for the avoidance of doubt, it being understood that in accordance with the first proviso to Section 8.01(b)(i), during such period of three (3) business days following delivery of such notice, Parent shall not be entitled to terminate this Agreement pursuant to Section 8.01(b)(i)).

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give written notice of such termination to the other party.

Section 8.02. Effect of Termination.

(a)               In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith terminate and become void and have no further force or effect, without any liability or obligation on the part of Parent, Sub or the Company, other than this Section 8.02, Section 6.01 (last sentence only) Section 6.02 (last sentence only), Section 6.08, Section 6.11(f) and Article IX and the applicable definitions elsewhere in this Agreement, which provisions shall survive such termination; provided that the foregoing shall not relieve any party, subject in the case of Parent and Sub to Section 8.02(f), from liability for any Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in any Transaction Agreement.

(b)               The Company shall pay to Parent a fee of $54,330,000 (the “Termination Fee”) if: (i) Parent terminates this Agreement pursuant to Section 8.01(d); (ii) the Company terminates this Agreement pursuant to Section 8.01(f); or (iii) an Acquisition Proposal has been made to the Company or to stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not condition and whether or not withdrawn) to make an Acquisition Proposal and thereafter (A) this Agreement is terminated pursuant to Section 8.01(b)(i), Section 8.01(b)(iii) or Section 8.01(c) and (B) within 12 months of such termination the Company or any of its Subsidiaries enters into an Acquisition Agreement with respect to any Acquisition Proposal or any Acquisition Proposal is consummated (solely for purposes of this Section 8.02(b)(iii)(B), the term “Acquisition Proposal” shall have the meaning set forth in the definition of Acquisition Proposal contained in Section 5.02(e) except that all references to 15% shall be deemed references to 50%). Any fee due under this Section 8.02(b) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (iii) above such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions or the making of such recommendation). Notwithstanding anything to the contrary contained in this Section 8.02(b) or elsewhere in this Agreement, in the event this Agreement is terminated by the Company for any reason at a time when Parent would have had the right to terminate this Agreement, Parent shall be entitled to receipt of any Termination Fee that would have been (or would have subsequently become) payable had Parent terminated this Agreement at such time. In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(c)               If this Agreement is terminated by either Parent or the Company as provided in Section 8.01(b)(iii) or by Parent as provided in Section 8.01(c), then the Company shall pay to Parent, forthwith upon demand by Parent, the Expenses incurred by Parent, up to $3,500,000 in the aggregate. “Expenses” means all out-of-pocket expenses (including fees and expenses payable to all banks, investment banking firms, other financial institutions, and other persons and their respective agents and counsel, for arranging or structuring the Transactions, including all costs and expenses related to the Financing, and all fees of counsel, accountants, experts and consultants to Parent, and all printing and advertising expenses) incurred or accrued by banks, investment banking firms, other financial institutions and other persons, and assumed by Parent in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring of the Transactions, including the Financing, and any agreements relating thereto. If at the same time or after the Company has paid Expenses pursuant to this Section 8.02(c) the Company is obligated to pay the Termination Fee, the payment of Expenses shall reduce on a dollar for dollar basis the payment by the Company of the Termination Fee. Notwithstanding anything to the contrary contained in this Section 8.02(c) or elsewhere in this Agreement, in the event this Agreement is terminated by the Company for any reason at a time when Parent would have had the right to terminate this Agreement, Parent shall be entitled to receipt of any Expense reimbursement that would have been (or would have subsequently become) payable had Parent terminated this Agreement at such time.

(d)               In the event this Agreement is terminated by the Company pursuant to Section 8.01(e) (with respect to a breach or failure to perform by Parent that is the primary reason for the failure of the Closing to be consummated) or Section 8.01(g), Parent shall pay the Company a termination fee of $108,660,000 (the “Parent Termination Fee”). Any Parent Termination Fee due shall be paid to the Company by wire transfer of same-day funds within two (2) business days after the date of termination of this Agreement. In no event shall Parent be obligated to pay the Parent Termination Fee on more than one occasion.

(e)               Each of the parties acknowledges that the agreements contained in Section 8.02(b), Section 8.02(c) and Section 8.02(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement and the damages resulting from termination of this Agreement under circumstances where a Termination Fee or Parent Termination Fee and other amounts payable under Section 8.02(b), Section 8.02(c) and Section 8.02(d) are payable are uncertain and incapable of accurate calculation and, therefore, the amounts payable pursuant to Section 8.02(b), Section 8.02(c) and Section 8.02(d) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. Accordingly, if a party fails to promptly pay the amount due by it pursuant to Section 8.02(b), Section 8.02(c) or Section 8.02(d) and, in order to obtain such payment another party or the other parties commences a proceeding that results in a judgment against the defaulting party for the fee set forth in Section 8.02(b), Section 8.02(c) and Section 8.02(d), or any portion of such fee, the defaulting party shall pay to the other parties their costs and expenses (including attorneys’ fees) in connection with such proceeding, together with interest on the Termination Fee or Parent Termination Fee at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (collectively, “Collection Costs”).

(f)                Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.10, each of the parties hereto expressly acknowledges and agrees that the Company’s right to terminate this Agreement and receive payment of the Parent Termination Fee to the extent it is payable pursuant to Section 8.02(d) and to obtain monetary damages under Section 8.02(a), together with any Collection Costs and any Financing Expenses, in each case pursuant to the Guarantees shall constitute the sole and exclusive remedy of the Company and the Company Subsidiaries and their respective Affiliates and any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Company Related Parties”) against Parent, the Investors’ and Parent’s and the Investors’ respective Affiliates, the Debt Financing Sources, any other potential debt or equity financing source and any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates or any former, current or future general or limited partner, stockholder, equityholder, member, manager, director, officer, employee, agent or Affiliate of any of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages in respect of this Agreement (or the termination thereof) or the Transactions (or the failure of such Transactions to occur for any reason or for no reason) or any breach or threatened or alleged breach of (whether willful, intentional, unilateral or otherwise), or failure or threatened or alleged failure to perform under, any covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and, subject to Parent’s obligation to pay the Parent Termination Fee to the Company to the extent it is payable pursuant to Section 8.02(d), to pay monetary damages under Section 8.02(a) together with any Collection Costs and any Financing Expenses, and, in each case pursuant to the Guarantees and Section 9.10, none of the Parent Related Parties shall have any liability or obligation to any of the Company Related Parties relating to or arising out of this Agreement, the Guarantees, the Commitment Letters or the Transactions and none of the Company, its Subsidiaries nor any other Company Related Party shall seek to recover any other damages or seek any other remedy, whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any losses or damages suffered in connection with this Agreement or the Transactions or any oral representation made or alleged to be made in connection herewith. In no event shall Parent or the Parent Related Parties be subject to (nor shall any Company Related Party seek to recover) monetary damages other than the Parent Termination Fee to the extent it is payable pursuant to Section 8.02(d), or monetary damages under Section 8.02(a), together with any Collections Costs and any Financing Expenses, in each case pursuant to the Guarantees for any losses or other liabilities arising out of or in connection with breaches by Parent of its representations, warranties, covenants and agreements contained in this Agreement or arising from any claim or cause of action that any Company Related Party may have, including for a breach of Section 1.02 as a result of the Debt Financing not being available to be drawn down or otherwise arising from the Commitment Letters or in respect of any oral representation made or alleged to be made in connection herewith or therewith. Notwithstanding anything to the contrary, in no event shall the Company be entitled to receive both the Parent Termination Fee pursuant to Section 8.02(d) and monetary damages under Section 8.02(a).

(g)               While each of the Company and Parent may pursue both a grant of specific performance or other equitable relief under Section 9.10 and, following termination of this Agreement, the payment of monetary damage or the Termination Fee or the Parent Termination Fee under Section 8.02(b) or Section 8.02(d), respectively, as applicable, under no circumstances shall the Company or Parent be entitled to receive both (i) a grant of specific performance or other equitable relief that results in the Equity Financing being funded or the Closing occurring and (ii) monetary damages or the payment of the Termination Fee or the Parent Termination Fee, as applicable, in connection with this Agreement or any termination of this Agreement.

Section 8.03. Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained herein, Sections 9.07, 9.08 and 9.10 and this Section 8.03 may not be modified or amended in a manner that is adverse in any material respect to a Debt Financing Source without the prior written consent of such Debt Financing Source.

Section 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

Article IX

General Provisions

Section 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02. Notices. (a) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given when delivered, if delivered personally, emailed (provided that such email states that it is a notice sent pursuant to this Section 9.02) or sent by internationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(b)            if to Parent, Sub or Surviving Corporation, to:

c/o Baring Private Equity Asia Limited
50 Collyer Quay
#11-03/04 OUE Bayfront
Singapore 049321
Attention: Kirti Hariharan
Email: [Redacted]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
191 North Wacker Drive, 32nd Floor
Chicago, IL 60606
Attention: Neill P. Jakobe, Esq., Paul S. Scrivano, Esq., Eric L. Issadore, Esq.
Email: neill.jakobe@ropesgray.com, paul.scrivano@ropesgray.com, eric.issadore@ropesgray.com

(c)           if to the Company, to:

Virtusa Corporation
132 Turnpike Road, Suite 300
Southborough, MA 01772
Attention: General Counsel
Email: [Redacted]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:     John J. Egan III

Joseph L. Johnson III

Joseph C. Theis, Jr.

Email:           jegan@goodwinlaw.com

jjohnson@goodwinlaw.com

jtheis@goodwinlaw.com

Section 9.03. Definitions. For purposes of this Agreement:

An “Affiliate” or “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

A “business day” means any day other than a Saturday, Sunday or day on which banks are required or authorized by Law to close in New York, New York.

The “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor legislation in any applicable jurisdiction, and any subsequent legislation, regulation, memorandum or executive order relating to the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed by the President Trump on August 8, 2020.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means any of the following: (a) the forty-five (45)-day review period under the Defense Production Act of 1950, as amended (the “DPA”) having expired and the parties having received notice from CFIUS that such review has been concluded and that either the transactions contemplated hereby do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns, and all action under the DPA is concluded with respect to the transactions contemplated hereby; (b) an investigation having been commenced after such forty-five (45)-day review period and CFIUS shall have determined to conclude all action under the DPA without sending a report to the President of the United States (the “President”), and the parties shall have received notice from CFIUS that there are no unresolved national security concerns, and all action under the DPA is concluded with respect to the transactions contemplated hereby; or (c) CFIUS having sent a report to the President requesting the President’s decision and the President having announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby, or the time permitted by law for such action shall have lapsed.

“Company Intellectual Property” means all Intellectual Property Rights and Technology owned by, purported to be owned by, or exclusively licensed to any of the Company and its Subsidiaries. “Company Intellectual Property” includes, without limitation, Company Registrations and Company Software.”

A “Company Material Adverse Effect” means any change, effect, event, occurrence or state of facts (or any development that, insofar as can reasonably be foreseen, could reasonably be expected to result in any change, effect, event, occurrence or state of facts) that, taken alone or together with any other related or unrelated changes, effects, events, occurrences or states of facts: (1) is materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event, occurrence, state of facts or development arising from or related to (except, in the case of clauses (a), (b), (f), (g) or (i) below, to the extent disproportionately affecting the Company and the Company Subsidiaries relative to other similarly situated companies in the industries in which the Company and the Company Subsidiaries operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect) the following: (a) changes in the conditions generally of the industries in which the Company and the Company Subsidiaries operate; (b) conditions affecting the United States economy or the global economy generally or political conditions in the United States or any other country in the world; (c) acts of hostilities, war, acts of war, sabotage or terrorism (including any outbreak, escalation or general worsening of the foregoing) in the United States or any other country or region in the world, (d) any epidemic or pandemic (including continuation or escalation of the COVID-19 pandemic or orders issued by a Governmental Entity in response to the COVID-19 pandemic) in the United States or any other country or region in the world, or any escalation of the foregoing; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural or man-made disasters or acts of God in the United States or any other country or region in the world, or any escalation of the foregoing; (f) changes in the financial, credit, banking, currency or securities markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (g) changes in GAAP or other accounting standards (or the enforcement or interpretation thereof); (h) changes in the Company’s stock price or trading volume in and of themselves (it being understood that the facts or causes underlying or contributing to any such changes may be considered in determining whether a Company Material Adverse Effect has occurred); (i) changes in any Laws or Privacy Obligations (or the enforcement or interpretation thereof) after the date hereof; (j) any failure by the Company to meet, or changes to, any internal or published projections or any decline in and of itself in the market price or trading volume of the Company Common Stock (it being understood that the facts or causes underlying or contributing to any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred); (k) the negotiation, execution, delivery or announcement of this Agreement, the performance by any party hereto of its obligations hereunder, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, customers, investors, contractors, lenders, suppliers, vendors, or partners, or the identity of Parent or any of its Affiliates as the acquirer of the Company (provided that this clause (k) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties contained in Section 3.05) or the public announcement (including as to the identity of the parties hereto) or pendency of the Merger or any of the other Transactions; (l) the availability or cost of equity, debt or other financing to Parent, Sub or the Surviving Corporation; (m) any action taken, or failure to take action, which Parent has in writing requested or consented; or (n) Transaction Litigation or any demand or Legal Proceeding for appraisal or the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith; or (2) prevents the ability of the Company to consummate the Merger and the other Transactions.

“Compliant” means, with respect to the Required Information, that (a) such Required Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading, in light of the circumstances in which made, (b) the historical financial statements (excluding segment reporting or consolidating and other financial statements and data that would be required by Rules 3-05 (solely with respect to transactions entered into and disclosed prior to the date here), 3-09, 3-10 and 3-16 of Regulation S-X) included in the Required Information are sufficient to permit a registration statement on Form S-1 for the offering of non-convertible debt securities by a non-accelerated filer (or non-large accelerated filer) using such financial statements to be declared effective by the SEC, (c) any interim quarterly financial statements included in such Required Information (delivered pursuant to clause (A) of the definition thereof) have been reviewed by the Company’s independent auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722 and (d) the Company’s auditors have delivered drafts of customary comfort letters, including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements of the Company are included in the applicable offering memoranda, and such auditors have confirmed that they are prepared upon completion of customary procedures to issue any such comfort letter throughout the Marketing Period and during and throughout the period ending on the third full business day following the end of the Marketing Period, each in customary form and substance for Rule 144A offerings of high yield debt securities.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such person.

“COVID-19” means the COVID-19 pandemic, including any evolutions or mutations of the COVID-19 disease, and any further epidemics or pandemics arising therefrom.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act, as may be amended.

“Debt Financing Sources” means Bank of America, N.A. and BofA Securities, Inc. and any other entities that have committed to provide the Debt Financing (including the parties to any joinder agreements, credit agreements or other definitive agreements relating thereto) pursuant to the Debt Commitment Letters and their respective Affiliates, equityholders, members, general partners and limited partners and their and their respective Affiliates’ respective directors, officers, employees, agents, advisors and other representatives, and their successors and permitted assigns (but excluding Parent, Sub and their respective Affiliates).

“Foreign Regulatory Approvals” means either (i) Parent receives notice in writing from the Australian Treasurer or his or her delegate to the effect that there are no objections under the Foreign Acquisitions and Takeovers Act 1975 (Cth) (FATA) to the Parent consummating the Transactions, either unconditionally or subject to conditions with which the Parent is willing to comply (in its absolute discretion) or (ii) the Australian Treasurer (and each of his or her delegates) is, by reason of lapse of time, no longer empowered to make an order under FATA in respect of the Transactions.

“Government Contract” means any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar written arrangement of any kind, between the Company or any of its Subsidiaries, on the one hand, and (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor or (c) any subcontractor at any tier with respect to any contract of a type described in clauses (a) or (b) above, on the other hand. A task or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Intellectual Property Rights” means any and all of the following and any rights, title, and interest (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with the following: (i) patents and patent applications of any kind (collectively, “Patents”); (ii) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, uniform resource locators and other names and locators associated with the Internet, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (iii) copyrights in both published and unpublished works and all copyright registrations and applications (collectively, “Copyrights”) and other rights with respect to Software, databases and other compilations or collections or data or information, including registrations and applications therefor; (iv) rights under applicable trade secret Law in any information, including inventions, discoveries and invention disclosures (whether or not patented), formulae, patterns, compilations, programs (including the Source Code for any Software), devices, methods, strategies, techniques and processes, in each case that derives independent economic value, actual or potential, from not being generally known or readily ascertainable by others who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”); (v) mask work rights; (vi) rights with respect to databases and other compilations and collections of data or information (“Databases”), including registrations thereof and applications therefor; (vii) rights of privacy and publicity and moral rights; and (viii) any and all other intellectual property rights under applicable Law and any rights equivalent or similar to any of the foregoing.

“knowledge”, with respect to the Company, means the actual knowledge of the Company’s President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Strategy Officer or General Counsel; and with respect to Parent and Sub, knowledge means the actual knowledge of the persons listed on Section 9.03 of the Parent Disclosure Letter.

“Legal Proceeding” means any claim, action, hearing, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Loan Agreement” means that certain Amended and Restated Credit Agreement, dated as of February 6, 2018, by and among the Company, certain subsidiaries of the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent, as amended by Amendment No. 1 to Amended and Restated Credit Agreement, dated as of March 1, 2018, Amendment No. 2 to Amended and Restated Credit Agreement, dated as of October 15, 2019, Amendment No. 3 to Amended and Restated Credit Agreement, dated as of May 27, 2020, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Marketing Period” means the first period of seventeen (17) consecutive business days commencing upon the latest of the date (i) the quarterly financial statements for the fiscal quarter ended September 30, 2020 (delivered pursuant to clause (A) of the definition of Required Information) are received, (ii) the first day of the CFIUS review period, (iii) on which the Proxy Statement is mailed to the Company stockholders pursuant to Section 6.01 and (iv) November 9, 2020 (such date, the “Earliest Marketing Period Start Date”), and ending prior to the termination date hereof (inclusive of each day starting with the first day and through and ending with the last day of such period) in which Parent shall have the Required Information and such Required Information is Compliant (for the avoidance of doubt, if any time during the Marketing Period the Required Information provided at the commencement of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have occurred); provided, that if the Company shall in good faith reasonably believe it has provided the Required Information to Parent and that the Marketing Period has commenced, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period will be deemed to have commenced on the date of such notice unless Parent in good faith reasonably believes the Marketing Period has not commenced and within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect stating in good faith the specific items of Required Information the Company has not delivered (in which case such Required Information will be deemed to have been delivered and the Marketing Period to have commenced when such specific items have been delivered by the Company (provided that, it is understood that the delivery of such notice from Parent, or the Company’s failure to deliver a notice that the Company delivered the Required Information, in each case, will not prejudice the Company’s right to assert that the Required Information has been delivered); provided, further, that (i) the Marketing Period shall end on any earlier date on which the Debt Financing is consummated, (ii) the Marketing Period shall not commence and shall be deemed not to have commenced if prior to the completion of the Marketing Period, the financial statements included in the Required Information (delivered pursuant to clause (A) of the definition thereof) that is available to Parent on the first day of the Marketing Period would not be sufficiently current on any day during such period to satisfy the requirements of Rule 3-12 of Regulation S-X to permit a registration statement of a corporation, which is neither a large accelerated filer nor accelerated filer, using such financial statements to be declared effective by the SEC on the last day of such period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement of a corporation, which is neither a large accelerated filer nor accelerated filer, using such financial statements to be declared effective by the SEC on the last day of such new seventeen (17) consecutive business day period, and (iii) the Marketing Period shall not commence and shall be deemed not to have commenced if, prior to the completion of such seventeen (17) consecutive business day period or the three full business days after the final day of such period, (A) any auditor shall have withdrawn its audit opinion with respect to any audited financial statements included in the Required Information (delivered pursuant to clause (A) of the definition thereof), in which case the Marketing Period shall not be deemed to commence unless and until a new audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by another independent public accounting firm of recognized national standing reasonably acceptable to the Parent or (B) the Company shall have publicly announced any intention to, or determined that it must, restate any financial information or financial statements included in the Required Information or publicly announced that any such restatement is under consideration or is a possibility, in which case the Marketing Period may not commence unless and until such restatement has been completed or the Company has determined and announced that no such restatement is required in accordance with GAAP; provided, further, that November 26, 2020 and November 27, 2020 shall not constitute a business day for purposes of the Marketing Period (provided that, for the avoidance of doubt, such exclusion shall not restart the Marketing Period); provided, further, that, (i) if the Marketing Period has not ended on or prior to December 18, 2020, the Marketing Period shall not commence earlier than January 4, 2021 and (ii) if the Marketing Period has not ended on or prior to August 20, 2021, the Marketing Period shall not commence earlier than September 7, 2021.

“Offering Documents” means prospectuses, private placement memoranda, bank information memoranda, offering documents, rating agency presentations, lender presentations and other similar documents, in each case, prepared in connection with the Debt Financing and other customary marketing and syndication materials required in connection with the Debt Financing (and identifying any portion of the information set forth in any of the foregoing that would constitute material, non-public information if the Company or any parent company of the Company were a public reporting company).

“Open Source Technology” means Software or other subject matter that contains or is a derivative work (in whole or in part) of Software that is distributed as “free software” or under what is commonly referred to as an “open source” license such as (by way of example only) the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, any derivative of any of the foregoing licenses, or any other license approved as an open source license by the Open Source Initiative, including any license that requires source code to be made available in connection with any license, sublicense or distribution of such Software as a condition of the use, modification or distribution of Software subject to such license.

A “Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Sub to consummate the Merger and the other Transactions.

“Permitted Liens” means (i) Liens for Taxes that are (A) not yet due and payable or (B) being contested in good faith through appropriate proceedings, (ii) the interests of lessors and sublessors of any leased properties and other statutory Liens in favor of lessors and sublessors, (iii) easements, rights of way and other imperfections of title or encumbrances that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto, (iv) requirements and restrictions of zoning, building and other laws which are not violated by the current use or occupancy of such property, (v) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, pension programs and similar obligations, (vi) mechanics’, carriers’, workmen’s, repairer’s, warehouser’s, landlord’s, lessors’ or other similar Liens or other similar encumbrances arising out of, incurred in or otherwise related to the ordinary course of business that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto, (vii) non-exclusive licenses of Company Intellectual Property granted in the ordinary course of business and (viii) those Liens set forth on Section 9.03 of the Company Disclosure Letter.

A “Person” or “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Personal Data” means any information in any form that could be used, directly, indirectly a natural person and which is regulated or covered by any applicable Law or Privacy Obligations, and any privacy policy of the Company or any Company Subsidiary relating to the security, privacy, or Processing of personal data or personally identifiable information in any form.

“Privacy Obligations” means all applicable Laws (federal, state, international or foreign), contractual obligations, written privacy policies, notices, or terms of use of the Company and any Company Subsidiary that are related to privacy, security, data protection or Processing of Personal Data and any rules relating to the Payment Card Industry Data Security Standards, direct marketing, online behavioral adverting, e-mails, text messages or telemarketing, data localization, and contract terms relating to the protection or Processing of Personal Data, and any rules and regulations relating to privacy, data security, and data protection as well as any Law concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, or call or electronic monitoring or recording.

“Process” or “Processing” means any operation or set of operations which is performed on data, including Personal Data or sets of Personal Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Required Information” means (A) the historical financial statements identified in paragraph 4 of Exhibit D of the Debt Commitment Letter in customary form for offering memoranda used in Rule 144A offerings of high yield debt securities) and (B) such other financial and other pertinent information regarding the Company and its Subsidiaries that Parent and Sub will require for their preparation of the Offering Documents in order to satisfy the requirements under paragraph 8(b) of Exhibit D of the Debt Commitment Letter (provided that such information shall not include (1) pro forma financial statements or adjustments (other than information reasonably requested by Parent that is in the possession of the Company and its Subsidiaries and not in the possession of Parent and is necessary for Parent to produce unaudited pro forma financial statements (provided that in no event shall the Required Information be deemed to include or shall the Company otherwise be required to provide any information regarding any post-Closing or pro forma cost savings, synergies, debt or equity capitalization, ownership or other post-Closing pro forma adjustments that may be included in such pro forma financial statements), or projections, (2) a description of the Financing, including any “description of notes,” or other information customarily provided by the debt financing sources or their counsel, (3) risk factors solely relating to all or any component of the Financing, (4) stand-alone financial statements in respect of its Subsidiaries or (5) financial statements or other information (including segment reporting and consolidating and other financial statements and data) required by Rules 3-05 (solely with respect to transactions entered into and disclosed prior to the date here), 3-09, 3-10 and 3-16 of Regulation S-X and Item 402 of Regulation S-K, information regarding executive compensation related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, information required by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A).

“Security Incident” means any (a) unauthorized access, acquisition, interruption of access or other Processing (including as a result of denial-of-service or ransomware attacks), alteration or modification, loss, theft, corruption or other unauthorized Processing of Personal Data, (b) inadvertent, unauthorized or unlawful sale, or rental of Personal Data, or (c) other unauthorized access to, use of, or interruption of any IT assets.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, heuristics, models and methodologies, (ii) testing, validation, verification and quality assurance materials, (iii) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iv) descriptions, schematics, flow charts and other work product used to design, plan, organize and develop any of the foregoing, (v) all documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing, (vi) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing, and (vii) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing.

A “Subsidiary” or “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

“Technology” means any and all (i) technology, formulae, algorithms, procedures, processes, methods and methodologies, techniques, know how, ideas, creations, concepts, inventions, discoveries, improvements, and invention disclosures (whether or not patentable or reduced to practice); (ii) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (iii) customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (iv) specifications, designs, models, devices, prototypes, schematics and development tools; (v) Software, websites, user interfaces, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter or subject matter entitled to mask work protection; (vi) Databases; (vii) Internet domain names, uniform resource locators and other names and locators associated with the Internet; and (viii) information protected as Trade Secrets and other confidential or proprietary information.

A “Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with knowledge that the taking of or failure to take such act would, or would reasonably be expected to, cause a breach of this Agreement.

“Work Product” means any Technology created, authored or developed by or on behalf of the Company or any of its Subsidiaries (i) pursuant to any Contract with any of its customers and delivered (or required to be delivered) to such customer in connection with the Company’s or any of its Subsidiaries’ provision of services thereunder and (ii) which Technology the applicable customer owns (or purports to own) pursuant to such Contract.

Section 9.04. Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The preamble and the recitals set forth at the beginning of this Agreement are incorporated by reference into and made a part of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” and the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such word or phrase shall not simply mean “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or”, “any” or “either” shall not be exclusive. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or statute defined or referred to herein or in any Transaction Agreement means (a) in the case of any statute, such statute and any comparable statute that from time to time replaces such statute by succession and (b) in the case of any Contract, such Contract and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to matters disclosed in the Filed Company SEC Documents exclude any disclosures in under the captions “Risk Factors” and “Forward-Looking Statements” and any other disclosure contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature or any disclosures in the exhibits thereto. Except as otherwise provided, any information “made available” to or similarly provided to Parent by the Company or any Company Subsidiary shall include only that information which, as of 11:59 p.m., New York City time, on the day immediately prior to the date of this Agreement was contained in that certain virtual data room maintained by the Company through Ansarada to which Parent’s Representatives have been granted access. Any matter disclosed in any section of either the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed disclosed only for the purposes of the specific Sections of this Agreement to which such section relates; provided, however, that any information disclosed in one section of such disclosure letter shall be deemed to be disclosed in such other sections of such disclosure letter to which its relevance is readily apparent on the face of such information and without the need to examine underlying documentation. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to the date set forth in the preamble of this Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations among the parties and their advisors, and the parties agree that there shall not apply to this Agreement or any provision hereof any rule or presumption of interpreting this Agreement or any provision hereof against the draftsperson of this Agreement or any provision hereof. The terms “ordinary course” or “ordinary course of business” shall mean “ordinary course of business consistent with past practice”.

Section 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, “.pdf” format or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.07. Entire Agreement; No Third-Party Beneficiaries; No Recourse.

(a)               The Transaction Agreements (including the schedules and exhibits hereto), taken together with the Company Disclosure Letter, the Parent Disclosure Letter, the Debt Commitment Letters, the Equity Commitment Letters and the Guarantees, constitute the entire agreement, and supersede all prior agreements, understandings and representations, both written and oral, among the parties with respect to the Transactions.

(b)               Except the rights of (i) the Parent Related Parties set forth in Section 8.02(f) and Section 9.07(c), (ii) the Company Related Parties set forth in Section 8.02(e), (iii) after the Effective Time, the Persons benefiting from the provisions of Article II concerning payment of the Merger Consideration, Section 6.07 and Section 6.11(f) who shall be third-party beneficiaries thereof and who may enforce the covenants contained therein and (iv) the Debt Financing Sources set forth in Section 8.02(f), this Section 9.07, Section 9.08, Section 9.09, Section 9.10(a) and Section 9.11 (with respect to which each Parent Related Party or Debt Financing Source shall be a third-party beneficiary), this Agreement is not intended to confer upon any Person other than the parties any rights or remedies.

(c)               Other than with respect any Retained Claim, no recourse shall be had by the Company, any of its Affiliates or any Person purporting to claim by or through any of them or for the benefit of any of them under any theory of liability (including without limitation by attempting to pierce a corporate, limited liability company or partnership veil, by attempting to compel Parent or Sub to enforce any rights that they may have against any Person, by attempting to enforce any assessment, or by attempting to enforce any purported right at Law or in equity, whether sounding in contract, tort, statute or otherwise) against Parent, Sub or any other Parent Related Party in any way under or in connection with this Agreement, the Equity Commitment Letters, the Guarantees or any other agreement or instrument delivered in connection with this Agreement, the Equity Commitment Letters, the Guarantees, or the transactions contemplated hereby or thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise). The Company hereby covenants and agrees that it shall not, and shall cause its Affiliates not to, institute any proceeding or bring any other claim arising under, or in connection with, this Agreement, the Equity Commitment Letters, the Guarantees or the transactions contemplated thereby (whether at Law or in equity, whether sounding in contract, tort, statute or otherwise), against Parent, Sub or any Parent Related Party except for claims that the Company may assert: (i) against any Parent Related Party that is party to, and solely pursuant to the terms of, the Confidentiality Agreement; (ii) against the Investors (and their legal successors and assigns of their obligations hereunder) under, and pursuant to the terms of, the Guarantees (subject in each case to each such Investor’s Cap (as defined in such Investor’s Guarantee)); (iii) against an Investor for specific performance of such Investor’s obligations under its Equity Commitment Letter to fund its commitment thereunder, or other obligations thereunder, in accordance with and pursuant to such Equity Commitment Letter; and (iv) against Parent or Sub in accordance with and pursuant to the terms of this Agreement (the claims described in clauses (i) through (iv) collectively, the “Retained Claims”).

Section 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Notwithstanding the foregoing, the parties agree that the Debt Commitment Letter and the performance thereof by the Debt Financing Sources, and all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Financing or the performance thereof or the financings contemplated thereby, shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except as expressly set forth in the Debt Commitment Letter.

Section 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent and Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or Sub or other disposition of all or substantially all of the assets of Parent, Sub or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing; provided, however, that Parent or Sub, as applicable, may assign this Agreement to any of the Debt Financing Sources as collateral or to any of its Affiliates (provided that in any such case Parent and/or Sub, as applicable, shall remain responsible for the performance of all of its obligations hereunder). Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10. Enforcement.

(a)               The parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached, and accordingly, but subject to Section 9.10(b), the parties agree that that the parties shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions of each Transaction Agreement in the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in the event any dispute arises out of any Transaction Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by raising the defense of inconvenient forum, (d) agrees that it will not bring any action relating to any Transaction Agreement or any Transaction in any other court and (e) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF ANY TRANSACTION AGREEMENT OR ANY TRANSACTION (INCLUDING ANY LITIGATION, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION AGAINST ANY DEBT FINANCING SOURCES ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE MERGER, THE TRANSACTIONS CONTEMPLATED HEREBY, THE DEBT FINANCING, THE DEBT COMMITMENT LETTER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY). Each of the parties hereto irrevocably agrees that, subject to any available appeal rights, any decision, order, or judgment issued by such above named courts shall be binding and enforceable, and irrevocably agrees to abide by any such decision, order, or judgment. Each of the parties hereto agrees that service of process in English upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 9.02. Notwithstanding the foregoing, no party hereto, nor any of its Affiliates, will bring any claim, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof, anywhere other than in (i) any New York State court sitting in the County of New York or (ii) the United States District Court for the Southern District of New York.

(b)               Notwithstanding Section 9.10(a) or anything else to the contrary in this Agreement, it is explicitly agreed that the Company shall be entitled to enforce specifically the obligations of Parent and Sub to cause the Equity Financing to be funded and/or to consummate the Closing only in the event that (i) all conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived (by the party entitled to the benefit thereof) (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing) at the time Section 1.02 contemplated the Closing to occur, (ii) the Debt Financing has been funded or the Debt Financing Sources have confirmed in writing that the Debt Financing will be funded at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions required of it by this Agreement to cause the Closing to occur.

(c)               If a court has declined to specifically enforce the obligations of Parent and Sub (in a final, binding determination where all available appeals have been exhausted) to take all actions under this Agreement up to and including the consummation of the Closing pursuant to a claim for specific performance brought against Parent and Sub pursuant to this Section 9.10, then the sole and exclusive remedy of the Company Related Parties will be payment of the Parent Termination Fee in accordance with the terms and conditions of Section 8.02(d) together with any Collection Costs and any Financing Expenses. In addition, the Company agrees to, and to cause the Company Related Parties to, cause any action or claim pending in connection with this Agreement or any of the transactions contemplated hereby (including any action or claim related to the Equity Commitment Letters, the Debt Commitment Letters and the Guarantees) by the Company or any Company Related Party against Parent, Sub or any of their respective Affiliates to be dismissed with prejudice promptly, and in any event on or prior to the time Parent and Sub consummate the Merger pursuant to this Section 9.10. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to draw down the proceeds of the Equity Commitment Letters and consummate the Closing, on the one hand, and the payment of the Parent Termination Fee, on the other hand.

Section 9.11. Debt Financing Matters. Notwithstanding anything in this Agreement to the contrary, the Parent, Sub and the Company, on behalf of themselves, their respective Subsidiaries and each of their respective Affiliates and any other Company Related Parties hereby: (a) agrees that service of process upon the Company, its Subsidiaries, its Affiliates or other Company Related Parties in any Action shall be effective if notice is given in accordance with Section 9.02, (b) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any court permitted by this Agreement, (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letters or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (d) agrees that none of the Debt Financing Sources will have any liability to the Company or any of its Subsidiaries or Company Related Parties or any of their respective Affiliates Representatives (in each case, other than Parent or its respective Subsidiaries) relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letters or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in Law or in equity, whether in Contract or in tort or otherwise, (e) waives any rights or claims it may have against any of the Debt Financing Sources in connection with this Agreement, the Debt Financing or the Debt Commitment Letters, whether at law or equity, in Contract, in tort or otherwise, (f) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate (to the extent within control of the Company or any of its Subsidiaries or the Company Related Parties or any of their respective Affiliates or Representatives), and not to assist) any Action against any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letters or the transactions contemplated by this Agreement and (g) agrees that this Section 9.11 and the definition of “Debt Financing Sources” shall not be amended in any way adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources, not to be unreasonably withheld, conditioned or delayed.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

AUSTIN HOLDCO INC.

By	/s/ Kirti Hariharan
	Name:	Kirti Hariharan
	Title:	President

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

AUSTIN BIDCO INC.

By	/s/ Kirti Hariharan
	Name:	Kirti Hariharan
	Title:	President

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

VIRTUSA CORPORATION

By	/s/ Kris Canekeratne
	Name:	Kris Canekeratne
	Title:	Chief Executive Officer

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

SURVIVING CORPORATION

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is Virtusa Corporation.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.01 per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

1.       To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

2.       The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors.

3.       The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

4.       The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

5.       Neither any amendment or repeal of any Section of this ARTICLE VIII, nor the adoption of any provision of this Certificate inconsistent with this ARTICLE VIII, shall eliminate or reduce the effect of this ARTICLE VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Exhibit 10.1

EXECUTION COPY

VOTING AGREEMENT, dated as of September 9, 2020 (this “Agreement”), among Austin HoldCo Inc., a Delaware corporation (“Parent”), and the persons listed on Schedule A hereto (each, a “Stockholder” and collectively, the “Stockholders”).

WHEREAS Parent, Austin HoldCo Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”) and Virtusa Corporation, a Delaware corporation (the “Company”) propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Sub with and into the Company;

WHEREAS each Stockholder beneficially owns the number of shares of Company Common Stock, Company Series A Preferred Stock and other capital stock of the Company set forth opposite such Stockholder’s name on Schedule A hereto (such shares of Company Common Stock, Company Series A Preferred Stock and other capital stock of the Company, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that the Stockholders enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.  Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent (only as to such Stockholder and not any other Stockholder) as follows:

(a)      Authority; Execution and Deliver; Enforceability. The Stockholder has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder. The Stockholder has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to such enforceability potentially being limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally. The execution and delivery by the Stockholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Stockholder under, any provision of any Contract to which the Stockholder is a party or by which any properties or assets of the Stockholder are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Action, Judgment or applicable Law applicable to the Stockholder or the properties or assets of the Stockholder. If the Stockholder is a natural person who is married and resides in a community property state, then such Stockholder’s spouse has executed and delivered to Parent a spousal consent in the form of Annex I hereto concurrent with the execution and delivery hereof.

1

(b)     No consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(c)     The Subject Shares. The Stockholder is the record and beneficial owner of and has good and marketable title to, the Subject Shares, free and clear of any Liens other than restrictions on transfer under applicable state and federal securities laws. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement.

(d)     Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Stockholder.

(e)      Merger Agreement. The Stockholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

Section 2.  Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows: Parent has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. Parent has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to such enforceability potentially being limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of any Contract to which Parent is a party or by which any properties or assets of Parent are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Action, Judgment or applicable Law applicable to Parent or the properties or assets of Parent. No consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports by Parent under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

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Section 3.  Agreement to Vote; Other Covenants of the Stockholders. Each Stockholder covenants and agrees as follows:

(a) Agreement to Vote.

(1)      In Favor of Merger. At any meeting of the stockholders of the Company called to seek the Company Stockholder Approval, or at any adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, any other Transaction Agreement, the Merger, or any other Transaction is sought, the Stockholder (i) shall, if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum and respond to each request by Parent or the Company for written consent, if any, and (ii) shall vote or cause to be voted (and with respect to the Company Series A Preferred Stock, on an as-converted basis) (including by written consent, if applicable) the Subject Shares in favor of granting the Company Stockholder Approval.

(2)      Against Other Transactions. At any meeting of stockholders of the Company or at any postponement or adjournment thereof, or in connection with any written consent of the stockholders of the Company or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) (and with respect to the Company Series A Preferred Stock, on an as-converted basis) the Subject Shares against (including by withholding written consent, if applicable) (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, (ii) any Acquisition Proposal, (iii) any election of directors of the Company (other than the election of directors proposed by the Company as part of “management’s slate” in the Company’s own proxy statement) or any other matters proposed by a third party in a proxy solicitation and (iv) any amendment of the Company Charter or the Company Bylaws or other proposal or transaction involving the Company or any Company Subsidiary, which amendment or other proposal or transaction would be reasonably likely to in any manner impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by the Company of, prevent or nullify any provision of the Merger Agreement or any other Transaction Agreement, the Merger, or any other Transaction or change in any manner the voting rights of any class of Company Capital Stock. The Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

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(3)      Revoke Other Proxies. The Stockholder represents that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies are hereby revoked.

(4)      Irrevocable Proxy. The Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as the Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares in a manner consistent with this Section 3(a). The Stockholder understands and acknowledges that Parent is entering into and causing Sub to enter into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3(a)(4) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement. Upon delivery of written request to do so by Parent, such Stockholder shall as promptly as practicable execute and deliver to Parent a separate written instrument or proxy that embodies the terms of the irrevocable proxy set forth in this Section 3(a)(4).

(b)     Conversion of Preferred Stock. To the extent the Stockholder holds any shares of Company Series A Preferred Stock, the Stockholder shall submit all of its shares of Company Series A Preferred Stock for conversion into shares of Company Common Stock in accordance with Section 6 of the Certificate of Powers, Designations, Preferences and Rights of such Company Series A Preferred Stock (the “Preferred Stock Certificate of Designation”), with such conversion to only become effective immediately prior to the Effective Time in connection with the consummation of the Merger (which conversion, for the avoidance of doubt, shall be “in connection with” a Make-Whole Fundamental Change (as such terms are used and defined in the Preferred Stock Certificate of Designation), at the then applicable Conversion Rate (as defined in the Preferred Stock Certificate of Designation), including any increase to the Conversion Rate pursuant to Section 6(i) of the Preferred Stock Certificate of Designation. The Stockholder shall not submit any shares of Company Series A Preferred Stock for conversion into shares of Company Common Stock at any other time other than as set forth in this Section 3(b). The Stockholder and the Company agree that, if the Merger Agreement shall have been validly terminated in accordance with its terms, (a) the election to convert shall be deemed to be automatically validly withdrawn and the conversion shall not occur, and (b) the Company shall, and shall cause the Conversion Agent (as defined in the Certificate of Designation) to, promptly return to the Stockholder all shares of Company Preferred Stock surrendered in connection with the conversion. To the extent the Stockholder holds any shares of Company Series A Preferred Stock, the Stockholder hereby acknowledges and agrees that, in accordance with Section 5(b) of the Preferred Stock Certificate of Designation, the holders of the Company Series A Preferred Stock shall not be entitled to vote as a separate class with respect to the consummation of the transactions contemplated by the Merger Agreement, but shall vote together as one class with the shares of Company Common Stock (with each outstanding share of Company Series A Preferred Stock entitled to cast the number of votes equal to the number of whole shares of Company Common Stock into which such share of Company Series A Preferred Stock is convertible as of the record date for determining stockholders entitled to vote at the Company Stockholder Meeting).

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(c)      No Transfer. Other than pursuant to this Agreement, the Stockholder shall not, directly or indirectly, (i) sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person other than pursuant to the Merger, (ii) grant any proxies (other than as set forth in this Agreement) or enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, (iii) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying the Stockholder from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void. Notwithstanding the foregoing, the Stockholder may make (1) transfers by will or by community property laws or other transfers for estate-planning purposes, subject to the transferee executing and delivering a voting agreement substantially identical to this Agreement to Parent prior to such transfer, in which case this Agreement shall bind the transferee, (2) with respect to the Stockholder’s Company Stock Options which expire on or prior to the termination of this Agreement, transfers, sale, or other disposition of Subject Shares to the Company as payment for the (i) exercise price of the Stockholder’s Company Stock Options and (ii) taxes applicable to the exercise of such Stockholder’s Company Stock Options, (3) with respect to the Stockholder’s Company RSU Awards, (i) transfers for the net settlement of Stockholder’s Company RSU Awards settled in Subject Shares (to pay any tax withholding obligations) or (ii) transfers for receipt upon settlement of such Stockholder’s Company RSU Awards, and the sale of a sufficient number of such Subject Shares acquired upon settlement of such securities as would generate sales proceeds sufficient to pay the aggregate taxes payable by the Stockholder as a result of such settlement, (4) if the Stockholder is a partnership or limited liability company, a transfer to one or more partners or members of Stockholder or to an Affiliated corporation, trust or other Person under common control with the Stockholder, or if the Stockholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has executed and delivered a voting agreement substantially identical to this Agreement to Parent prior to such transfer and (5) transfers, sales or other dispositions as Parent may otherwise agree in writing in its sole discretion. If any voluntary or involuntary transfer of any Subject Shares covered hereby shall occur (including a transfer or disposition permitted by the foregoing sentence, sale by the Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Stockholder and has not executed a counterpart hereof or joinder hereto.

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(d)      No Solicitation. The Stockholder shall not, and shall cause any officer, director or employee of, or any investment banker, attorney or other adviser or representative of, the Stockholder not to, directly or indirectly (i) solicit, initiate or encourage the submission of, any Acquisition Proposal, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into any Acquisition Agreement with respect to any Acquisition Proposal or (iii) enter into, participate in or continue any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with or facilitate or enable any Acquisition Proposal.

(e)      Waiver of Appraisal Rights. The Stockholder hereby irrevocably waives, and agrees not to exercise or assert, any appraisal rights under Section 262 of the DGCL and any other similar statute in connection with the Merger.

(f)       No Inconsistent Actions or Statements. The Stockholder shall not, and shall cause its Affiliates not to (i) make any Acquisition Proposal or (ii) issue any press release or make any other public statement with respect to the Merger Agreement, the Merger any other Transaction Agreement or Transaction, without the prior consent of Parent, except in the case of this clause (ii) as may be required by applicable Law.

(g)      Disclosure in Proxy Statement. The Stockholder consents and authorizes Parent and the Company to publish and disclose in the Proxy Statement and all documents filed with the SEC in connection with the Merger Agreement its identity and beneficial ownership of the Subject Shares and the nature of its obligations under this Voting Agreement.

(h)     Notification of Acquisition of Additional Shares. At all times during the period commencing with the execution and delivery of this Agreement and continuing until termination hereof, the Stockholder shall promptly notify Parent of the number of any additional shares of Company Common Stock, Company Series A Preferred Stock or other capital stock of the Company and the number and type of any other voting securities of the Company acquired by such Stockholder, if any, after the date hereof and promptly deliver to Parent an updated Schedule A including such Subject Shares. In the event of a stock dividend or distribution, or any change in any of the Company Common Stock, Company Series A Preferred Stock or other capital stock of the Company by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the terms “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged.

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Section 4.  Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time, (ii) upon the termination of the Merger Agreement in accordance with its terms or (iii) the mutual written agreement of the parties to terminate this Agreement, other than with respect to the liability of any party for breach hereof prior to such termination. The Stockholder may terminate this Agreement upon the entry by the Company without the prior written consent of the Stockholder into any amendment, waiver or modification of the Merger Agreement that results in (i) a change to the form of consideration to be paid thereunder or (ii) a decrease in the Merger Consideration.

Section 5.  Additional Matters. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

Section 6.  General Provisions.

(a)      Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto, provided that this Agreement may be amended, and any provision hereof may be waived, with respect to any Stockholder by an instrument in writing signed by Parent and such Stockholder, without the consent of any other party.

(b)      Capacity as Stockholder. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in such Stockholder’s capacity as a director, officer or employee of the Company or any of the Company Subsidiaries or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust, if applicable. Nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of the Company in the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement solely in his or her capacity as a director and/or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

(c)      Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 9.02 of the Merger Agreement and to each Stockholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

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(d)      Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The preamble and the recitals set forth at the beginning of this Agreement are incorporated by reference and made a part of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The word “extent” and the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such word or phrase shall not simply mean “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The terms “or”, “any” or “either” are not exclusive.

(e)      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(f)      Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against Parent when one or more counterparts have been signed by Parent and delivered to each Stockholder. This Agreement shall become effective against each Stockholder when one or more counterparts have been executed by such Stockholder and delivered to Parent. Each party need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, “.pdf” format or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

(g)      No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between Parent and any Stockholder unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover Laws and regulations and any applicable provision of the certificate of incorporation of the Company, the Merger Agreement and the Transactions, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by Parent and such Stockholder.

(h)      Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements, understandings and representations, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights (except the rights conferred upon those persons specified as proxies pursuant to Section 3(a)(4)) or remedies hereunder.

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(i)       Governing Law. This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws principles of such State.

(j)      Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Parent without the prior written consent of each Stockholder or by any Stockholder without the prior written consent of Parent, and any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(k)      Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (d) agrees that it will not bring any action relating to this Agreement or any Transaction in any other court and (e) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 7.  Other Matters. The Stockholder specifically identified on Schedule B hereto hereby agrees to take the actions specified therein.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

[Name of Parent]

By
Name:
Title:

[Name of Stockholder]

By
Name:
Title:

[Name of Stockholder]

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SCHEDULE A

Name and Address of Stockholder	Total Shares of Common Stock Owned	Total Shares of Series A Preferred Stock Owned

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ANNEX I

Spousal Consent

The undersigned represents and warrants that the undersigned is the spouse of:

Name of Stockholder

and that the undersigned is familiar with the terms of the Voting Agreement (the “Agreement”), dated as of September 9, 2020, among Austin HoldCo Inc., a Delaware corporation (“Parent”), the undersigned’s spouse, and any other parties signatory thereto. The undersigned hereby agrees that the interest of the undersigned’s spouse in all property which is the subject of the Agreement shall be irrevocably bound by the terms of the Agreement and by any amendment, modification, waiver or termination signed by the undersigned’s spouse. The undersigned further agrees that the undersigned’s community property interest or quasi community property interest in all property which is the subject of the Agreement shall be irrevocably bound by the terms of the Agreement, and that the Agreement shall be binding on the executors, administrators, heirs and assigns of the undersigned. The undersigned further authorizes the undersigned’s spouse to amend, modify or terminate the Agreement, or waive any rights thereunder, and that each such amendment, modification, waiver or termination signed by the undersigned’s spouse shall be binding on the community property interest or quasi community property interest of undersigned in all property which is the subject of the Agreement and on the executors, administrators, heirs and assigns of the undersigned, each as fully as if the undersigned had signed such amendment, modification, waiver or termination.

Dated: September 9, 2020

Name:

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